Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260687

PROSPECTUS

NEXTNAV INC.

13,320,133 Shares of Common Stock issuable upon exercise of Warrants

95,816,105 Shares of Common Stock held by certain Selling Securityholders

9,000,000 Warrants to Purchase Common Stock

This prospectus relates to (A) the issuance by us of up to 13,320,133 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants to purchase our Common Stock (each, a “Warrant”) held by affiliates of Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”) and AT&T Investment & Tower Holdings, LLC (“AT&T”) and (B) the resale, from time to time, of up to an aggregate of (i) 95,816,105 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), which includes the Warrant Shares, 20,500,000 shares of Common Stock (the “PIPE Shares”) held by the PIPE Investors (as such term is defined in this prospectus) and 61,851,042 shares of our Common Stock (“Affiliate Shares”) held by the NN Affiliates, including Sponsor and its affiliates, and (ii) 9,000,000 Warrants (“Registered Warrants”), of which 8,104,244 private placement warrants and 250,000 public warrants are held by affiliates of the Sponsor and 645,756 are held by B. Riley (each of the Sponsor, B. Riley, AT&T, the PIPE Investors and the NN Affiliates, a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The Warrant Shares, the PIPE Shares and the Affiliate Shares together are referred to herein as the “Shares.” The Registered Warrants and the Shares together are referred to herein as the “Registered Securities.”

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the Registered Securities. More specific terms of any Registered Securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

Of the shares of Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, 74,566,105 of those shares are subject to certain restrictions as identified in the section entitled “Description of Securities.”

We will not receive any proceeds from the sale of shares of Common Stock or Registered Warrants by the Selling Securityholders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We have agreed to pay the legal, accounting, printing and other expenses related to the registration of the sale of securities pursuant to this prospectus.

Our Common Stock and Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NN” and “NNAVW,” respectively. On November 19, 2021, the closing sale prices of our Common Stock and Warrants as reported on Nasdaq were $8.02 and $1.39, respectively.

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We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7. You should carefully consider these risk factors, as well as other information contained in this prospectus, before making an investment decision. You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is November 22, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Securityholders of the Registered Securities. This prospectus also relates to the issuance by us of the Warrant Shares. We will not receive any proceeds from the sale of the Warrant Shares, except with respect to amounts received by us upon exercise of the Warrants for cash.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described herein under the section entitled “Where You Can Find More Information.”

Any prospectus supplement or post-effective amendment to the registration statement that we file may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor the Selling Securityholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•        expectations regarding our strategies and future financial performance, including our future business plans or objectives, expected functionality of our geolocation services, anticipated timing and level of deployment of our services, anticipated demand and acceptance of our services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•        factors relating to our future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects and plans;

•        projections of market growth and size, including the level of market acceptance for our services;

•        our ability to adequately protect key intellectual property rights or proprietary technology;

•        our ability to maintain adequate operational financial resources or raise additional capital or generate sufficient cash flows;

•        our ability to develop and maintain effective internal controls;

•        our success in recruiting and/or retaining officers, key employees or directors;

•        expansion plans and opportunities;

•        costs related to being a public company;

•        our ability to maintain the listing of our securities on Nasdaq;

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        other factors detailed herein, including those described under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our products and services relative to our competitors, are based on estimates by our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information based on research, industry and general publications, including surveys and studies conducted by third parties. Industry publications, surveys and studies generally state that they have been obtained from sources believed to be reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified all data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that we have a leading market share, expertise or thought leadership position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products or services, which products or services may be either part of larger overall markets or markets that include other types of products and services. Assumptions and estimates regarding our current and future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors — Risks Related to Our Business.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus may contain some trademarks, service marks and trade names of the Company or of third parties. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

FREQUENTLY USED TERMS

On October 28, 2021, NextNav Inc. (formerly known as Spartacus Acquisition Shelf Corp.) consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of June 9, 2021 (the “Merger Agreement”), by and among us, Spartacus, NextNav Holdings, LLC and the other parties thereto. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to former NextNav or Spartacus, as the context suggests, prior to the Business Combination, and to NextNav Inc. (f/k/a Spartacus Acquisition Shelf Corp.) and its consolidated subsidiaries following the Business Combination.

Furthermore, in this prospectus:

“Board” means the board of directors of NextNav Inc.

“Business Combination” or “business combination” means the Transactions contemplated by the Merger Agreement and related agreements.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holdings” or “former NextNav” means NextNav Holdings, LLC, a Delaware limited liability company and its operating subsidiaries, including NextNav, LLC, a Delaware limited liability company.

“Nasdaq” means The Nasdaq Capital Market.

“PIPE Financing” means the issuance and sale of 20.5 million PIPE Shares at a purchase price of $10.00 per share for aggregate gross proceeds of $205.0 million in a private placement to the PIPE Investors pursuant to the Subscription Agreement.

“PIPE Investors” means the institutional accredited investors and qualified institutional buyers who entered into the Subscription Agreements for the PIPE Financing.

“PIPE Shares” means the shares of Common Stock that are issued in the PIPE Financing.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spartacus” means Spartacus Acquisition Corporation, a Delaware corporation.

“Sponsor” means Spartacus Sponsor LLC, a Delaware limited liability company.

“Subscription Agreement” means the Subscription Agreement, dated June 9, 2021, entered into among the Company, NextNav and each of the PIPE Investors for the PIPE Financing.

“Transactions” means the Mergers and the other transactions contemplated by the Merger Agreement.

“Transfer” or “transferring” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision regarding our securities, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and related notes appearing elsewhere in this prospectus.

Our Business

We are the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based global positioning system (“GPS”). The impact of GPS on the U.S. economy is approaching $1 trillion annually, according to a NextNav extrapolation of data from a National Institute of Standards and Technology (“NIST”) sponsored study conducted by RTI International (“RTI”). Based on the increasing reliance on PNT across many facets of the global economy, the world increasingly requires more accurate and resilient PNT capabilities. Higher performance will continue to expand the reach and value of PNT solutions, while resilience is essential to protect the vast economic activity that is reliant on GPS. We are targeting a global addressable market that is greater than $100 billion.

We currently deliver differentiated PNT solutions through our network-based Pinnacle and TerraPoiNT solutions. Our Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. This service enables full 3D location at national scale for the first time. Public safety, autonomous vehicles, electric vertical takeoff and landing vehicles (“eVTOLs”), unmanned aerial vehicles (“UAVs”), and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where a customer is standing and game developers need precise 3D location data to deliver next generation augmented reality experiences.

In early 2021, we launched our Pinnacle service in approximately 4,400 cities and towns in the United States, covering over 90% of commercial properties with structures that exceed three stories. The Pinnacle network is being used for public safety by FirstNet®, built with AT&T, the first high-speed, nationwide wireless broadband network dedicated to public safety, as well as by a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of customers using our existing Pinnacle network will support material revenue growth over the coming years.

NextNav’s TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS, namely a faint, unencrypted signal, which is often unavailable indoors, distorted in urban areas and vulnerable to both jamming and spoofing. TerraPoiNT overcomes these limitations through a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. Unlike GPS, the TerraPoiNT signal can be reliably received indoors and in urban areas, is difficult to jam, and is difficult to spoof. Further, the TerraPoiNT signal embeds Pinnacle information to provide a full 3D solution. In addition, TerraPoiNT provides redundancy for GPS, which is essential due to the economy’s reliance on GPS for location and precision timing. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS could be catastrophic, and there is no comprehensive, terrestrial backup that is widely deployed today. TerraPoiNT received the highest scores in testing by the U.S. Department of Transportation reported in 2021 regarding potential PNT backup solutions, in each category tested.

As of November 2021, TerraPoiNT is initially deployed, with metro-wide service in San Francisco and service available in 51 total markets nationally. It is also in use by the National Aeronautics and Space Administration (“NASA”) at their Langley Research Center for drone operations research.

Since the inception of NextNav, LLC in 2007, we have secured valuable licenses for a contiguous 8 MHz band of 900 MHz spectrum covering approximately 93% of the U.S. population, filed over 100 patents related to our systems and services, and standardized our TerraPoiNT technology in 3GPP, the global telecommunications standards-setting body.

We believe our unique approach to PNT, relying on terrestrial infrastructure deployed at existing wireless tower or antenna locations, provides an unrivaled quality-of-service and would be difficult to replicate.

Our Strategy

We operate primarily as a facilities-based service provider. Our target customers are predominately businesses, including applications developers, and adjacent businesses selling location-based products and systems to end users. We deploy sensor and broadcast network capabilities, and licenses access to our customers for the data generated by our networks. The key elements of NextNav’s strategy include:

•        Ensure 3D Location is Market Standard.    Our PNT services offer improved accuracy, resiliency and service availability compared to GPS-based services. NextNav has developed its services to be easily integrated into applications, and sold to end users either as part of a standalone application, or for intermediate services used as part of a system or application (e.g., software development kits (“SDK”) based products for mass-market apps, or the NASA drone system used as part of their aircraft systems). Our pricing plans are designed to encourage usage and adoption, and are tailored to the use case and business operations of our customers. Given the increasing importance of geolocation services to society and economy, we believe that our offerings should become the new standard in geolocation.

•        Commercialize TerraPoiNT.    We anticipate that the expanded availability of our TerraPoiNT system will provide enhanced value to existing customers and open new verticals. We have entered into agreements related to the commercialization of TerraPoiNT in the burgeoning urban air mobility space, and are working with the U.S. Department of Transportation, U.S. Department of Homeland Security and the U.S. Congress to assess the suitability of TerraPoiNT as a national backup capability to GPS. We also anticipate enterprise, IOT and critical infrastructure customers for TerraPoiNT, especially those that require either timing or dynamic navigation capabilities, or reliable urban and indoor reception of its signal. This includes industries such as transportation and telecommunications, which rely on position, navigation and timing to provide service and sectors such as the electrical grid which require timing — nearly every segment of the U.S. economy, most of which rely on GPS or GPS-derived services in one form or another.

•        Enable a Suite of Complementary Products.    As the first to market with a scalable 3D location service, we provide or partner with companies to deliver products and services that are adjacent to our basic location service. Our first product supporting 3D location is our altimeter software bundled with our SDK that enables a quick reference to a user’s relative height. We anticipate building additional tools and capabilities to improve access and usability to application developers to both accelerate adoption and the use of full 3D location.

•        Enhance Adoption, Distribution and Scale with Strategic Partners.    We launched our services after securing our strategic agreement with AT&T to deploy the Pinnacle altitude network and to begin offering services to public safety customers. This relationship provided us with a platform to offer a nationwide service capability and to deliver a crucial situational awareness capability to public safety customers as part of AT&T’s FirstNet® operations. Our public safety presence is supported by our own marketing, awareness built through AT&T’s marketing campaigns and its presence on the FirstNet® API Catalog.

We have also received a Mega Grant from Epic Games to build a plug-in for its software to run with the Unreal Engine. Separately, we have joined the Amazon AWS Partner Program, providing potential access to up to 2 million AWS customers, and plan to join the AWS Marketplace to broaden the distribution of our capabilities directly through Amazon. Through our relationship with Gimbal, our services may be distributed to up to 1,800 mobile applications as part of Gimbal’s service platform. These business relationships are important components to the expansion of our business, and illustrative of our strategy to achieve distribution scale for our products and services.

•        Global Expansion.    In pursuit of our vision for our services to form the standard for global PNT, we have commenced distribution of our services outside of the United States. We are focused on working with partners that can bring local scale as well as access to local authorities responsible for spectrum allocation and national critical infrastructure. Our joint venture in Japan, MetCom, backed by Sony and

Kyocera, is emblematic of this approach. MetCom has access to significant local facilities to host our Pinnacle and TerraPoiNT infrastructure, and has secured initial access to the required spectrum resources from the Japanese government for TerraPoiNT operations. We are also in discussions with multiple parties in Europe and the Middle East about bringing our services to those geographic areas.

Business Combination

On October 28, 2021, we consummated the previously announced business combination pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 2021, by and among us, Spartacus Acquisition Corporation, a Delaware special purpose acquisition company (“Spartacus”), NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”) and the other parties thereto (the “Business Combination”). As a result of the Business Combination, certain blocker entities formed by Holdings equity holders, Holdings and the various operating subsidiaries of Holdings became our wholly owned subsidiaries, with the equity holders of each of such blocker entities and Holdings and Spartacus’ stockholders becoming our stockholders. In connection with the Business Combination, we changed our name to NextNav Inc. and the Nasdaq ticker symbols for our Common Stock and warrants to “NN” and “NNAVW,” respectively.

Summary of Risk Factors

There are a number of risks related to our business and investing in our Common Stock and Warrants that you should consider before deciding to invest. You should carefully consider all of the information presented in the section entitled “Risk Factors” in this prospectus. Some of the principal risks related to our business include the following:

•        Our expectation that we will incur losses for the foreseeable future and the possibility that we may not be able to achieve or maintain profitability;

•        The potential for adoption of Pinnacle z-axis to be delayed by our potential customers’ unfamiliarity with 3D position, a lack of ecosystem support, and/or other factors;

•        The intense competitive nature of our market, especially from competitors that offer their location services for free, which could make it difficult for us to acquire and retain customers and end users;

•        Our dependence on third parties, including AT&T;

•        Our reliance on a limited number of key vendors for timely supply of components or services for our service offerings;

•        The risk that access to radio spectrum, which we rely on to provide certain of our location services, is not a certainty;

•        The possibility that we will not be able to secure ongoing renewals of our LMS licenses, which are subject to renewal by the FCC; and

•        The impact of the extensive and evolving government laws and regulations with which we must comply.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts “emerging growth companies,” as defined in Section 2(a)(19) of the Securities Act, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC and will remain a smaller reporting company while we have determined that either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including many of the same exemptions from disclosure requirements as those that are available to emerging growth companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Company History and Corporate Information

We were incorporated under the laws of the State of Delaware in May 2021 under the name “Spartacus Acquisition Shelf Corp.” by Spartacus Acquisition Corporation, a Delaware special purpose acquisition company, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets. On October 28, 2021, in connection with the closing of the Business Combination, we changed our name to “NextNav Inc.”

Our principal executive office is located at 1775 Tysons Blvd., 5th Floor, McLean, VA 22102. Our telephone number is (800) 775-0982, and our website address is www.nextnav.com. Information contained on, or accessible through, our website is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Our operating subsidiary, NextNav, LLC, was formed in October 2007 under the laws of the State of Delaware. In connection with the Business Combination, the various operating subsidiaries of NextNav Holdings, LLC became our wholly owned subsidiaries.

THE OFFERING

Issuer	NextNav Inc.
Securities of Common Stock to be issued upon exercise of the Warrants	13,320,133 shares.
Securities being offered by the Selling Securityholders

Up to 95,816,105 shares of our Common Stock, consisting of (i) 8,104,244 shares of Common Stock issuable upon exercise of private placement warrants that were purchased by Sponsor and distributed to its affiliates and 250,000 shares of Common Stock issuable upon exercise of public warrants that were purchased by an affiliate of Sponsor, (ii) 645,756 shares of Common Stock issuable upon exercise of private placement warrants that were purchased by B. Riley, (iii) 4,320,133 shares of Common Stock issuable upon exercise of a private placement warrant that AT&T received in exchange for warrants it held in the pre-business combination company, (iv) 20,500,000 shares of Common Stock currently held by the PIPE Investors and (v) 61,995,972 shares of Common Stock currently held by the NN Affiliates.

Up to 9,000,000 warrants to purchase shares of our Common Stock, consisting of (i) (A) 8,104,244 shares of Common Stock issuable upon exercise of private placement warrants and (B) 250,000 public warrants held by Sponsor and its affiliates and (ii) 645,756 private placement warrants held by B. Riley.

Offering price

The Selling Securityholders may offer, sell or distribute all or a portion of the Registered Securities either through public or private transactions at prevailing market rates or at negotiated prices. See the section entitled “Plan of Distribution.”

Common Stock outstanding before this offering	95,475,334 shares (as of November 12, 2021).
Warrants outstanding before this offering	23,070,133 warrants to purchase shares of our Common Stock.
Common Stock outstanding after this offering	118,545,467 shares (assumes all of the warrants are exercised in full).
Terms of offering	The Selling Securityholders will determine when and how they sell their respective Registered Securities offered in this prospectus. See the section entitled “Plan of Distribution.”
Use of proceeds

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders. However, we will receive the proceeds from the Selling Securityholders’ exercise of the Warrants on a cash basis, if any. To the extent the warrants are exercised on a “cashless” basis, we will receive no proceeds. We have agreed to bear the expenses relating to the registration of the Registered Securities. See the section entitled “Use of Proceeds.”

Risk factors	You should read the section entitled “Risk Factors” and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

The Nasdaq Capital Market symbol — Common Stock	“NN”
The Nasdaq Capital Market symbol — warrants	“NNAVW”

The number of shares of Common Stock to be outstanding after this offering is based on 95,475,334 shares of Common Stock outstanding as of November 12, 2021, and excludes:

•        1,968,861 shares of Common Stock issuable upon the exercise of vested options under the 2011 Unit Option and Profits Interest Plan with a weighted average exercise price of $0.38 per share;

•        18,750,000 shares of Common Stock issuable upon the exercise of the warrants at a price of $11.50 per share;

•        4,230,133 shares of Common Stock issuable upon the exercise of the warrants at a price of $0.01 per share;

•        12,818,902 shares of Common Stock reserved for future issuance under the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and 1,000,000 shares of Common Stock reserved for future issuance under the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); and

•        2,741,920 shares of Common Stock underlying restricted stock units to be granted under the Omnibus Plan pursuant to the Merger Agreement as a transaction grant after the consummation of the Business Combination.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our securities. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in connection with the financial statements and notes to the financial statements contained elsewhere in this prospectus. You should consult your own financial and legal advisors as to the risks entailed by an investment in our securities and the suitability of investing in our securities in light of your particular circumstances. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Business and the Industry

The effects of the ongoing COVID-19 pandemic have had and could continue to have material adverse impacts on our business, results of operations, cash flows, and financial position.

In March 2020, the World Health Organization declared COVID-19 a pandemic. For more than a year, the COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. Given the continued unpredictability pertaining to the COVID-19 pandemic and the corresponding government restrictions and customer behavior, the impact on our business continues to be uncertain and depends on a number of evolving factors that we may not be able to predict or effectively respond to.

The ongoing COVID-19 pandemic has had, and could continue to have, a delaying effect on our services, our customers and service adoption. We have experienced delays in complying with the build-out requirements imposed by the Federal Communications Commission (“FCC”) with respect to its Location and Monitoring Service (“LMS”) licenses due to distribution delays related to the COVID-19 pandemic. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. We may also continue to experience an increase in the cost of raw materials. In addition, a significant customer of ours has secured from the FCC a limited waiver of the FCC’s rules requiring nationwide commercial mobile radio service (“CMRS”) providers to deploy dispatchable location or z-axis technology in each of the top 25 cellular market areas (“CMAs”) by April 3, 2021 in part due to the ongoing COVID-19 pandemic. Further, any resurgence of COVID-19 may slow down NextNav’s customer adoption and deployment of the TerraPoiNT network.

In addition, we have implemented remote working protocols and offered work-issued devices to employees as a result of government guidelines and internal policies that have been put in place in response to the COVID-19 pandemic. The actions of our employees while working remotely may have a greater effect on the security of our systems and the personal data we process, including by increasing the risk of compromise to our systems or data arising from employees’ combined personal and private use of devices, accessing our systems or data using wireless networks that we do not control, or the ability to transmit or store company-controlled data outside of our secured network.

The COVID-19 pandemic has also resulted in ongoing volatility in the financial and capital markets. If our access to capital is restricted or associated borrowing costs increase as a result of developments in financial markets relating to the COVID-19 pandemic, our operations and financial condition could be adversely impacted. Any future delays as a result of COVID-19 would delay our ability to roll-out its services, which would negatively impact our business.

Holdings has incurred significant losses since inception. We expect to incur losses in the future and may not be able to achieve or maintain profitability.

Holdings has incurred significant losses since inception and until the second quarter of 2021 had not widely commercially sold its solutions. For the nine months ended September 30, 2021 and 2020, Holdings incurred net losses of $98.5 million and $23.4 million, respectively, and for the years ended December 31, 2020 and 2019, Holdings incurred net losses of $137.3 million and $18.3 million, respectively. Further, its TerraPoiNT services are only operating in limited commercial deployment with the U.S. government. As a result, our losses are expected to continue and we may not achieve profitability when expected, or at all. Even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase over the next several years as we scale our operations, increase research and development efforts relating to new offerings and technologies, hire more employees, and operate as a public company. These efforts may be more costly than we expect and may not result in meaningful revenue or growth in our business. Any failure to initiate and increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. If our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have been focused on developing the next generation of geolocation services utilizing vertical (z-axis) location services and in order for us to be profitable, our services require substantial adoption across disparate industries. We have only recently begun to commercially market our services, so it is difficult, in consideration of our limited operating history, to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

•        forecast our revenue and budget for and manage our expenses;

•        attract new customers and retain existing customers;

•        effectively manage our growth and business operations, including planning for and managing capital expenditures for our current and future infrastructure, and managing our supply chain and supplier relationships related to our services;

•        effectively manage our spending on sales and marketing in order to address a disparate set of industries;

•        comply with existing and new or modified laws and regulations applicable to our business;

•        anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

•        maintain and enhance the value of our reputation and brand;

•        develop and protect intellectual property; and

•        hire, integrate and retain talented people at all levels of its organization.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because NextNav has limited historical financial data and operates in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed market. Forecasting the revenue potential of NextNav’s services is made more difficult by the fact that legacy location technologies, such as GPS, were developed by the federal government and made available to commercial users without charge. As a result, one of the adoption hurdles that must be overcome is convincing enterprise customers that the additional accuracy and security made available by our services justifies paying for them. NextNav has encountered in the past, and we will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Pinnacle z-axis is a brand new capability, and adoption may be delayed by our potential customers’ unfamiliarity with 3D position, a lack of ecosystem support (e.g., specific device sensors, 3D routing) and/or other factors.

We do not sell our Pinnacle z-axis solutions directly to end users. Instead, we provide location technology that integrates with devices and applications that are created or distributed by third parties. Accordingly, our future growth significantly depends on third parties choosing to incorporate our technology into smartphone devices, applications and other new device types and markets, such as the Internet of Things, eVTOLs, UAVs and other markets that utilize location. NextNav also depends on our customers, resellers and licensees to develop products and services with value-added features to drive sales and demand. Because GPS has been viewed in the marketplace as a reliable geolocation service provided for free to end users, NextNav’s customers may not see a business need to integrate our solutions into our devices and applications. Despite efforts to educate customers about the need for z-axis geolocation services, there can be no assurance that such efforts will be successful and as a result, a market for our solutions may not be created.

The majority of our business plan depends on selling services that must be licensed and integrated into our customers’ platforms for sales to end users, and NextNav typically only generates revenue from the arrangements when end users access those third-party platforms and utilize NextNav’s services.

Our business plans are dependent in part on the sale of location services to our customers, which are third-party developers who use NextNav’s services to create applications for use in mobile devices, on vehicles and in other platforms. For these types of contracts, we recognize revenue when end users access and use our customers’ applications. Contracts of this type do not contain purchase commitments and our limited operating history makes estimating the future variable volume and revenue associated with these contracts difficult. If our customers take longer than expected to integrate our services into their applications or are unable to sell their applications in the volumes or timeframes we expect, then the use of our services by end users and the related recognition of revenue could be delayed or may never occur.

We face intense competition in our market, especially from competitors that offer their location services for free, which could make it difficult for us to acquire and retain customers and end users.

The market for development, distribution and sale of location services is highly competitive. Many of our competitors have strong name recognition, sizable customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than we do. These competitors often offer competing services for free and have the financial capabilities to continue to improve upon their location services offering without charging a fee. Certain of our competitors are already vying for market share in the 3D location space through their participation in a federal regulatory proceeding involving the FCC in which wireless mobile telephony providers are being required to enter into relationships with 3D location vendors in order to enable accurate 3D location information to be conveyed to E911 emergency dispatchers with each wireless call made to E911 emergency services. Also, although our services currently offer an improved functionality over the services offered for free, there is no certainty that we will be able to achieve broad market appeal for our 3D location services. In addition, there is no guarantee that our services will be as reliable and with the same geographic coverage as the currently available geolocation services, which may impact our ability to attract customers to utilize our products over the free services offered by our competitors. The performance of our services may vary based on ambient conditions, both physical and environmental which may impact the timing and location accuracy of the system. If our services are not meaningfully superior to those available at lower or no cost, we may have difficulty selling our services, achieving widespread adoption of our services and our business, financial position and results of operations may be harmed.

We face competition from multiple sources.

Our services compete against: (i) other satellite and terrestrial based location technology offerings, such as GPS, Observed Time Difference of Arrival and terrestrial beacons; (ii) other providers of WiFi and cell-based positioning, such as Google, Apple, Polaris and Skyhook; (iii) venue-based solutions such as Bluetooth Low Energy; and (iv) other in-house developed location solutions. In the smartphone location provider market, because Apple and Google control a large percentage of the market share for smartphone operating systems, already provide their services on a nationwide basis, and both offer location provider services free as part of the iOS and Android markets, we are constrained in the distribution and monetization of our services in that market. As noted above, those vendors that secure access to wireless handsets for their 3D location services may be able to leverage a significant competition advantage over other location service vendors. There are also a number of new location technologies in development that may further increase competition to support location capabilities in various wireless devices (such as Internet of Things) and which may require us to meet more stringent accuracy standards.

Certain of our competitors are substantially larger than us and have greater financial, technical, marketing and other resources. Thus, many of these large enterprises are in a better position to withstand any significant reduction in spending by customers in its markets, and often have broader product lines and market focus, have greater brand recognition and may not be as susceptible to downturns in a single market. These competitors may also be able to bundle their products together (such as with mapping software) to meet the needs of a particular customer, may be able to respond more rapidly to new or emerging technologies or changes in customer requirements and may be capable of delivering more complete solutions than NextNav is able to provide. If large enterprises that currently do not compete directly with NextNav choose to enter our markets by acquisition or otherwise, competition for both revenue and data would likely intensify. In addition, the growth of new location technologies currently in development may further increase competition to provide these new technologies. If NextNav is not able to compete successfully for customers, our financial position may be materially adversely affected.

Our Pinnacle network infrastructure is dependent on a hosting arrangement with AT&T.

NextNav entered into an equipment hosting agreement with AT&T, expiring in 2026 (subject to earlier termination after three years in certain circumstances), and there is no assurance that the agreement will be renewed. This AT&T agreement provides for such important capabilities as the hosting of our Pinnacle network at AT&T’s wireless sites, the provision of power to the Pinnacle network equipment and AT&T data service to enable the Pinnacle network equipment to communicate with NextNav. We have no contractual right to require AT&T to continue its relationship with us beyond the existing term of the equipment hosting agreement and AT&T may elect not to renew our contracts or we and AT&T may not be able to come to an agreement on renewal or extension terms at or before the end of agreement term. If we cannot secure a renewal or extension of the equipment hosting agreement, we may have to construct a new Pinnacle network prior to expiration of the equipment hosting agreement. Constructing a new network would require significant time and resources that we may not be able to secure. In addition, if there is a delay in our ability to build a new network, our Pinnacle services may experience lengthy disruptions and outages. If we are unable to maintain our relationship with AT&T, our business, financial condition and results of operations would be harmed. Our ability to transmit data is dependent on AT&T’s wireless data network and on the associated power supply available within that network. We have experienced temporary and geographically limited service outages due to issues with the AT&T wireless data network.

We rely, in part, on AT&T for distribution of our services to FirstNet® customers.

Simultaneous with the equipment hosting agreement described above, NextNav has entered into a services agreement with AT&T, expiring in 2022, with no renewal terms. This AT&T agreement created a relationship in which AT&T purchases, markets and sells our services to its FirstNet® subscribers. We have no contractual right to require AT&T to continue its relationship with us, and AT&T may decide not to renew our services contract prior to the end of its term. If we are not able to secure a renewal or extension of our services agreement with AT&T, our ability to sell or market products to FirstNet® and other public safety customers may be impacted, and our business, financial and results of operations may be harmed.

Our services may not be adopted by wireless carriers for E911.

We have expended significant resources developing, testing and licensing software and solutions targeted towards E911 services, the primary customers for which are wireless carriers. Certain of these wireless carriers were the subject of an enforcement action by the FCC regarding their lack of compliance with rules requiring the provision of vertical location services in the top 25 CMAs by April 3, 2021. On June 3, 2021, the FCC adopted consent decrees with each of the named wireless carriers that effectively provided an extension of one year to the April 3, 2021 compliance date in the top 25 CMA’s, but also required the carriers to begin delivering any z-axis information that was available to them and to provide interim reports on their ongoing testing and deployment efforts. Our ability to sell our Pinnacle service to the wireless carriers for E911, a service we believe to exceed the current FCC accuracy requirement, is dependent upon the willingness of these carriers to use our service to comply with the FCC mandate, which has been impacted by the FCC’s one year extension and may be impacted by the development and testing of competing solutions to the NextNav technology.

Our ability to offer our service for E911 is also influenced by the willingness of wireless device manufacturers to incorporate NextNav’s software or services into their device platforms. Apple and Google exert significant market power over services on their respective platforms, and there is no assurance that they will approve or adopt the NextNav software or services in connection with their respective platforms. If Apple and/or Google do not provide such approval, there could be a material adverse impact to our business, financial condition and results of operations.

Our Pinnacle service in smartphones relies on the availability of barometric pressure measurements and 2D location being made available to us or our customers.

In order for our customers to be able to utilize our Pinnacle service in smartphones, we and our customers must have access to barometric pressure measurements and 2D location information, both of which are made available by Application Programming Interfaces provided by Google and Apple. If either Google or Apple meaningfully change their terms of service related to the use of this measurement and location data, choose not to provide this data to us or our customers, or choose not to incorporate location sensors in their devices, our ability to offer our Pinnacle service to our customers on these platforms will likely be impacted.

Mass-market adoption of our TerraPoiNT service will require integration into smartphones, which requires both hardware and software.

Mass-market adoption of our TerraPoiNT service will require integration into smartphones, which requires additions of both hardware and software. The U.S. market for smartphones, smartphone components, and software is highly concentrated. Our ability to integrate our service into these devices is highly dependent upon: (i) the availability of mass-market TerraPoiNT processors; (ii) the integration of such processors, and associated radio components or designs, into smartphones; and (iii) the integration of NextNav’s access control and service delivery software. Key manufacturers of devices and chipsets may be unwilling to integrate TerraPoiNT processors and required components into their devices. Further, even if we are able to secure agreements with these leading manufacturers, the terms under which such integrations may occur may not be favorable to us.

Distribution and marketing of, and access to, our services in smartphones are contingent on our distribution partners’ and customers’ access to a variety of third-party platforms, in particular, mobile application stores. If these third parties limit, prohibit, or otherwise interfere with or change their policies in any material way, it could adversely affect our business, financial condition, and results of operations.

Our customers market and distribute our products (including related mobile applications) through a variety of third-party distribution channels. Our ability to achieve broad market reach is in part dependent on the ability of our distribution partners and customers to utilize mobile application stores, such as the Apple App Store and Google Play Store. Both Apple and Google have broad discretion to change their policies regarding their mobile operating systems and app stores in ways that may limit, eliminate or otherwise interfere with our customers’ ability to distribute or market their applications through such stores. To the extent our customers are unable to maintain a productive relationship with either or both of them, our relationships with these customers may be impacted and our ability to achieve broad market reach will be impacted and our business, financial condition and results of operations could be adversely affected.

We rely upon Amazon Web Services to operate our cloud platform and any disruption of or interference with our use of Amazon Web Services or the need for additional cloud support would adversely affect our business, results of operations and financial condition.

We outsource our cloud infrastructure to Amazon Web Services (“AWS”). Customers of our products need to be able to access our platform at any time, without interruption or degradation of performance. AWS runs its own platform that we access, and we are, therefore, vulnerable to service interruptions at AWS. NextNav has experienced and we expect that in the future it may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if our security, or that of AWS, is compromised, our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. To the extent that we do not effectively address capacity constraints, either through AWS or alternative providers of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from AWS may adversely affect our ability to meet our customers’ requirements. Further, our customers may require it to support additional cloud platforms beyond AWS, which would result in additional costs to our business.

Any of the above circumstances or events may harm our reputation, possibly move customers to stop using NextNav products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under NextNav’s service level agreements and otherwise harm our business, results of operations and financial condition.

We rely on a limited number of key vendors for timely supply of components or services for our service offerings. If these vendors experience problems, we could fail to obtain the equipment and services we require to operate our business successfully.

The components required for our Pinnacle altitude stations and our TerraPoiNT beacons are not available in high volume and are produced by a small number of vendors. We also depend on certain third-party services, in addition to those described elsewhere, for the provision of our services. If we are unable to procure these components or services or design or obtain effective alternatives, we may be unable to produce additional Pinnacle altitude stations or TerraPoiNT beacons, or provide services to our customers, each of which will have a significant impact on our ability to achieve mass-market adoption of our services. As a result, we are reliant upon a limited number of suppliers of these components and services. In the event it becomes necessary to seek alternative vendors, we may be unable to obtain satisfactory replacement vendors on economically attractive terms on a timely basis, or at all, which could increase costs and may negatively impact our ability to expand our service offering or cause disruption in service.

If vendors of our equipment or providers of services on which we rely experience financial difficulties, service or billing interruptions, patent litigation or other problems, our growth and operating results could be negatively impacted.

Our services are available within defined network footprints, and if we are not able to deploy new infrastructure, we will not be able to expand our service area.

Our services are available within defined network footprints. Unlike certain of our competitors that do not require the deployment of network infrastructure to provide location services, we are not able to sell our services outside of these footprints where our customers may require services. In order to expand our footprint, we would need to invest significant time and financial resources to build-out additional infrastructure and there is no certainty that even if we were to be able to secure the financial resources to do so, that we would be able to expand our footprint successfully. In addition, as discussed in a subsequent section, certain of our services, such as our TerraPoiNT service, depend on access to radio spectrum. Although we hold FCC spectrum licenses covering the vast majority of the U.S. population, we do not currently have access to licensed radio spectrum in every location in the United States, and we have not yet secured access to radio spectrum in locations outside the United States. If we are not able to deploy new infrastructure, we will not be able to expand our service area, customers that require service outside of our footprints may choose other service providers, or may combine our service with other offerings, which may impact the value of our business.

There is no guarantee that TerraPoiNT service will be sold to commercial users or achieve broad commercial support in the United States or internationally.

Our TerraPoiNT services have not been implemented for broad commercial use and there is no guarantee that TerraPoiNT services will be widely adopted. Further, there is no certainty that one of our competitors will not develop and commercialize a different solution in the meantime supplanting our market. In addition, our ability to sell TerraPoiNT service may be impacted by political or technological preferences. Foreign countries, especially those with significant resources, may prefer solutions that originated in their country or region, which may limit our global growth potential. There is no certainty that our agreements and/or pending discussions with international strategic partners will result in operational systems, from which we derive revenues or other economics, in other countries. If we are unable to sell TerraPoiNT commercially or to an international market, this will have a negative impact on our business.

Our solutions depend on the use of location by a wide range of applications, including mobile marketing applications. Privacy concerns relating to location data, generally, and our technology could damage our reputation and deter current and potential users from using our products and applications.

Our business depends on the use of location by a wide range of applications, including mobile marketing applications. User perception about the sharing of location data and concerns, more broadly, about the collection of location data, or about our specific practices or the mobile applications that use our location services with regard to the collection, use, disclosure, or security of location information or other privacy related matters, even if unfounded, could damage its reputation and operating results, and could result in default and/or termination of agreements NextNav has with various counterparties.

Natural or man-made disasters or terrorist attacks could have an adverse effect on our business.

Our services are built on a terrestrial-based technical infrastructure, which is vulnerable to damage or interruption from technology failures, power surges or outages, natural disasters, fires, human error, terrorism, intentional wrongdoing or similar events. As a geolocation services provider, there is an increased risk that our technological infrastructure may be targeted in connection with terrorism or cyberattacks, either as a primary target, or as a means of facilitating additional attacks on other targets.

We are increasingly dependent on information technology systems and infrastructure to operate our business, so earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events could materially disrupt our business operations or our provision of service in one or more markets. Costs we incur to restore, repair or replace our network or technical infrastructure, as well as costs associated with detecting, monitoring or reducing the incidence of unauthorized use, may be substantial and increase our cost of providing service. In addition, any of the aforementioned risks may be augmented if our business continuity and disaster recovery plans prove to be inadequate. If any of the above events were to occur, we could experience an adverse impact to our business, financial condition or results of operations. Additionally, our insurance may not be adequate to cover the costs associated with a natural disaster or terrorist attack. We also rely on third-party providers for certain of our infrastructure, any of which could also be subject to natural or man-made disasters, which could have an adverse effect on our business.

Significant disruptions of our information technology systems or data security incidents, or the perceived failure to adequately protect personal information or other confidential or proprietary data, could trigger contractual and legal obligations, harm our reputation, subject us to liability, cause us to modify our business practices and otherwise adversely affect our business, financial condition and results of operations.

We are dependent on information technology systems and infrastructure to operate our business. We also rely on third parties to operate our business, whether because we have outsourced certain elements of our operations (including elements of our information technology infrastructure) to third parties, or may have incorporated third-party technology into our platform, or rely on third parties to incorporate our products and services into their offerings. As a result, a number of third parties may or could have access to our information technology systems (including our computer networks) or to our confidential information. In addition, many of those third parties in turn subcontract or outsource some of their responsibilities to third parties. As a result, our information technology systems, including the functions of third parties that are involved or have access to those systems, is large and complex. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of our information technology systems, and personal or confidential information stored on those systems, make such systems potentially vulnerable to unintentional or malicious internal and external threats on our technology environment.

Vulnerabilities can be exploited from inadvertent or intentional actions of our employees, third-party vendors, business partners, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation-states and others. For example, despite our efforts to secure our information technology systems and the data contained in those systems, including any efforts to educate or train our employees, we remain vulnerable to phishing attacks.

In addition to the threat of unauthorized access or acquisition of sensitive or personal information, other threats could include the deployment of harmful malware, ransomware attacks, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Some of these external threats may be amplified by the nature of third-party web hosting or cloud computing services or by the integration of our product into a third party’s offerings. Our systems may experience directed attacks intended to interrupt our operations; extract money from it; and/or obtain our data (including without limitation end user or employee personal information or proprietary information).

Although we have implemented certain systems, processes, and safeguards intended to protect our information technology systems and data from such threats and mitigate risks to our systems and data, we cannot be certain that threat actors will not have a material impact on our systems or services in the future. Our safeguards intended to prevent or mitigate certain threats may not be sufficient to protect our information technology systems and data due to the developing sophistication and means of attack in the threat landscape. Recent developments in the threat landscape include an increased number of cyber extortion and ransomware attacks, with increases in the amount of ransom demands and the sophistication and variety of ransomware techniques and methodology. Additionally, our third-party vendors or business partners’ information technology systems may be vulnerable to similar threats and our business could be affected by those or similar third-party relationships. The risk of harm to our business caused by security incidents may also increase as we expand our product and service offerings and as we enter into new markets. Implementing, maintaining, and updating security safeguards require substantial resources now and will likely be an increasing and substantial cost in the future.

In the event we or one of our third-party providers were to suffer a security breach involving certain personal information, we would have legal obligations (whether pursuant to law or contractual obligation) to notify certain regulatory authorities, affected individuals, customers and/or other entities. Such statutory and contractual disclosures are costly, could lead to negative publicity, may cause our customers or the public to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. Compliance with these obligations could delay or impede the development or distribution of new products and may cause reputational harm.

There is no way of knowing with certainty whether we have experienced any data security incidents that have not been discovered. While we have no reason to believe that we have experienced a data security incident that we have not discovered, attackers have become very sophisticated in the way they conceal their unauthorized access to systems, and many companies that have been attacked are not aware that they have been attacked. Any event that leads to unauthorized access, use or disclosure of personal information could disrupt our business, harm our reputation, compel us to comply with applicable federal and/or state breach notification laws and foreign law equivalents, subject us to time-consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require us to verify the correctness of database contents, or otherwise subject us to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to us and result in significant legal and financial exposure and/or reputational harm.

In addition, any actual or perceived failure by us or our vendors or business partners to comply with our privacy, confidentiality or data security-related legal or other obligations to third parties, or any security incidents or other unauthorized access events that result in the unauthorized access, release or transfer of sensitive information, may result in governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against us by advocacy groups or others, and could cause third parties, including current and potential partners, to lose trust in us including existing or potential customers’ perceiving our platform, system or networks as less desirable. We could also be subject to claims by third parties that we have breached our privacy- or confidentiality-related obligations, which could harm our reputation and materially and adversely affect our business and prospects. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

We may become subject to litigation arising out of any security breaches, which may adversely affect our business.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders and may result in liability of or claims for indemnification by us with respect to the same. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, and/or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our products and/or platform capabilities in response to such litigation, which could have an adverse effect on our business. Any costs incurred as a result of this potential liability could harm our business.

We maintain insurance policies to cover certain losses relating to our information technology systems, but there is no certainty that our policy limits will be sufficient to cover all liabilities that we may face as the result of security incident and there is no assurance that we will be able to maintain our current policies of secure new policies in the future.

We maintain insurance policies to cover certain losses relating to our information technology systems. However, there may be exceptions to our insurance coverage such that its insurance policies may not cover some or all aspects of a security incident. Even where an incident is covered by our insurance, the insurance limits may not cover the costs of complete remediation and redress that we may be faced with in the wake of a security incident and will not provide recovery for reputational harm. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to its insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

We depend on the availability of personnel with the requisite level of technical expertise in the telecommunications industry.

Our ability to develop and maintain our solutions and execute our business plan is dependent on the availability of technical engineering, information technology, service delivery and monitoring, product development, sales, management, finance and other key personnel within our geographic location. The specialized engineers and other personnel required for our growth are in high demand by companies with greater resources, so we may have difficulty hiring and retaining critical personnel to develop and operate our services, which will have a negative impact on our ability to grow and achieve widespread customer and user acceptance.

We depend on key members of our senior management team; our performance could be adversely impacted if they depart and we cannot find suitable replacements.

Our success depends largely on the skills, experience and performance of key members of our senior management team, including key members located in India (and subject to potential change in law), as well as our ability to attract and retain other highly qualified management and technical personnel. There is competition for qualified personnel in our industry, and we may not be able to attract and retain the personnel necessary for the development of our business. The loss of the services of key members of management and the inability or delay in hiring new key employees could adversely affect our ability to manage our business and our future operational and financial results.

The failure to successfully obtain, maintain and enforce intellectual property rights and defend against challenges to our intellectual property rights could adversely affect us.

Our services, products and processes rely on intellectual property, including patents, copyrights, trademarks and trade secrets. In some cases, that intellectual property is owned by another party and licensed to us. The value of our intellectual property relies in part on our ability to maintain our proprietary rights to such intellectual property.

If we are unable to obtain or maintain the proprietary rights to our intellectual property, if we are unable to prevent attempted infringement against our intellectual property, or if we are unable to defend against claims that we are infringing on another party’s intellectual property, we could be adversely affected. These adverse effects could include us having to abandon, alter and/or delay the deployment of products, services or processes that rely on such intellectual property; having to procure and pay for licenses from the holders of intellectual property rights that we seek to use; and having to pay damages, fines, court costs and attorney’s fees in connection with intellectual property litigation.

Risks Related to Legal and Regulatory Matters

Our business depends on access to radio spectrum to provide certain of our location services and access to such spectrum on a nationwide basis is not a certainty.

Certain of our location services depend on our ability to use portions of the radio spectrum licensed by the FCC. Through our wholly owned affiliate, Progeny LMS, LLC, we hold licenses issued by the FCC to use radio spectrum for location services within the 902-928 MHz band, identified by the FCC as LMS licenses. Our LMS licenses provide coverage of most areas of the U.S. and the vast majority of populated areas within the U.S. Our licenses, however, do not provide nationwide coverage, which we are likely to need to provide certain of our location services on a nationwide basis. Most of the geographic areas where we lack spectrum are generally rural in character, although we do not hold licensed spectrum assets in two well populated locations, Minneapolis and Sacramento. Therefore, we may need to secure additional spectrum licenses from the FCC or other LMS license holders for additional frequencies within the 902-928 MHz band or in other frequencies in order to achieve nationwide coverage or to serve every major city. Radio spectrum is a scarce public resource and no certainty exists that we will be able to obtain additional licenses to provide nationwide coverage or obtain them at a reasonable cost. Very few private entities hold LMS licenses that we could acquire in a private transaction. Although the FCC regularly issues new spectrum licenses, the FCC has not issued new LMS licenses for spectrum within the 902-928 MHz band since 2001 and it could decide to refrain from issuing any additional LMS licenses because the 902-928 MHz frequencies are also used by other services on a shared basis, including by certain unlicensed devices used in homes and for such enterprise services as utility meter reading. If the FCC does issue additional LMS licenses, the FCC is likely to distribute those licenses through an auction process, requiring us to participate and compete with other bidders in such an auction, with no certainty of winning. If we are unable to secure additional LMS licenses or suitable alternative spectrum in a different frequency band, our ability to expand certain of our services nationwide may be negatively impacted, which may have a negative impact on our business, financial condition and results of operations.

We currently do not hold any rights to use licensed spectrum resources outside the U.S. The rules for securing access to spectrum rights vary in each country. Further, different portions of the radio frequency band are used for different purposes in different countries and regions. Therefore, no certainty exists that suitable spectrum resources can be identified or secured in international locations where we would seek to expand our business. In those countries where suitable spectrum resources may be available, spectrum licenses are often distributed through an auction or tender process, meaning we would have to compete with other applicants for access to spectrum rights, the success of which cannot be assured.

Our FCC licenses authorize the use of radio frequencies that are shared with other radio services, which could result in harmful interference and impairment to our use of our licensed spectrum.

Our LMS licenses authorize us to use the upper portion of the 902-928 MHz band. This spectrum is a shared frequency band that is used for a number of purposes both by individuals, businesses and the federal government. Other services that are authorized to use these frequencies include federal radiolocation systems; industrial, scientific and medical devices; licensed amateur radio operations; and certain unlicensed devices. Our use of the spectrum is subject to FCC requirements that our operations must accept harmful interference from other uses of the spectrum that have more senior rights to the spectrum. We have been successful thus far in using our LMS spectrum to operate location services without experiencing material impairment of our location services caused by more senior spectrum uses, but no certainty exists that we will be able to continue to do so. Moreover, for certain specialized uses, including with respect to aviation uses, the use of our spectrum would be subject to additional regulatory review, approvals and/or limitations. More senior uses of the 902-928 MHz band could become more numerous or could alter the characteristics of their transmissions in ways that could increase the interference to our location services, resulting in diminished coverage, consistency and accuracy of our location services.

In addition, we are required to refrain from causing unacceptable levels of harmful interference to unlicensed wireless devices. The FCC issued a decision in 2013 that concluded that, based on field tests, NextNav had successfully demonstrated that its location services did not cause unacceptable levels of harmful interference to such unlicensed wireless devices. Third-party challenges to the FCC decision, are still pending. Further, changes in our operations could alter the transmission characteristics of its location services, potentially requiring us to provide further demonstrations that our location services do not cause unacceptable levels of harmful interference to those unlicensed devices. No certainty exists that the FCC would conclude in the future that we remained successful in making such a demonstration a second time. If we are unable to make this demonstration to the satisfaction of the FCC, we may not be able to make changes to our operating characteristics, potentially preventing the future implementation of desirable innovations.

Our LMS licenses are subject to renewal by the FCC and no certainty exists that we will be able to secure ongoing renewals of our licenses.

Our LMS licenses were issued by the FCC for renewable periods of ten years and the current term of our LMS licenses expired on July 19, 2020. The FCC’s rules do not identify a specific threshold that must be demonstrated in order for us to secure renewal of its LMS licenses, which means the applicable threshold is the FCC’s statutory obligation to grant a renewal of our licenses if it serves the public interest. Our LMS licenses were initially required to be renewed on July 19, 2010. We timely filed an application for renewal, which the FCC granted on January 17, 2017. The FCC’s renewal grant was expressly conditioned on our compliance with build-out requirements, discussed further below. On July 7, 2020, we filed a second request for renewal of our LMS licenses, which is still pending before the FCC. If we secure the renewal of our LMS licenses, our license renewal applications thereafter will be subject to new FCC rules placing additional conditions on license renewal applications. Specifically, in order to secure a third renewal of our LMS licenses in 2030, we will be required to demonstrate compliance with additional requirements, including that we have satisfied its build-out construction requirements, that we use our network to provide service to the public, and that the service provided is at least at the same level of service that was demonstrated at the time of our build-out showing. No certainty exists that we will receive the currently applied for renewal or continue to meet the requirements of such renewal for future applications. If we fail to secure renewals for our LMS licenses, we will not be able to pursue our TerraPoiNT services as previously planned and our business, financial condition and results of operations could be harmed.

Our LMS licenses are subject to end-of-term build-out requirements maintained by the FCC and no certainty exists that we will be able to comply with the build out requirements and retain our licenses.

Our LMS licenses are subject to FCC rules that require licensees to make productive use of their licensed radio spectrum by a specific deadline and continue such use throughout the term of the licenses. If a licensee fails to satisfy one of its build-out deadlines, the FCC will declare its licenses to be null and void. Over the years, the FCC has revoked all the LMS licenses that the FCC issued to other parties for failing to satisfy their build-out requirements. In nearly all instances in which our licenses have reached a deadline to demonstrate the build-out and use of the licensed spectrum, we have either secured a favorable ruling from the FCC regarding the sufficiency of our build-out showing, or a waiver or extension of our build-out requirements. No certainty exists, however, that we will be able to meet the FCC’s requirements in the future or secure waivers or extensions.

We are currently required by the FCC’s build-out rules to satisfy build-out demonstrations on October 3, 2020 for our 42 LMS licenses covering the largest 21 Economic Areas (“EAs”) in the United States, April 3, 2021 for 40 of our LMS licenses covering the next largest 20 EAs and April 3, 2023 for our remaining LMS licenses. The initial October 3, 2020 deadline identified above had been set for April 3, 2020, but we filed a request for a six month extension of the deadline as a result of the COVID-19 pandemic, which the FCC granted on July 19, 2020, extending our initial deadline to October 3, 2020. Based on the ongoing nature of the pandemic, on September 17, 2020, we filed a request for a second six month extension of the build-out deadline. That request for extension is still pending.

To comply with our build-out requirements on each of the deadlines, we must demonstrate for each of our LMS licenses either that the geographic area of our licensed network provides coverage of at least two-thirds of the population in each of the licensed areas or that we are providing substantial service to end users in each of our licensed areas. On February 2, 2021, we filed a waiver request with the FCC seeking approval to use a third option, demonstrating that the geographic area of our licensed network provides coverage of at least two-thirds of relatively tall buildings (those in excess of three stories) rather than two-thirds of the population. Although no certainty exists that the FCC will grant our waiver request, precedent exists for such a waiver because the FCC previously adopted a rule that permits wireless carriers to demonstrate network coverage of tall buildings in order to show compliance with FCC rules addressing the provision of wireless vertical location services. The FCC has not yet acted on our waiver request to use a two-thirds of tall buildings coverage approach. Nevertheless, we employed our proposed tall building coverage approach with respect to the end-of-term build-out showings that we filed with the FCC for 78 of our 82 LMS licenses that were subject to an April 3, 2021 end-of-term building out deadline assuming our September 17, 2020 second COVID-related extension is granted. On March 31, 2021, we also filed a request for an additional six month extension of the April 3, 2021 build-out deadline to address the possibility that the FCC might refrain from granting our request to demonstrate build-out compliance in some markets using network coverage of tall buildings, or might conclude that our build-out showings are insufficient to demonstrate either two-thirds coverage of tall buildings or substantial service. No certainty exists that the FCC will conclude that our April 3, 2021 build-out showings are satisfactory, or that it will grant a further extension of our April 3, 2021 build-out deadline. Finally, we remain subject to an April 3, 2023 deadline to demonstrate the build-out for our 144 LMS licenses covering less-populous markets. We will need to secure and spend financial resources to develop network infrastructure to demonstrate compliance for these additional licenses in the 72 markets that they are authorized, or secure further extensions or waivers of the build-out requirements for these licenses. No certainty exists that we will be able to comply with these requirements or secure additional extensions or waivers from the FCC of these requirements. If the FCC fails to deem our build-out showings as acceptable and we are unable to secure extensions to our build-out deadlines or necessary waivers, the FCC will declare the applicable LMS licenses to be null and void, which will have a material adverse impact on our ability to expand our TerraPoiNT services as previously planned, and our business, financial condition and results of operations will be harmed.

Our retention and use of our LMS licenses has been the subject of ongoing objections by third parties that could result in the revocation or non-renewal of our LMS licenses.

The FCC’s oversight of radio spectrum is conducted using a largely public process that is generally governed by the Administrative Procedure Act and the FCC’s rules on public participation in spectrum allocation and licensing proceedings. As a result, our retention and use of our LMS licenses has been the subject of comments and objections from third parties, including other users of the 902-928 MHz frequencies and other current and former licensees of LMS spectrum. In the past, the FCC has regularly rejected and dismissed these objections to our retention and use of our LMS licenses, but no certainty exists that the FCC will continue to do so in the future. Certain of the previous objections remain pending before the FCC, meaning that the FCC could still act on them in a manner that is adverse to us. The pending objections include pleadings that were filed on July 8, 2013 by a number of businesses that use unlicensed radio spectrum in their operations and were asking the FCC to suspend our authority to use our LMS spectrum for commercial purposes. In addition, several affiliated companies controlled by a former licensee of LMS spectrum have filed numerous objections and adverse pleadings against our LMS licenses. A number of these adverse pleadings remain pending, including a recently filed petition, dated February 3, 2021, requesting the FCC to reallocate the 902-928 MHz band for other purposes. Although the FCC has consistently rejected the adverse pleadings that were filed by this individual in the past, no certainty exists that the FCC will continue to do so. If the FCC acts on any current or future objections by third parties, our LMS licenses could be revoked or not renewed, which will have a material adverse impact on our ability to expand TerraPoiNT as previously planned and our business, financial condition and results of operations will be harmed.

A portion of our business plan targets government customers, which subjects us to risks, including early termination, audits, investigations, sanctions and penalties.

One of our business strategies is to develop business relationships with U.S. government agencies for the provision of our products and services. We currently contract directly with U.S. government agencies, including NASA, and perform as a subcontractor to other contractors under U.S. government programs. As a U.S. government contractor, our business is subject to statutes and regulations applicable to companies doing business with the U.S. government, including the Federal Acquisition Regulation, or FAR, and NASA FAR Supplement, or NFS.

The funding of U.S. government programs is subject to annual U.S. Congressional appropriations. Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods are not made. In addition, the U.S. government may modify, curtail or terminate its contracts and subcontracts without prior notice at its convenience and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source. The termination of funding for a U.S. government program that we support, or any modification or curtailment of our U.S. government prime contracts or subcontracts, would result in a loss of anticipated future revenue attributable to that program, which could have an adverse effect on our operations, financial condition or U.S. government customer demand for our products and services.

In addition, U.S. government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These compliance costs might further increase in the future, reducing our margins, which could have a negative effect on our financial condition. These requirements include, for example:

•        specialized disclosure and accounting requirements unique to U.S. government contracts;

•        financial and compliance audits;

•        public disclosures of certain contract and company information; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Failure to comply with these U.S. government contracting regulations and requirements may result in potential price adjustments, recoupment of U.S. government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from U.S. government contracting or subcontracting for a period of time and could have a material adverse effect on our reputation and ability to secure future U.S. government contracts.

Our government contract activities are subject to audits and investigations by U.S. government agencies, including agency Inspectors General, regarding our compliance with U.S. government contract requirements. If any audit, inquiry or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, suspension of payments, fines, and suspension or debarment from doing business with the U.S. government.

In addition, if we fail to comply with U.S. government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results.

We and our service providers collect, process, transmit, and store personal information, which creates legal obligations and may give rise to additional costs and liability. Failure to comply with federal, state and foreign laws and regulations relating to privacy and data protection could adversely affect our business and its financial condition.

We collect, process, transmit and store personal information, such as certain individual geolocation information, and other personal information relating to its business contacts, personnel, end users, and website visitors, and we may rely in part on third parties that are not directly under its control to manage certain of these operations on its behalf. A variety of federal and state laws and regulations, as well as international laws and regulations (including as applicable General Data Protection Regulation) govern the collection, use, retention, sharing and security of this information.

The U.S. privacy and data protection legal landscape continues to evolve, with California and Virginia having enacted broad-based data privacy and protection legislation and with states and the federal government continuing to consider additional data privacy and protection legislation. The potential effects of this legislation are far-reaching and may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply. The California Consumer Privacy Act (“CCPA”) went into effect in January 2020 and gives California residents certain rights with respect to their personal information such as rights to access and require deletion of their personal information, opt out of the sale of their personal information, and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for certain data breaches. The CCPA was amended, and the California Office of the Attorney General published final regulations to implement portions of the CCPA. Additionally, in November 2020, California voters passed the California Privacy Rights Act (“CPRA”) ballot initiative, which introduces significant amendments to the CCPA and confers enforcement power on a new state regulatory body to supplement the enforcement powers of the California Attorney General. The CPRA will go into effect on January 1, 2023 and new CPRA regulations are expected to be introduced. In addition, the Virginia legislature passed the Consumer Data Protection Act (“VCDPA”), which includes new consumer rights, an appeals process for certain aggrieved consumers, and data protection assessments for certain data processing activities. We will need to implement mechanisms and internal processes to fulfill the new obligations under the VCDPA. Although NextNav does not have direct interaction with end users, we may still be subject to these laws with respect to other personal information we process, or by way of acting as a service provider to our customers, which may bear additional obligations under these laws.

We or our customers may also be subject to FCC rules regarding Customer Proprietary Network Information (“CPNI”) or other restrictions on our ability to use certain data that we collect in connection with 911 or other calls. Further, the FCC’s wireless location rules subject us to additional privacy restrictions with respect to our use of any location information resulting from the provision of location services to support 911 emergency services.

Our obligations under applicable data privacy laws, regulations, contracts, industry standards, self-certifications, and other documentation may include maintaining the confidentiality, integrity and availability of personal information or other data in our possession or control, maintaining reasonable and appropriate security safeguards as part of an information security program, and limits on the use and/or cross-border transfer of such personal information or other data. These obligations create potential liability to regulators, our business partners and customers, end users, and other relevant stakeholders and also may impact the attractiveness of our services to existing and potential customers. Data protection laws around the world often require “reasonable”, “appropriate” or “adequate” technical and organizational security measures, and the interpretation and application of those laws are often uncertain and evolving, and there can be no assurance that our security measures will be deemed adequate, appropriate or reasonable by a regulator or court.

Given the evolving nature of security threats and evolving safeguards, we cannot be sure that our chosen safeguards will protect against security threats to our business, including the personal data that we process. However, even security measures that are appropriate, reasonable, and/or in accordance with applicable legal requirements may not be able to fully protect our information technology systems and the data contained in those systems, or our data that is contained in third parties’ systems. Moreover, certain data protection laws impose on us responsibility for our employees and third parties that assist with aspects of our data processing. Our employees’ or third parties’ intentional, unintentional, or inadvertent actions may increase our vulnerability or expose us to security threats, such as phishing attacks, and we may remain responsible for successful access, acquisition or other disclosure of our data despite the quality and legal sufficiency of our security measures.

In addition to the risk of data breaches and noncompliance with applicable law, we may be exposed to additional liability for our failure to adhere to the technical or operational security requirements of the Payment Card Industry Data Security Standards (“PCI DSS”) if and as applicable, imposed by the Payment Card Industry Security Standards Council to protect cardholder data. Penalties arising from PCI DSS enforcement are inherently uncertain as penalties may be imposed by various entities within the payment card processing chain without regard to any statutory or universally mandated framework. Such enforcement could threaten our relationship with our banks, card brands we do business with, and our third-party payment processors.

We publish privacy policies, notices and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our published policies and other published documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees or vendors fail to comply with our published policies or other documentation. Such failures can subject us to potential law enforcement or legal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. We cannot yet determine the impact such future laws, regulations and standards may have on our business. We expect that the evolving regulatory interpretation and enforcement of data protection laws, such as the CCPA, CPRA, and VCDPA, as well as other domestic and foreign data protection laws, will lead to increased operational and compliance costs and may require us to make changes to our operations, policies, and procedures.

Our business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our wireless location services, employment and labor, health care, tax, privacy and data security, health and safety, customs and government contracting. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to develop new business channels. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business.

Additionally, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations and increase direct compliance costs. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our services or operational parameters, which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We are subject to stringent U.S. export control and economic sanctions laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Our business plans are based in part on the distribution of our services world-wide. We are required to comply with U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the foreign asset control regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, (ii) obtain licenses or other forms of U.S. government authorization, or qualify for exceptions, to export our products, software, and technology outside the United States, and (iii) avoid engaging in unauthorized transactions with certain sanctioned countries, territories, entities, and individuals. Violations of applicable export control and sanctions laws and related regulations, which are enforced on a strict liability basis, could result in criminal and administrative penalties, including fines and possible denial of export privileges. U.S. export licenses or license exceptions are required to transfer or make accessible certain of our software source code and technology to our non-U.S. employees (deemed exports).

In addition, U.S. export control laws and related licensing policies continue to change, further regulating the export and re-export of our products, services, and technology from the U.S. and abroad, and increasing our costs and the time necessary to obtain required authorization. For example, should exceptions or exemptions under the EAR be changed, our activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations.

Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geopolitical events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol. Increasing trade tensions with China and Russia, in particular, may affect our supply chain, increase direct and indirect compliance costs, or significantly impact relations with business partners. The extensive and changing nature of these export control laws and related licensing policies may diminish our ability to market our solutions in the certain markets.

We are exposed to risks related to geopolitical and economic factors, laws and regulations and our international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.

Although our international business is still in its early stages, its development is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls (described above), sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption laws, including the FCPA, the anti-boycott provisions of the U.S. Export Administration Act, security restrictions and intellectual property. Failure by us, our employees, affiliates, partners or others with whom we work to comply with applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of our export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally.

Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect our ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the U.S. We may also be impacted by U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors, and any of which could impact our operations and/or export authorizations, or delay purchasing decisions or payments and the provision of supplies, goods and services. Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments.

We also are increasingly dependent on in-country suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. The services we provide internationally are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to our employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property or damage to our products.

The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on our financial position, results of operations and/or cash flows.

Risks Related to our Common Stock

If we issue and sell additional shares of our Common Stock in the future, our existing stockholders will be diluted and our stock price could fall.

Our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Common Stock, of which, as of November 12, 2021, 95,475,334 shares were outstanding, 15,787,763 shares were reserved for issuance under our stock incentive plans or other outstanding options and 23,070,133 shares are issuable upon the exercise of warrants. As a result, we have a large number of shares of Common Stock that are authorized for issuance and are not outstanding or otherwise reserved, and could be issued at the discretion of our Board. We expect to seek additional financing in the future in order to fund our operations, and if we issue additional shares of Common Stock or securities convertible into Common Stock, our existing stockholders will be diluted. Our Board may also choose to issue shares of our Common Stock or securities convertible into or exercisable for our Common Stock to acquire assets or companies, for compensation to employees, officers, directors, consultants and advisors, to fund capital expenditures and to enter into strategic partnerships. Additionally, shares of Common Stock could be issued for anti-takeover purposes or to delay or prevent changes in control or management of the Company. Our Board may determine to issue shares of our Common Stock on terms that our stockholders do not believe enhance stockholder value, or that may ultimately have an adverse effect on our business or the trading price of our Common Stock. Further, the issuance of any such shares may cause further dilution to the ownership interest of our current stockholders, reduce the book value per share of our Common Stock and may contribute to a reduction in the market price for our Common Stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and stockholders own a significant percentage of our outstanding capital stock. As of November 12, 2021, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 90.2% of our outstanding shares of Common Stock. Accordingly, our directors, executive officers and certain stockholders have significant influence over our affairs due to their substantial stock ownership coupled with their positions on our management team. For example, these stockholders may be able to control or influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our Common Stock that some of our stockholders may believe is in their best interest.

We are subject to the reporting requirements of federal securities laws, compliance with which involves significant time, expense and expertise.

We are a public reporting company and are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including the obligations imposed by the Sarbanes-Oxley Act of 2002. The ongoing costs associated with preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC in the ordinary course, as well as preparing and filing audited financial statements, are significant and may cause unexpected increases in operational expenses. Our present management team is relatively small and may be unable to manage the ongoing costs and compliance effectively. It may be time consuming, difficult and costly for us to hire additional financial reporting, accounting and other finance staff in order to build and retain a management team with adequate expertise and experience in operating a public company. Although our Common Stock trades on The Nasdaq Capital Market, a regular trading market for our Common Stock may not be sustained in the future.

In addition, as a public reporting company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, if we are an “accelerated filer” or “large accelerated filer” at such time. Our predecessor, Spartacus, identified a deficiency in internal control over financial reporting which resulted in a material weakness in internal control over the classification of its warrants prior to the closing of the Business Combination. The classification of warrants was corrected in Spartacus’ financial statements as of December 31, 2020 and for the period from August 10, 2020 (inception) through December 31, 2020 which are included elsewhere within this prospectus. If we fail to properly remediate this or any future material weaknesses or deficiencies or to maintain proper and effective internal controls, further material misstatements in our financial statements could occur and impair our ability to produce accurate and timely financial statements and could adversely affect investor confidence in our financial reports, which could negatively affect our business.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

Certain of our Warrants become exercisable on November 27, 2021, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 18,750,000 shares of Common Stock become exercisable on November 27, 2021 (the 30th day following the closing of the Business Combination) in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 10,000,000 public warrants originally included in Spartacus’ initial public offering and 8,750,000 private placement warrants. The 8,750,000 private placement warrants are being registered pursuant to the registration statement of which this prospectus forms a part, and are referred to in this prospectus as the Registered Warrants. Each warrant entitles its holder to purchase one share of Common Stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, on October 28, 2026 (five years after the completion of the Business Combination), or earlier upon redemption of our Common Stock or our liquidation. In addition, a warrant for 4,320,133 shares of Common Stock is subject to a lock-up for a period of 180 days following the closing of the Business Combination. To the extent warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our Common Stock.

A significant portion of our total outstanding shares of our Common Stock (or shares of our Common Stock that may be issued in the future pursuant to the exercise of Warrants) are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Subject to certain exceptions, pursuant to the Registration Rights Agreement and our charter, certain of stockholders are contractually restricted from transferring any common stock held by such party a certain period of time. With respect to 5,000,000 shares of Common Stock held by the Sponsor and its affiliates, including B. Riley (in each case, or their respective permitted transferees (as defined in our charter)), the applicable lock-up period is one year after the closing of the Business Combination; provided, however, that such lock-up period shall terminate earlier if, for at least 20 trading days with any 30-day trading period commencing no earlier than March 27, 2022 (at least 150 days after the closing of the Business Combination), the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). With respect to the shares of Common Stock issued to former holders of Holdings and the AT&T Warrant and underlying Warrant Shares, the applicable lock-up period is 180 days after the closing of the Business Combination; provided, however, that such lock-up period shall terminate earlier with respect to 50% of the applicable securities held by each of the holders thereof if, for at least 20 trading days within any 30-trading day period commencing no earlier than December 27, 2021 (at least 60 days after the closing of the Business Combination), the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). With respect to the private placement warrants and the Warrant Shares underlying such warrants, the applicable lock-up period is 30 days after the closing of the Business Combination.

Following the expiration of the applicable lock-up periods, stockholders will no longer be contractually restricted from selling shares of our Common Stock held by them or that may be received by them upon the exercise of the Warrants, as the case may be. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. As of the date of this prospectus, the approximately 75.9% of our outstanding common stock is subject to lock-up restrictions. As restrictions on resale end and registration statements for the sale of shares of our Common Stock and Warrants by the parties to the Registration Rights Agreement are available for use, the sale or possibility of sale of these shares of Common Stock and Warrants could have the effect of increasing the volatility in the market price of our Common Stock or warrants, or decreasing the market price itself.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS

This prospectus relates to (i) the issuance by us of up to 13,320,133 Warrant Shares issuable upon exercise of the Warrants by Sponsor, B. Riley and AT&T and (ii) the resale, from time to time, by the Selling Securityholders of up to an aggregate of (A) 95,816,105 shares of our Common Stock, which includes the Warrant Shares, the PIPE Shares and the Affiliate Shares and (B) 9,000,000 Registered Warrants. All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive the proceeds from the Selling Securityholders’ exercise of the Warrants on a cash basis, if any.

Subject to certain restrictions, the Selling Securityholders may exercise their Warrants at any time in accordance with the terms thereof until their expiration, or sell their shares of Common Stock, as applicable, as further described in the section entitled “Description of Securities.” If there is no effective registration statement registering the resale of the Warrant Shares as of certain time periods (as provided in the Warrants), the Warrant holders may choose to exercise their Warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the Warrants. Because the Warrant holders may exercise the Warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their Registered Securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Registered Securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have not historically declared dividends on our Common Stock, and we do not currently intend to pay dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock, if any, will be at the sole discretion of our Board, out of funds legally available for dividends. Our ability to pay dividends to our stockholders in the future will depend upon our liquidity and capital requirements, as well as our earnings and financial condition, the general economic climate, contractual restrictions, our ability to service any equity or debt obligations senior to our Common Stock, and other factors deemed relevant by our Board.

DETERMINATION OF OFFERING PRICE; MARKET PRICE OF COMMON STOCK

Our Common Stock and Warrants are listed on Nasdaq under the symbols “NN” and “NNAVW,” respectively. The prices at which the Registered Securities covered by this prospectus may actually be sold will be determined by prevailing public market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.”

On November 19, 2021, the closing price of our Common Stock was $8.02 per share. As of November 12, 2021, we had 95,475,334 shares of Common Stock outstanding held by approximately 107 holders of record. The number of record holders of our Common Stock does not include DTC participants or beneficial owners holding shares through nominee names.

THE SELLING SECURITYHOLDERS

This prospectus relates to (i) the issuance by us of the Warrant Shares and (ii) the resale, from time to time, of the Warrant Shares, the PIPE Shares, the Affiliate Shares and the Registered Warrants. We are registering the Registered Securities pursuant to the provisions of the Warrants, the Subscription Agreements and the Registration Rights Agreements, as applicable, in order to permit the Selling Securityholders to offer the Registered Securities, as applicable, for resale from time to time pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Registered Securities other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Common Stock and Warrants beneficially owned, the aggregate number of Registered Securities that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock and Warrants beneficially owned by the Selling Securityholders after the sale of the Registered Securities offered hereby. We have based percentage ownership on 95,475,334 shares of Common Stock outstanding as of November 12, 2021. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Registered Securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Registered Securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the following table, we have assumed that the Selling Securityholders will have sold all of the Registered Securities upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

All expenses incurred with respect to the registration of the Registered Securities will be borne by us, but we will not be obligated to pay underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by the Selling Securityholders in connection with the sale of such securities.

Except for as described below, none of the Selling Securityholders, nor any of their respective associates or affiliates, has held any position, office, or other material relationship with us in the past three years.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	%	Warrants	%
Spartacus Sponsor LLC(1)	4,145,498	—	4,145,498	—	—	—	—	—
B. Riley Principal Investments, LLC(2)	1,014,760	645,756	1,014,760	645,756	—	—	—	—
Iridian Eagle Fund, L.P.(3)	300,000	—	300,000	—	—	—	—	—
Acadia Woods Partners, LLC(4)	100,000	—	100,000	—	—	—	—	—
JDS TMT, LP(5)	100,000	—	100,000	—	—	—	—	—
The Joseph D. Samberg Revocable Trust(6)	1,000,000	—	1,000,000	—	—	—	—	—
Dinan Family LP(7)	150,000	—	150,000	—	—	—	—	—
FC Holdings I LLC(8)	150,000	—	150,000	—	—	—	—	—
Milfam Investments LLC(9)	9,890,583	4,140,085	5,745,085	4,140,085	—	—	—	—
Broadbill Partners II, LP(10)	100,000	—	100,000	—	—	—	—	—
Broadbill Select Ventures, LLC NextNav Series(11)	290,000	—	290,000	—	—	—	—	—
DG Value Partners II Master Fund, LP(12)	86,355	—	86,355	—	—	—	—	—
DG Value Partners, LP(12)	13,645	—	13,645	—	—	—	—	—
Great American Insurance Company(13)	500,000	—	500,000	—	—	—	—	—
Spring Creek Capital, LLC(14)	5,000,000	—	5,000,000	—	—	—	—	—
Ophir Asset Management Pty Ltd(15)	1,500,000	—	1,500,000	—	—	—	—	—
WOCAP Global Opportunity Investment Partners, LP(16)	6,500,000	—	6,500,000	—	—	—	—	—
CCUR Holdings, Inc.(17)	9,240,583	3,890,085	5,095,085	3,890,085	—	—	—	—
Peter Aquino(18)	324,074	324,074	324,074	324,074	—		——	—
Reds Road Holdings LLC(19)	385,498	—	385,498	—	—	—	—	—
Columbia Capital Employee Investors IV, L.P.(20)	86,652	—	86,652	—	—	—	—	—
Columbia Capital Equity Partners IV (ECI), Ltd.(20)	8,572,962	—	8,572,962	—	—	—	—	—
Columbia Capital Equity Partners IV (QPCO)(20)	1,054,794	—	1,054,794	—	—	—	—	—
Oak Investment Partners XIII, L.P.(21)	5,790,823	—	5,790,823	—	—	—	—	—
AT&T Investment & Tower Holdings, LLC(22)	4,320,133	4,320,133	4,320,133	—	—	—	—	—
CF NNAV-P LLC(23)	2,500,000	—	2,500,000	—	—	—	—	—
CF NNAV-E LLC(23)	11,678,054	—	11,678,054	—	—	—	—	—
Telcom LMS Holdings, LLC(24)	9,226,021	—	9,226,021	—	—	—	—	—
Future Fund Investment Company No.3 Pty Ltd(25)	7,084,555	—	7,084,555	—	—	—	—	—
Global Private Opportunities Partners Offshore Holdings LP(26)	780	—	780	—	—	—	—	—
Global Private Opportunities Partners LP(26)	4,709,716	—	4,709,716	—	—	—	—	—
Global Long Short Partners Master LP(26)	4,241,021	—	4,241,021	—	—	—	—	—
Christian D. Gates(27)	440,008	—	440,008	—	—	—	—	—
David L. Knutson(28)	422,520	—	422,520	—	—	—	—	—
Gary M. Parsons(29)	811,494	—	811,494	—	—	—	—	—
Ganesh Pattabiraman(30)	1,614,557	—	1,614,557	—	—	—	—	—
Arun Raghupathy(31)	762,015	—	762,015	—	—	—	—	—
Total Shares	104,107,101	13,320,133	95,815,105	9,000,000	—	—	—	—

____________

(1)      MILFAM CI SPARTACUS LLC and CCUR Holdings, Inc. are the managing members of Sponsor. As such, each of MILFAM CI SPARTACUS LLC and CCUR Holdings, Inc. have voting and investment discretion with respect to the common stock and warrants held of record by Sponsor and may be deemed to share beneficial ownership of such securities. MILFAM CI SPARTACUS LLC is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin. CCUR Holdings, Inc., a publicly held entity, is controlled by its board of directors. The address of this entity is 6470 E Johns Crossing, Suite 490, Duluth, GA 30097.

(2)      Shares of common stock beneficially owned prior to the offering includes 645,756 shares of our common stock issuable to B. Riley upon exercise of its Warrants. B. Riley Principal Investments, LLC is a subsidiary of B. Riley Financial, Inc., a publicly held entity. The address of this entity is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025.

(3)      Iridian Asset Management LLC exercises control over Iridian Eagle Fund, LP. Harold Levy and David Cohen exercise control over Iridian Asset Management LLC and share voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 276 Post Road West, Westport, CT 06880.

(4)      Acadia Woods Partners, LLC is a New York-based family investment partnership. Jeffrey S. Samberg is the managing member and has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(5)      JDS TMT, LP is a New York-based investment limited partnership. JDS TMT GP, LLC is the general partner of JDS TMT, LP. Joseph D. Samberg, as manager of JDS TMT GP, LLC, has voting and investment power of the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(6)      Joseph D. Samberg is trustee and has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(7)      James G. Dinan has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(8)      Daniel A. Schwartz has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 767 Fifth Avenue, 17th Floor, New York, NY 10153.

(9)      Shares of common stock beneficially owned prior to the offering includes 4,140,085 shares of our common stock issuable to Milfam Investments LLC upon exercise of its Warrant and 4,145,498 shares of our common stock held by Sponsor. Neil Subin is the President and Manager of MILFAM LLC, which serves as manager of Milfam Investments LLC, consequently, he may be deemed to share beneficial ownership of the shares held by Milfam Investments LLC. Skyler Wichers, a portfolio manager of MILFAM LLC, was a director of Spartacus prior to the closing of the Business Combination. MILFAM CI SPARTACUS LLC, an affiliate of Milfam Investments LLC, and CCUR Holdings, Inc. are the managing members of Sponsor. As such, each of MILFAM CI SPARTACUS LLC and CCUR Holdings, Inc. have voting and investment discretion with respect to the common stock held of record by Sponsor and may be deemed to share beneficial ownership of such securities. MILFAM CI SPARTACUS LLC is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin. The address of this entity is 2336 SE Ocean Blvd, Suite 400, Stuart, Florida 34996.

(10)    The general partner of Broadbill Partners II, LP is Broadbill Partners GP, LLC. The sole voting members of Broadbill Partners GP, LLC are Jeffrey F. Magee, Jr. and Kurt Lageschulte, each of whom share voting and investment power over the shares held by the Selling Securityholder. Neil Subin is a member of Broadbill Partners GP, LLC and designated as its Chairman, but does not have any voting interest or any power in respect of investment decisions. The address of this entity is 157 Columbus Ave., 5th Floor, New York, NY 10023.

(11)    Jeffrey F. Magee, Jr. and Kurt Lageschulte share voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 157 Columbus Ave., 5th Floor, New York, NY 10023.

(12)    DG Capital Partners, LLC is the general partner to DG Value Partners, LP. DG Capital Partners II, LLC is the general partner to DG Value Partners II Master Fund, LP. Mr. Dov Gertzulin is the managing member of DG Capital Partners, LLC and DG Capital Partners II, LLC and has sole voting and investment power over the securities held by DG Value Partners, LP and DG Capital Partners II Master Fund, LP. The address for each of the entities and individual discussed is 460 Park Avenue, 22nd Floor, New York, NY 10022.

(13)    Great American Insurance Company is a subsidiary of American Financial Group, Inc., a publicly held entity. The address of this entity 301 E. Fourth St., Cincinnati, OH 45202.

(14)    Eric Butcher, as President of the Spring Creek Capital, LLC, has voting and investment power over the shares held by the Selling Securityholder. The business address of Spring Creek Capital, LLC is 14111 E. 37th Street North, Wichita, Kansas 67220.

(15)    Steven Ng and Andrew Mitchell are directors and investment managers of, and have shared voting and investment power over the shares held by, the Selling Securityholder. The address of this entity is Level 26, Governor Phillip Tower, One Farrer Place, Sydney, Australia.

(16)    Timothy Presutti has voting and investment power over the shares held by this Selling Securityholder. The business address of WOCAP Global Opportunity Investment Partners, L.P. is 2802 Timmons Lane #27440, Houston, Texas 77227.

(17)    Shares of common stock beneficially owned prior to the offering includes 3,890,085 shares of our common stock issuable to CCUR Holdings, Inc. upon exercise of its Warrants and 4,145,498 shares of our common stock held by Sponsor. CCUR Holdings, Inc. is controlled by its board of directors. Igor Volshteyn, the President and CEO of CCUR Holdings, Inc., was the chief financial officer and a director of Spartacus and the president and sole director of the Company the prior to the closing of the Business Combination. CCUR Holdings, Inc. and MILFAM CI SPARTACUS LLC, an affiliate of Milfam Investments LLC, are the managing members of Sponsor. As such, each of CCUR Holdings, Inc. and MILFAM CI SPARTACUS LLC have voting and investment discretion with respect to the common stock held of record by Sponsor and may be deemed to share beneficial ownership of such securities. The address for this entity is 3800 North Lamar Blvd., Suite 200, Austin, Texas 78756.

(18)    Shares of common stock beneficially owned prior to the offering includes 324,074 shares of our common stock issuable to Mr. Aquino upon exercise of his Warrants. Mr. Aquino is a director on our Board.

(19)    Timothy Presutti has voting and investment power over the shares held by this Selling Securityholder. The business address of Reds Road Holdings LLC is 2802 Timmons Lane #27440, Houston, Texas 77227.

(20)    James B. Fleming, Jr. is the sole manager of Columbia Capital IV, LLC and as a result, he exercises shared voting and investment control over all the common stock held by Columbia Capital Employee Investors IV LP, Columbia Capital Equity Partners IV (ECI) Ltd., and Capital Equity Partners IV (QPCO), L.P. and may be deemed to have beneficial ownership over all those shares. The address for each entity is 204 South Union Street Alexandria, Virginia 22314.

(21)    The shares directly issued to Oak Investment Partners XIII, L.P. (“Oak XIII”) are indirectly held by Oak Associates XIII, LLC (“Oak Associates LLC”), which is the general partner of Oak XIII and may be deemed to share voting and investment power over the shares held by Oak XIII. Bandel Carano, a director of the Company, is a managing partner of Oak XIII and a managing member of Oak Associates LLC, and as such, may be deemed to possess shared beneficial ownership of any shares held by Oak XIII. Mr. Carano has shared power to vote and dispose of the shares held by Oak XIII, along with Edward W. Glassmeyer, Fredric W. Harman, and Ann H. Lamont, the other managing members of Oak Associates LLC. The principal business address of Oak XIII and Oak Associates LLC is c/o Oak XIII, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(22)    Shares of common stock beneficially owned prior to the offering includes 4,320,133 shares of our common stock issuable to AT&T upon exercise of its Warrant. AT&T Investment & Tower Holdings, LLC is a subsidiary of AT&T Inc., a publicly held company. The address of this entity is 208 S. Akard Street, Room 3203, Dallas TX 75202.

(23)    As the co-chief investment officers of each of CF NNAV-P LLC and CF NNAV-E LLC (through advisory and general partner entities), each of Peter L. Briger, Jr., Dean Dakolias, Andrew A. McKnight and Joshua Pack shares voting and investment power over the securities held by such Selling Securityholder. The address of each of these entities is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(24)    A majority of the units of Telcom LMS Holdings, LLC are held by various trusts as to which the sole trustee is Mrs. Neera Singh, 204 South Union Street, Alexandria, Virginia 22314. Mrs. Singh, as trustee, exercises voting and investment control over all the common stock held by Telcom LMS Holdings, LLC and may, along with Dr. Rajendra Singh, be deemed to have beneficial ownership over all those shares. The address for this entity is 701 Brickell Avenue, Suite 1700, Miami, Florida 33131.

(25)    All of the shares are held of record by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No.3 Pty Ltd (“FFIC3”). FFIC3 is a wholly owned subsidiary of the Future Fund Board of Guardians (“FFBG”). Assets held by FFBG are held for and on behalf of the Commonwealth of Australia and therefore no individual is the beneficial owner of the shares held by FFIC3. FFBG makes decisions by a majority vote of the non-executive board of FFBG. The principal business address of FFIC3 and FFBG is Level 14, 447 Collins Street, Melbourne, Victoria, Australia, 3000.

(26)    GS Investment Strategies, LLC (“GSIS”) has voting and investment power over the shares held of record by each Selling Securityholder. GSIS is a wholly-owned subsidiary of GSAM Holdings, LLC, which is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly traded company. The address for each of these entities is 200 West Street, New York, NY 10282.

(27)    Includes 9,097 restricted shares of our common stock and 98,908 shares underlying options, of which such options 38,630 are beneficially owned at the time of this prospectus. Mr. Gates is our Chief Financial Officer.

(28)    Includes 6,823 restricted shares of our common stock and 84,564 shares underlying options, of which such options 26,420 are beneficially owned at the time of this prospectus. Mr. Knutson is our Senior Vice President of Operations and Deployment.

(29)    Includes 143,541 shares of our common stock held by the Parsons Family Generation Skipping Trust, of which Gary Parsons’s spouse is the sole trustee. Mr. Parsons is the Chairman of our Board.

(30)    Includes 627,995 shares of our common stock held by the Ganesh M Pattabiraman Family Trust, of which Ganesh Pattabiraman and Anuradha Srikantan are the trustees. Includes 11,372 restricted shares of our common stock. Mr. Pattabiraman is our President and Chief Executive Officer and a director on our board.

(31)    Includes 11,372 restricted shares of our common stock and 201,538 shares underlying options, of which. Mr. Raghupathy is our Senior Vice President of Engineering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X to give effect to the Business Combination.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Holdings and Spartacus, as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination was completed on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination as if they had occurred on January 1, 2020.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read in conjunction with the following:

•        Holdings’ unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2021 included elsewhere in this prospectus;

•        Spartacus’ unaudited condensed financial statements and related notes as of and for the nine months ended September 30, 2021 included elsewhere in this prospectus;

•        Holdings’ audited consolidated financial statements and related notes for the year ended December 31, 2020 included elsewhere in this prospectus;

•        Spartacus’ audited financial statements and related notes for the period from August 10, 2020 (inception) through December 31, 2020 (as restated) included elsewhere in this prospectus; and

•        Our Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

Certain direct and incremental costs related to the Business Combination will be recorded as a reduction against additional-paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The unaudited pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of the unaudited pro forma condensed combined financial information and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material.

NEXTNAV INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	Holdings (Historical)	Pro Forma Adjustments	Note 2	Combined Pro Forma
Assets
Current assets:
Cash and cash equivalents	$36	$1,641	$203,007	2(a)	$111,200
			(177,060)	2(b)
			(29,370)	2(c)
			(91,454)	2(d)
			(600)	2(e)
			205,000	2(f)
Other current assets	276	8,417	(6,542)	2(c)	2,151
Total current assets	312	10,058	102,981		113,351
Cash and securities held in trust account	203,007	—	(203,007)	2(a)	—
Network under construction		16,821			16,821
Property and equipment, net		5,723			5,723
Intangible asset		4,106			4,106
Other assets		3,472			3,472
Total assets	$203,319	$40,180	$(100,026)		$143,473

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$2,172	$1,793	$(1,904)	2(c)	$2,061
Accrued expenses and other current liabilities	—	5,019	(2,310)	2(c)	2,709
Total current liabilities	2,172	6,812	(4,214)		4,770
Senior secured loan facility	—	82,192	(82,192)	2(d)	—
Warrants	31,912	168,016	(168,525)	2(i), 2(j)	16,012
			509	2(g)
			(15,900)	2(k)
Working capital loan	600	—	(600)	2(e)	—
Deferred underwriters’ discount	7,000	—	(7,000)	2(c)	—
Other long term liabilities	—	1,150	—		1,150
Total liabilities	41,684	258,170	(277,922)		21,932
Redeemable convertible preferred stock	—	383,435	(383,435)	2(o)	—
Class A Common Units, authorized 128,508,093 units; 10,766,604 units issued and outstanding as of September 30, 2021	—	2	(2)	2(p)	—
Class A common stock subject to possible redemption, 20,000,000 shares at redemption value as of September 30, 2021	203,007	—	(203,007)	2(b)	—

NEXTNAV INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (continued)
As of September 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	Holdings (Historical)	Pro Forma Adjustments	Note 2	Combined Pro Forma
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of September 30, 2021	—	—	—		—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—	10	2(f), 2(g), 2(i), 2(j), 2(k), 2(l), 2(m)	10
Class B common stock, $0.0001 par value; 20,000,000 shares authorized, 5,000,000 shares issued and outstanding as of September 30, 2021	1	—	(1)	2(l)	—
Accumulated other comprehensive loss	—	—	(115)	2(m)	(115)
Additional paid-in capital	—	347	204,998	2(f)	132,913
			168,525	2(i), 2(j)
			15,900	2(k)
			1,496	2(h)
			25,947	2(b)
			(41,373)	2(n)
			(24,699)	2(c)
			(218,228)	2(m), 2(o), 2(p)
Accumulated Deficit	(41,373)		41,373	2(n)	(11,267)
			(9,262)	2(d)
			(509)	2(g)
			(1,496)	2(h)
Total stockholders’ equity	(41,372)	347	162,566		121,541
Members’ deficit	—	(601,774)	601,774	2(m)	—
Total liabilities and stockholders’ equity (members’ deficit)	$203,319	$40,180	$(100,026)		$143,473

NEXTNAV INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	Holdings (Historical)	Pro Forma Adjustments	Note 3	Combined Pro Forma
Revenue	$—	$743	$—		$743

Operating expenses:
Costs of goods sold (exclusive of depreciation and amortization)	3,535	11,668	—		15,203
Research and development	—	6,894	—		6,894
Selling, general and administrative	—	9,385	—		9,385
Depreciation and amortization	—	1,069	—		1,069
Total operating expenses	3,535	29,016	—		32,551
Operating loss	(3,535)	(28,273)	—		(31,808)

Other income (expense):	—
Interest income (expense)	47	(8,899)	8,899	3(a)	47
Change in fair value of warrants	(8,900)	(61,184)	61,184	3(d), 3(e)	(4,200)
			4,700	3(f)
Other income (expense), net	—	(69)	—		(69)
Loss before income taxes	(12,388)	(98,425)	74,783		(36,030)
Income tax expense	—	(40)	—		(40)
Net loss	$(12,388)	$(98,465)	$74,783		$(36,070)
Foreign currency translation adjustment	—	(19)	—		(19)
Comprehensive loss	$(12,388)	$(98,484)	$74,783		$(36,089)

Weighted average shares outstanding of Class A redeemable common stock	20,000,000	—	—		—
Basic and diluted loss per share, Class A common stock subject to possible redemption	$(0.50)	—	—		$—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,000,000	—	—		99,791,147
Basic and diluted loss per non-redeemable common share	$(0.50)	—	—		$(0.36)
Change in redemption value of preferred units	$—	$(13,831)	$—		$—
Net loss attributable to common unit holders	$—	$(112,296)	$—		$—
Weighted average shares outstanding – basic and diluted	—	20,526	—		—
Net loss attributable to common unit holder per share – basic and diluted	$—	$(5.47)	$—		$—

NEXTNAV INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(In thousands, except share and per share data)

	For the period from August 10, 2020 (inception) through December 31, 2020 (as restated) Spartacus (Historical)	For the year ended December 31, 2020 Holdings (Historical)	Pro Forma Adjustments	Note 3	Combined Pro Forma
Revenue	$—	$569	$—		$569

Operating expenses:
Costs of goods sold (exclusive of depreciation and amortization)	788	7,770	509	3(b)	10,563
			1,496	3(c)
Research and development	—	8,777	—		8,777
Selling, general and administrative	—	13,256	—		13,256
Depreciation and amortization	—	235	—		235
Total operating expenses	788	30,038	2,005		32,831
Operating loss	(788)	(29,469)	(2,005)		(32,262)

Other income (expense):
Interest income (expense)	29	(10,037)	10,037	3(a)	29
Change in fair value of warrants	(2,975)	(97,604)	97,604	3(d), 3(e)	(2,275)
			700	3(f)
Other income (expense), net	—	(188)	—		(188)
Loss before income taxes	(3,734)	(137,298)	106,336		(34,696)
Income tax benefit (expense)	—	(38)	—		(38)
Net loss	$(3,734)	$(137,336)	$106,336		$(34,734)
Foreign currency translation adjustment	—	12	—		12
Comprehensive loss	$(3,734)	$(137,324)	$106,336		$(34,722)

Weighted average shares outstanding of Class A redeemable common stock	8,663,166	—	—		—
Basic and diluted loss per share, Class A common stock subject to possible redemption	$—	—	—		—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,546,624	—	—		99,791,147
Basic and diluted loss per non-redeemable common share	$(0.57)	—	—		(0.35)
Change in redemption value of preferred units	$—	$(33,072)	$—		$—
Net loss attributable to common unit holders	$—	$(170,408)	$—		$—
Weighted average shares outstanding – basic and diluted	—	16,853	—		—
Net loss attributable to common unit holder per share – basic and diluted	$—	$(10.11)	$—		$—

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of operation subsequent to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Spartacus and Holdings.

There were no significant intercompany balances or transactions between Spartacus and Holdings as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Spartacus and Holdings filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of NextNav Inc.’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a)      Reflects the reclassification of cash held in the Trust Account that becomes available following the Business Combination.

b)      Reflects a $177.0 million withdrawal of funds from the Trust Account to fund the redemption of 17.4 million shares of Spartacus Class A common stock at approximately $10.15 per share.

c)      Reflects the cash payment of Spartacus and Holdings’ transaction costs of $29.4 million incurred and paid at the close of the Business Combination. Of that amount, $7.0 million relates to deferred underwriting compensation incurred as part of the IPO paid upon the consummation of a Business Combination. The remaining transaction costs of $22.4 million include direct and incremental costs, such as legal, third party advisory, and other miscellaneous fees associated with the Business Combination.

As of September 30, 2021, approximately $6.5 million of transaction costs were deferred on the historical balance sheet of Holdings, and approximately $1.9 million and $2.3 million were accrued for on the historical balance sheet of Spartacus and Holdings, respectively. These transaction costs relate legal and third party advisory costs associated with the Business Combination.

d)      Reflects the cash payoff of Holdings’ senior secured loan facility of $91.5 million and the elimination of the corresponding liability of $82.2 million, which is presented net of debt issuance costs and discount.

e)      Reflects the repayment of the Spartacus’ working capital loan upon consummation of the Business Combination.

f)      Reflects the gross cash proceeds from PIPE Financing of 20.5 million shares of Spartacus Class A common stock for $205.0 million from the PIPE Investors.

g)      Reflects the unvested portion of the two Class D Preferred Units warrants issued by Holdings to AT&T which vest upon the consummation of the Business Combination. For purposes of the pro forma condensed combined balance sheet these warrants are deemed to vest as of September 30, 2021, and the value of the unvested portion is based on the valuation as of September 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion may significantly differ as a result of the Business Combination.

h)      Reflects the unvested portion of the Class A Common Units warrant issued by Holdings to AT&T which vest upon the consummation of the Business Combination. For purposes of the pro forma condensed combined balance sheet the warrant is deemed to vest as of September 30, 2021, and the value of the unvested portion is based on the valuation as of the historical modification date of the AT&T Holdings Warrants. The information is provided for illustrative purposes only, and the fair value of the unvested portion may significantly differ as a result of the Business Combination.

i)       Reflects the reclassification of Holdings’ redeemable warrant liability to additional paid-in capital and common stock for the exchange of the AT&T Holdings Warrants for the AT&T Shelf Warrant.

The value of the AT&T Shelf Warrant upon exchange date is assessed by Holdings to closely approximate the combined value of the AT&T Holdings Warrants, which for purposes of the pro forma condensed combined balance sheet as of September 30, 2021 is deemed to be the fair value of the AT&T Holdings Warrants as of this date. The information is provided for illustrative purposes only, and the fair value of the AT&T Holdings Warrants may significantly differ as a result of the Business Combination.

j)       Reflects the reclassification of Holdings’ redeemable warrant liability to additional paid-in capital and common stock as a result of: i) the exercise of outstanding warrants, other than the AT&T Holdings Warrants, immediately prior to the Business Combination, ii) as well as the reclassification of certain unexercised warrants, other than those held by AT&T, to permanent equity.

k)      Reflects the reclassification of Spartacus’ 10 million outstanding public warrants issued during its initial public offering from warrant liability to additional paid-in capital and common stock. Upon consummation of the Business Combination, the terms included in the public warrants that precluded equity classification are no longer applicable, which for purposes of the pro forma condensed combined balance sheet is assumed to have occurred on September 30, 2021.

l)       Reflects the reclassification of $1 thousand for the par value of Spartacus Class B common stock to the par account for Class A common stock to account for the conversion of all outstanding, non-forfeited Class B common stock to Class A common stock (see Note 4).

m)     Reflects the recapitalization of Holdings, including the reclassification of members’ equity to common stock, additional paid-in capital, and accumulated other comprehensive loss.

n)      Reflects the elimination of Spartacus’ historical retained earnings.

o)      Reflects the recapitalization of Holdings preferred convertible preferred stock.

p)      Reflects the recapitalization of Holdings common stock.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020 (as restated), and for the year then ended are as follows:

a)      Reflects the reduction of interest expense for the nine months ended September 30, 2021 and for the year ended December 31, 2020 as a result of the payoff of Holdings’ senior secured loan facility.

b)      Reflects the incremental expense for the unvested portion of the two Class D Preferred Units warrants issued by Holdings to AT&T, which for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020, is assumed to have vested on January 1, 2020. The unvested portion is deemed to be equivalent to the fair value of the vested portion of the two Class D Preferred Units warrants at September 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion of the AT&T Holdings Warrants may significantly differ as a result of the consummation of the Business Combination.

c)      Reflects the incremental expense for the unvested portion of the Class A Common Units warrant issued by Holdings to AT&T which vests upon consummation of the Business Combination, and for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020 is assumed to have vested on January 1, 2020. The unvested portion is deemed to be equivalent to the fair value of the vested portion of the Class A Common Units warrant as of the historical modification date of the AT&T Holdings Warrants. The information is provided for illustrative purposes only, and the fair value of the unvested portion of the AT&T Holdings Warrants may significantly differ as a result of the consummation of the Business Combination.

d)      Reflects the elimination of the AT&T Holdings Warrants based on the election made by AT&T to exchange its AT&T Holdings Warrants for the equity-classified AT&T Shelf Warrant. The value of the AT&T Shelf Warrant upon exchange date is assessed by Holdings to closely approximate the combined value of the AT&T Holdings Warrants, which for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020, is assumed to have occurred on January 1, 2020. The information is provided for illustrative purposes only, and the fair value of the existing warrant may significantly differ as a result of the consummation of the Business Combination.

e)      Reflects the elimination of Holding’s fair value adjustments related to warrants, other than the AT&T Holdings Warrants, accounted for as liabilities due to the i) exercise of the warrants upon the close of the Business Combination and ii) the reclassification of the remaining unexercised warrants to permanent equity and discontinuing to account for these at fair value on a recurring basis.

f)      Reflects the elimination of Spartacus’ fair value adjustments related to the 10 million outstanding public warrants issued during its initial public offering, which were historically accounted for as a liability. Upon consummation of the Business Combination, the terms included in the public warrants that precluded equity classification are no longer applicable, and accordingly the public warrants are reclassified to permanent equity and are no longer remeasured to fair value on a recurring basis. For purposes of the pro forma condensed combined statements of operations, the reclassification is assumed to have occurred on January 1, 2020.

Note 4. Loss Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020 (as restated). The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, Spartacus had two classes of common stock shares: Class A shares and Class B shares. The Class B shares were held by the Sponsor. In connection with the closing of the Business Combination, each currently issued and outstanding share of Class B common stock not forfeited automatically converted on a one-for-one basis, into shares of Class A common stock. Immediately thereafter, each currently issued and outstanding share of Class A common stock automatically converted, on a one-for-one basis, into shares of NextNav Inc.

Spartacus had 10 million outstanding public warrants sold during the initial public offering and 8.75 million warrants sold in a private placement to purchase an aggregate of 18.75 million Class A shares simultaneous to the initial public offering. The warrants were exercisable at $11.50 per share which exceeded the current market price of Spartacus’s Class A common stock. These warrants were considered anti-dilutive and excluded from the LPS calculation as the exercise price exceeds the average market value of the common stock price during the applicable period.

The AT&T Shelf Warrant issued by Holdings entitles AT&T to purchase an aggregate of 4,320,133 shares of NextNav Inc.’s common stock at an exercise price of $0.01. The AT&T Shelf Warrant is expected to be net settled upon redemption, resulting in an issuance of 4,315,813 of NextNav Inc.’s common stock. The exercise price represents little consideration compared to the estimated price of Spartacus’ Class A common stock of $10.00 per share and there are no other vesting conditions or contingencies associated with them. Accordingly, they will be included in the pro forma LPS calculation during the applicable period.

Upon the closing of the Business Combination, the board of directors authorized and approved the grant of restricted stock units under the Omnibus Incentive Plan. Awards granted under the Omnibus Plan above are antidilutive and excluded from pro forma diluted LPS. As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the nine months ended September 30, 2021	For the year ended December 31, 2020
	Pro-Forma Combined	Pro-Forma Combined
Pro forma net loss (in thousands)	$(36,070)	$(34,734)
Basic and Diluted weighted average shares outstanding	99,791,147	99,791,147
Pro Forma Basic and Diluted loss per share	$(0.36)	$(0.35)

Pro Forma Basic and Diluted weighted average shares
Holdings Stockholders	67,419,627	67,419,627
AT&T Shelf Warrant(1)	4,315,813	4,315,813
Spartacus Founder Shares	5,000,000	5,000,000
Spartacus Public Stockholders	2,555,707	2,555,707
Spartacus PIPE Investors	20,500,000	20,500,000
Total Pro Forma Basic and Diluted weighted average shares	99,791,147	99,791,147

____________

(1)      Assumes net settlement of AT&T Shelf Warrant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflect the historical results of operations and financial position of Holdings and its subsidiaries, including NextNav, LLC. The discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based GPS. The world increasingly requires more accurate and resilient PNT capabilities. Public safety, autonomous vehicles, eVTOLs, UAVs, and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where you are standing and game developers need precise 3D location data to deliver a next generation augmented reality experience.

In early 2021, we launched the first element of its next generation GPS service through initial commercial service on its nationwide Pinnacle network that was deployed in partnership with AT&T. The Pinnacle network provides “floor-level” altitude detection to over 90% of commercial structures over three stories in the U.S. using existing off-the-shelf Apple and Android smart phones. The Pinnacle network is being utilized by FirstNet® for public safety, as well as a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of services using our existing deployed network will support significant revenue growth over the coming years.

We will be extending our capabilities by deploying our TerraPoiNT system, which is a nationwide network that overcomes the inherent limitations of traditional GPS. TerraPoiNT utilizes a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. TerraPoiNT is well suited for urban and indoor environments where existing GPS signals are either distorted or blocked all together. In addition, TerraPoiNT provides redundancy for GPS, which is vulnerable to spoofing and jamming. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS would be catastrophic, and there is no back-up today.

Since the inception of NextNav, LLC in 2007, we have secured valuable licenses covering approximately 93% of the U.S. population for a contiguous 8 MHz band of 900 MHz spectrum, filed over 100 patents related to its systems and services, deployed the nationwide Pinnacle network and launched commercial service. In addition, we have deployed our TerraPoiNT solution in 51 markets, which received the highest scores in testing by the Department of Transportation of potential PNT back-up solutions.

The Business Combination and Public Company Costs

On October 28, 2021, we consummated the previously announced business combination pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 2021, by and among us, Spartacus, Holdings and the other parties thereto. As a result of the Business Combination, certain blocker entities formed by Holdings equity holders, Holdings and the various operating subsidiaries of Holdings became our wholly owned subsidiaries, with the equity holders of each of such blocker entities and Holdings and Spartacus’ stockholders becoming our stockholders. In connection with the Business Combination, we changed our name to NextNav Inc. and the Nasdaq ticker symbols for our common stock, par value $0.0001 per share, and warrants are “NN” and “NNAVW,” respectively.

While the legal acquirer in the Business Combination is Spartacus, for financial accounting and reporting purposes under U.S. GAAP, Holdings is deemed to be the accounting acquirer and the various mergers pursuant to the Business Combination have been accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of NextNav Inc. will represent the continuation of the financial statements of Holdings in many respects. Under this method of accounting, Spartacus will be treated as the “acquired” company for financial reporting purposes.

With the consummation of the Business Combination and the PIPE Financing, the most significant changes in our future reported financial position and results of operations as compared to Holdings’ position is an increase in cash (as compared to Holdings’ balance sheet at September 30, 2021) of approximately $104.2 million, predominantly derived from the PIPE Financing and the cash from Spartacus’ trust account, after giving effect to the redemption of Spartacus’ public shares, transaction fees, and fully paying off the outstanding principal, accrued cash interest and paid-in-kind (“PIK”) interest, and other applicable fees on Holdings’ debt facility.

As a publicly traded company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees that Holdings has not previously incurred.

Impact of COVID-19 on NextNav’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and we continue to closely monitor the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors and business partners. While the COVID-19 pandemic initially delayed the rollout of our Pinnacle network, the Pinnacle network has since been deployed.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers and business partners. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect our development plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable at this point and any resurgence may slow down NextNav’s customer adoption and deployment of the TerraPoiNT network. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. NextNav has also experienced and may continue to experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on our financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor our financial condition, liquidity, operations, suppliers, industry and workforce.

Key Components of Results of Operations

Revenue

NextNav has generated limited revenues since its inception. NextNav derives its revenue from “floor-level” altitude location data, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology. NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, and collection of consideration is probable.

Operating Expense

Cost of Goods Sold

Cost of Goods Sold (“COGS”) consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our operations and manufacturing teams. COGS also includes expenses for site leases, cost of equipment, and professional services related to the maintenance of the equipment at each leased site. We expect our operations costs to increase for the foreseeable future as it continues to invest in the expansion of its Pinnacle and TerraPoiNT networks.

Research and Development

Research and Development expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our research and development functions. Research and development costs also include outside professional services for software and hardware development, cloud hosting costs, and software licensing costs. We expect our research and development costs to increase for the foreseeable future as it continues to invest in research and development for its current products and future products.

Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our business development, marketing, corporate, executive, finance legal, human resources, IT and other administrative functions. Selling, general and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance and other administrative expenses.

We expect our selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, we expect that our selling, general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue over time.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation and amortization of our property and equipment and intangible assets that is recognized over their estimated useful lives.

Interest Expense

Interest expense relates to interest on our senior secured loan facility.

Other Income (expense)

Other income (expense) consists of miscellaneous non-operating items, such as change in fair value of warrants and foreign currency gains (losses).

Results of Operations

The following table sets forth NextNav’s statements of operations for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30, (unaudited)
	2020	2019	2021	2020
	(in thousands)
Revenue	569	164	743	463
Operating Expense:
COGS(1)	7,770	5,687	11,668	5,233
Research and Development(1)	8,777	6,615	6,894	5,177
Selling, general and administrative(1)	13,256	5,055	9,385	6,520
Depreciation and Amortization	235	88	1,069	48
Total operating expenses	30,038	17,445	29,016	16,978
Operating Loss	(29,469)	(17,281)	(28,273)	(16,515)
Interest Expense	(10,037)	(2,960)	(8,899)	(7,247)
Other Income (expense)	(97,792)	1,958	(61,253)	373
Loss before income taxes	(137,298)	(18,283)	(98,425)	(23,389)
Provision for income taxes	(38)	(19)	(40)	(25)
Net Loss	(137,336)	(18,302)	(98,465)	(23,414)

____________

(1)      COGS, research and development, and selling, general and administrative expense for the periods do not include depreciation and amortization but include stock-based compensation as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
	(in thousands)
Cost of goods sold	893	16	134	—
Research and development	1,994	41	409	—
Selling, general and administrative	4,476	13	490	53
	7,363	70	1,033	53

Comparison of the Nine Months Ended September 30, 2021 and 2020

Revenue

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	743	463	280	61%

Revenue increased by $280 thousand, or 61%, to $743 thousand for the nine months ended September 30, 2021 from $463 thousand for the nine months ended September 30, 2020. The increase was driven by increased revenue from technology contracts with government and commercial customers, and an assessment contract with a commercial customer. For the nine months ended September 30, 2021, three customers accounted for 92% of total revenue. For the nine months ended September 30, 2020, three customers accounted for 97% of total revenue.

Operating Expenses

COGS

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
COGS	11,668	5,233	6,435	123%

COGS increased by $6.4 million, or 123%, to $11.7 million for the nine months ended September 30, 2021 from $5.2 million for the nine months ended September 30, 2020. The increase was primarily driven by a $5.5 million increase in rent expense related to contingent rent recorded for warrants vested in the nine months ended September 30, 2021 (see NextNav Holdings Notes to the Consolidated Financial Statements — Note 2 for more information), a $0.3 million increase in site rental and maintenance expense related to new TerraPoiNT sites, $0.5 million increase in outside consulting expense due to the Pinnacle network deployment, a $0.3 million increase in payroll related expenses a primarily driven by a stock-based compensation and annual merit-based salary increases, and $0.2 million increase in maintenance and operations of the Pinnacle network. The increases were partially offset by a decrease of $0.2 million in equipment costs.

Research and Development

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Research and Development	6,894	5,177	1,717	33%

Research and development expenses increased by $1.7 million, or 33%, to $6.9 million for the nine months ended September 30, 2021 from $5.2 million for the nine months ended September 30, 2020. The increase was primarily driven by a $1.4 million increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increase, and a $0.3 million increase in software licenses.

Selling, General and Administrative

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Selling, general and administrative	9,385	6,520	2,865	44%

Selling, general and administrative expenses increased by $2.9 million, or 44%, to $9.4 million during the nine months ended September 30, 2021, from $6.5 million in the nine months ended September 30, 2020. The increase was primarily driven by a $1.2 million increase in payroll related expenses due to increased headcount, stock-based compensation and annual merit-based salary increase, $0.8 million increase in outside consulting expense related to finance and marketing, $0.2 million in facilities expenses, and a $0.7 million increase in IT related expenses.

Depreciation and Amortization

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and Amortization	1,069	48	1,021	2,127%

Depreciation and amortization expenses increased by $1.0 million, or 2,127%, to $1.1 million during the nine months ended September 30, 2021, from $48 thousand during the nine months ended September 30, 2020. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service since the second half of 2020.

Interest Expense

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest Expense	8,899	7,247	1,652	23%

Interest expenses increased by $1.7 million, or 23%, to $8.9 million during the nine months ended September 30, 2021, from $7.2 million during the nine months ended September 30, 2020. The increase in interest expense is primarily attributable to the increase in borrowing from our senior secured loan facility.

Other Income (Expense)

	Nine Month Ended September 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other Income (Expense)	(61,253)	373	(61,626)	(16,522)%

Other income decreased by $61.6 million, or 16,522%, to ($61.2) million during the nine months ended September 30, 2021, from $0.4 million during the nine months ended September 30, 2020. The decrease was primarily driven by the change of the fair value of warrants.

Comparison of the Fiscal Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue	569	164	405	247%

Revenue increased by $0.4 million, or 247%, to $0.6 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. The increase was primarily driven by increased revenue from technology demonstration and assessment contracts with government customers. For the year ended December 31, 2020, three customers accounted for 53%, 27%, and 18% of total revenue. For the year ended December 31, 2019, one customer accounted for 93% of total revenue.

Operating Expense

COGS

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
COGS	7,770	5,687	2,083	37%

COGS increased by $2.1 million, or 37%, to $7.8 million for the year ended December 31, 2020 from $5.7 million for the year ended December 31, 2019. The increase was primarily driven by a $1.2 million increase in payroll-related expenses driven by increased headcount and stock-based compensation of $0.9 million; $0.4 million increase in outside professional services expenses related to Pinnacle network deployment and increased sales and marketing consulting; $0.4 million increase in site rental and maintenance expense for the TerraPoiNT Network deployed in 47 markets due to additional leases commencing in those markets.

Research and Development

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Research and Development	8,777	6,615	2,162	33%

Research and development expenses increased by $2.2 million, or 33%, to $8.8 million for the year ended December 31, 2020 from $6.6 million for the year ended December 31, 2019. The increase was primarily driven by a $2.0 million increase in payroll-related expenses driven by increased headcount and stock-based compensation of $2.0 million offset by capitalization of payroll related software development costs, and $0.3 million increase in equipment costs, offset by a $0.1 million decrease in various expenses such as travel and equipment.

Selling, General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Selling, general and administrative	13,256	5,055	8,201	162%

Selling, general and administrative expenses increased by $8.2 million, or 162%, to $13.2 million during the year ended December 31, 2020, from $5.1 million in the year ended December 31, 2019. The increase was primarily driven by an increase of $5.4 million in personnel-related expenses due to increased headcount and an increase in stock-based compensation of $4.4 million, $1.9 million increase in finance, legal, and human resources professional services, $0.3 million increase in audit and professional services fees in support of audit, $0.2 million increase in IT related expenses, $0.3 million increase in rent and other corporate services, and an increase of $0.1 million in recruiting expense.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Depreciation and Amortization	235	88	147	167%

Depreciation and amortization expenses increased by $147 thousand, or 167%, to $235 thousand during the year ended December 31, 2020, from $88 thousand during the year ended December 31, 2019. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service in the second half of 2020.

Interest Expense

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Interest Expense	10,037	2,960	7,077	239%

Interest expenses increased by $7.1 million or 239%, to $10.0 million during the year ended December 31, 2020, from $3.0 million during the year ended December 31, 2019. The increase in interest expense is primarily attributable to an increase in the borrowing from the financing arrangement.

Other Income (Expense)

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other Income (Expense)	(97,792)	1,958	(99,750)	(5,094)%

Other income decreased by $99.8 million, or 5,094%, to ($97.8) million during the year ended December 31, 2020, from $2 million during the year ended December 31, 2019. The decrease was primarily attributable to the change of the fair value of warrants in 2020 offset by the change in fair value of a derivative (due to extinguishment of a derivative related to shareholder convertible notes) in 2019.

Liquidity and Capital Resources

NextNav has incurred losses since our inception and to date has generated only limited revenue. To date, NextNav has funded its operations primarily through the issuances of convertible preferred units and through borrowing under an existing senior secured loan facility (“Financing Agreement”), which we entered into in December 2019 with Fortress Credit Corporation (“Fortress”). NextNav has raised gross proceeds of $179 million from convertible preferred unit issuances and $82 million from borrowing under the Financing Agreement, inclusive of paid-in-kind interest. Pursuant to the Financing Agreement, NextNav is entitled to borrow up to $105 million, $80 million of which is available to fund operations and the balance is available to fund costs incurred pursuant to the agreement, including legal and advisor costs, cash interest and PIK interest. As of September 30, 2021, NextNav had $12.0 million of principal remaining to be drawn under the Financing Agreement. The Financing Agreement contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. Added to the reference rate and LIBOR loans, respectively, are applicable margins of 6% and 7%, respectively, resulting in combined interest and applicable margin rates of at least 12% per annum on all loans made pursuant to the financing agreement. The facility matures in December 2026, with repayment of all amounts due under the loan due at that time.

In June 2021, NextNav entered into a second amendment (“Second Amendment”) to the Financing Agreement. Under the terms of the Second Amendment, the amount available to fund the operations of NextNav was increased from $65.0 million to $80.0 million, with the remainder available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs and cash interest. The total amount committed under the Financing Agreement is unchanged at $105.3 million. Debt outstanding under the Financing Agreement as of September 30, 2020 was $82.2 million, which is inclusive of PIK interest and net of debt issuance costs. Subsequent to quarter end, in connection with the consummation of the Business Combination, all amounts outstanding under the Financing Agreement were repaid and the Financing Agreement was terminated.

Immediately before the closing of the Business Combination, Spartacus issued and sold in a private placement an aggregate of 20.5 million shares of its Class A common stock at $10.00 per share (the “PIPE Financing”). Further, Spartacus received $25.9 million of cash previously held in a trust account, after giving effect to a per share conversion price of approximately $10.15 for holders of public shares electing redemption. The trust account had a balance immediately prior to the Business Combination of $203.0 million.

Following the payment of redemptions and after giving effect to the PIPE Financing, Spartacus had approximately $230.9 million of available cash for disbursement. A portion of the available cash post-Business Combination was used to repay the outstanding principal, accrued cash interest and PIK interest, and other applicable fees on the Financing Agreement as of October 28, 2021. As a result, NextNav had no debt outstanding and after giving effect to this payment NextNav’s cash balance increased by approximately $104.2 million to fund future operations.

During the nine months ended September 30, 2021 and 2020, NextNav incurred net losses of $98.5 million and $23.4 million, respectively. As of September 30, 2021, NextNav had cash and cash equivalents of $1.6 million and an accumulated deficit of $601.4 million. NextNav expects to incur additional losses and higher operating expenses for the foreseeable future. NextNav’s primary uses of cash are to fund its operations as it continues to grow its business. NextNav will require a significant amount of cash for expenditures as it invests in ongoing research and development and the deployment of the TerraPoiNT network. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate that we will continue to incur net losses. However, we estimate that the net proceeds of $104.2 million from the Business Combination will be sufficient to meet our liquidity needs for the foreseeable future.

To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, NextNav Inc. may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to NextNav Inc.’s stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict NextNav’s operations. There can also be no assurances that NextNav Inc. will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objections.

Cash Flows

The following table summarizes our cash flows for the period indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2020	2019	2021	2020
	(in thousands)
Net cash (used in) operating activities	(28,405)	(15,515)	(29,429)	(18,835)
Net cash (used in) investing activities	(7,178)	(59)	(1,054)	(5,722)
Net cash provided by financing activities	34,771	24,003	18,469	29,837

Cash Flows from Operating Activities

NextNav’s cash flows used in operating activities is significantly affected by the growth of its business primarily related to research and development, sales and marketing, and selling, general and administrative activities. NextNav’s operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

During the nine months ending September 30, 2021, net cash used in operating activities was $29.4 million, resulting primarily from a net loss of $98.4 million adjusted for non-cash charges of $61.1 million for change in the fair value of warrant liability, $5.5 million related to issuance of warrant for rent expense, $4.2 million for paid-in-kind interest expense, $1.1 million for depreciation and amortization, $0.7 million for amortization of debt issuances costs, $1.0 million for stock-based compensation and $0.1 million for asset retirement obligation accretion. Additionally, there was a net increase in operating assets and liabilities of $4.7 million.

During the nine months ending September 30, 2020, net cash used in operating activities was $18.8 million, resulting primarily from a net loss of $23.4 million adjusted for non-cash charges of $2.4 million of for paid-in-kind interest expense, and $0.5 million for amortization of debt issuance costs offset by $0.4 million for change in the fair value of warrant liability. Additionally, there was a net increase in operating assets and liabilities of $2.1 million.

Net cash used in operating activities during 2020 was $28.4 million, resulting from a net loss of $137.3 million and non-cash charge of $97.6 million for the change in fair value of warrant liability, adjusted for non-cash charges of $7.4 million in stock based compensation charges, non-cash charges of $3.6 million in interest expense that is primarily attributable to the increase in borrowing from the financing arrangement, non-cash charges of $0.7 million in amortization of debt issuance costs, non-cash charges of $0.2 million in depreciation, and a decrease of $0.9 million in accounts payable, prepaid and other current assets.

Net cash used in operating activities during 2019 was $15.5 million, resulting primarily from a net loss of $18.3 million, adjusted for $1.6 million decrease in accounts payable, accrued expenses, and other assets, $1.5 million in non-cash amortization of debt issuance costs, non-cash charges of $1.3 million for accrued interest on convertible shareholder notes, non-cash charges of $0.1 million for depreciation and amortization, stock based compensation, and deferred rent, offset by $1.9 million non-cash gain on extinguishment of a derivative related to shareholder convertible notes.

Cash Flows from Investing Activities

During the nine months ending September 30, 2021, net cash used in investing activities was $1.1 million representing additions to property and equipment primarily related to the deployment of the Pinnacle Network and internal use software.

During the nine months ending September 30, 2020, net cash used in investing activities was $5.7 million primarily related to the deployment of the Pinnacle Network.

Net cash used in investing activities during 2020 was $7.2 million representing additions to property, equipment and related installation costs primarily related to the deployment of the Pinnacle Network.

Net cash used in investing activities during 2019 was $59 thousand representing additions to property and equipment primarily related to the purchase of network assets.

Cash Flows from Financing Activities

During the nine months ending September 30, 2021, net cash provided by financing activities was $18.5 million primarily reflecting borrowing from our senior secured loan facility.

During the nine months ending September 30, 2020, net cash provided by financing activities was $29.8 million primarily reflecting $35.2 million in borrowing from our senior secured loan facility partially offset by $5.4 million in senior secured loan facility issuance costs.

Net cash provided by financing activities during 2020 was $34.8 million primarily reflecting $40.3 million in borrowing from the Financing Agreement offset by $5.5 million in financing issuance costs.

Net cash provided by financing activities during 2019 was $24.1 million primarily reflecting borrowing of $26.8 million from the Financing Agreement and proceeds from convertible notes offset by $2.8 million in financing issuance costs.

Off-Balance Sheet Arrangements

NextNav did not have off-balance sheet arrangements during the periods presented, and does not currently have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

Our discussion and analysis of our financial condition and results of operations are based on our Condensed Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our Condensed Consolidated Financial Statements and the accompanying Notes to Condensed Consolidated Financial Statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the ongoing and potential impacts of the COVID-19 pandemic and related government mandates and restrictions. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within its control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments.

Long Lived Assets

NextNav’s property and equipment and network under construction are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, impairment is determined by comparing the carrying value of these long-lived assets to management’s probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets or asset group. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset group.

Revenue Recognition

NextNav derives its revenue from indoor and dense-urban positioning technology, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology.

NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, payment terms are determined and collection of consideration is probable.

NextNav sells software licenses and services through arrangements that may bundle software, equipment, and other services. When NextNav determines that it has separate distinct performance obligations, it allocates the bundled contract price among the various performance obligations based on each deliverable’s stand-alone selling price. If the stand-alone selling price is not directly observable, it estimates the amount to be allocated for each performance obligation based on observable market transactions. When it determines the performance obligations are not distinct, it recognizes revenue on a combined basis as the obligation is satisfied. To the extent its contracts include variable consideration, the transaction price includes both fixed and variable consideration. The variable consideration contained within its contracts with customers may include discounts, credits and other similar items. When a contract includes variable consideration, it evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, it includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

NextNav recognizes equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment. Customers do not have rights of return without prior consent from NextNav. Revenue pursuant to licensing agreements for our technology represent performance obligations that are satisfied over time. NextNav recognizes support services ratably over the periods in which the services are provided; the related costs are expensed as incurred.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and deferred revenue on the Consolidated Balance Sheets. NextNav bills amounts under its agreed-upon contractual terms at periodic intervals for services, upon shipment for equipment, or upon achievement of contractual milestones or as work progresses. Billing may occur subsequent to revenue recognition, resulting in accounts receivable. NextNav may also receive payments from customers before revenue is recognized, resulting in deferred revenue.

Intangible Assets

NextNav holds wireless Multilateration Location and Monitoring Service (“LMS”) licenses. Certain general regulatory requirements apply to all licensed wireless spectrum, including, for example, certain build-out or “substantial service” requirements, which generally must be satisfied as a condition to the retention of the license. NextNav is actively engaged in either meeting such requirements currently or seeking an extension of such requirements from the FCC for each of its LMS licenses. Although licenses are issued for only a fixed time, ten years, such licenses are subject to renewal by the FCC, based on the achievement of certain milestones and a finding that such renewal would serve the public interest. Renewal of NextNav’s licenses has occurred previously and at nominal cost. As a result, NextNav treats its wireless LMS spectrum licenses as an indefinite-lived intangible asset. It reevaluates the useful life determination for wireless licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Costs incurred to maintain the FCC licenses are recorded in operating expenses.

NextNav assesses indefinite-lived intangible assets for potential impairment annually as of October 1, or during the year if an event or other circumstance indicates that NextNav may not be able to recover the carrying amount of the asset. In evaluating indefinite-lived intangible assets for impairment, NextNav, LLC first assesses qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If NextNav concludes that it is not more likely than not that the fair value of the asset is less than its carrying value, then no further testing is required. However, if NextNav concludes that it is more likely than not that the fair value of the asset is less than its carrying value, then it performs a two-step impairment test to identify potential impairment and measures the amount of impairment it will recognize, if any.

Convertible Redeemable Preferred Stock

Holders of NextNav preferred stock have certain preference rights relative to NextNav common stock. NextNav preferred stock contains certain redemption and conversion features that are evaluated for appropriate classification. NextNav preferred stock is not classified as a liability because it is not mandatorily redeemable and does not contain an obligation to issue a variable number of shares. However, the NextNav preferred stock can be redeemed upon the occurrence of a liquidation event which is not solely within NextNav’s control. As such, the preferred stock has been classified as redeemable interests outside of permanent equity (i.e., mezzanine) as a result of these features.

Warrants

Warrants are classified as non-current liabilities and reported at fair value at each reporting period. The fair value the warrants is accounted for using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires NextNav to make certain assumptions, including the fair value of the underlying units, the expected term, the expected volatility, the risk-free interest rate, and the dividend yield. The expected dividend rate of zero is based on the fact that NextNav has not historically paid and does not expect to pay a dividend on its Class A Common Units or its Series D Preferred Units. The risk free rate was based on U.S. Treasury yields for securities with similar terms. Volatility was calculated based on the trading prices for a group of comparable public companies.

Stock-Based Compensation

NextNav measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. NextNav recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period. The straight-line method is used to recognize stock-based compensation over the applicable period. NextNav uses the Black-Scholes option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of share-based awards, including the fair value of the NextNav common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Equity Valuations

The fair value of our equity instruments has historically been determined based upon information available at the time of grant. Given the historical absence of a public trading market for our capital stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, management has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our equity instruments at each grant date.

These factors included:

•        NextNav’s operating and financial performance;

•        current business conditions and projections;

•        the likelihood of achieving a liquidity event for the underlying equity instruments, such as an initial public offering or sale of the company, given prevailing market conditions;

•        the lack of marketability of NextNav common stock; and

•        the market performance of comparable publicly traded companies.

Recently Issued and Adopted Accounting Standards

For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 1 to our consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

NextNav had cash and cash equivalents of $1.6 million as of September 30, 2021. NextNav holds its cash and cash equivalent for working capital purposes. NextNav’s cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, NextNav believes that it does not have any material exposure to changes in the fair value of its cash and cash equivalents due to changes in interest rates. Declines in interest rates, however, would reduce NextNav’s future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on NextNav’s financial statements.

Our borrowings under the senior secured loan facility interest contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. As a result, we are subject to interest rate risk, and our interest obligation on outstanding borrowings will fluctuate based on these options. As of September 30, 2021, our exposure to interest rate risk was not material. Subsequent to the quarter end, we repaid the amounts outstanding under our senior secured loan facility in full.

Concentration of Credit Risk

NextNav deposits our cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold NextNav’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Spartacus previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, NextNav Inc. will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare NextNav Inc.’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

NextNav Inc. will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of NextNav Inc.’s fiscal year in which it has total annual gross revenue of at least $1.07 billion, (c) the date on which NextNav Inc. is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which NextNav Inc. has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

DESCRIPTION OF THE BUSINESS

We are the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based GPS. The impact of GPS on the U.S. economy is approaching $1 trillion annually, according to our extrapolation of data from a National Institute of Standards and Technology (“NIST”) sponsored study conducted by RTI International (“RTI”). Based on the increasing reliance on PNT across many facets of the global economy, the world increasingly requires more accurate and resilient PNT capabilities. Higher performance will continue to expand the reach and value of PNT solutions, while resilience is essential to protect the vast economic activity that is reliant on GPS. We are targeting a global addressable market that is greater than $100 billion.

We currently deliver differentiated PNT solutions through our network-based Pinnacle and TerraPoiNT solutions. Our Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. This service enables full 3D location at national scale for the first time. Public safety, autonomous vehicles, electric vertical takeoff and landing vehicles (“eVTOLs”), unmanned aerial vehicles (“UAVs”), and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where a customer is standing and game developers need precise 3D location data to deliver next generation augmented reality experiences.

In early 2021, we launched our Pinnacle service in approximately 4,400 cities and towns in the United States, covering over 90% of commercial properties with structures that exceed three stories. The Pinnacle network is being used for public safety by FirstNet®, built with AT&T, the first high-speed, nationwide wireless broadband network dedicated to public safety, as well as by a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of customers using our existing Pinnacle network will support material revenue growth over the coming years.

Our TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS, namely a faint, unencrypted signal, which is often unavailable indoors, distorted in urban areas and vulnerable to both jamming and spoofing. TerraPoiNT overcomes these limitations through a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. Unlike GPS, the TerraPoiNT signal can be reliably received indoors and in urban areas, is difficult to jam, and is difficult to spoof. Further, the TerraPoiNT signal embeds Pinnacle information to provide a full 3D solution. In addition, TerraPoiNT provides redundancy for GPS, which is essential due to the economy’s reliance on GPS for location and precision timing. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS could be catastrophic, and there is no comprehensive, terrestrial backup that is widely deployed today. TerraPoiNT received the highest scores in testing by the U.S. Department of Transportation reported in 2021 regarding potential PNT backup solutions, in each category tested.

As of November 2021, TerraPoiNT is initially deployed, with metro-wide service in San Francisco and service available in 51 total markets nationally. It is also in use by the National Aeronautics and Space Administration (“NASA”) at their Langley Research Center for drone operations research.

Since our inception in 2007, we have secured valuable licenses for a contiguous 8 MHz band of 900 MHz spectrum covering approximately 93% of the U.S. population, filed over 100 patents related to our systems and services, and standardized our TerraPoiNT technology in 3GPP, the global telecommunications standards-setting body.

We believe our unique approach to PNT, relying on terrestrial infrastructure deployed at existing wireless tower or antenna locations, provides an unrivaled quality-of-service and would be difficult to replicate.

Industry Background

PNT services are used in nearly every facet of our economy. Cellular and electrical distribution systems depend on GPS-based timing, the mobile app economy relies on location to create innovative services and to drive data and advertising revenue, and public safety and enhanced 911 (“E911”) saves lives every day with the use of location services.

GPS has powered the global economy for the nearly 40 years. Without high-precision timing from GPS, cellular systems would quickly fail and the distribution of electricity would be impacted, while GPS-based location powers everything from aviation and wireless 911 location to the mobile app economy. Based on research performed for NIST by RTI in 2019, for example, GPS alone is calculated to have provided nearly $1.4 trillion to the U.S. economy between 1984 and 2017, with nearly a quarter of that value, exceeding $300 billion, delivered in the last year of their analysis. Applying the average 2015-2017 growth rate from the NIST RTI analysis implies that the 2021 domestic value provided by GPS was approximately $700 billion.

GPS has also inherent limitations due to its faint signal and the geometry of the orbital satellites especially near the Earth’s surface. This results in poor performance, especially in urban environments, indoors, and other locations where precise altitude determination is essential. The increasing demand for location services has resulted in the development of a number of supplements and alternatives to traditional GPS. NextNav was founded in 2007 by a team of visionary engineers who, at the time had a combined 15-plus years in the technology space, including location systems, and a passion for resolving the issues with GPS and the patchwork of alternatives that still fail to meet important service requirements.

NextNav Market Opportunity

We believe that the market opportunity for our services is significant, with a total addressable market of over $50 billion in the United States and over $100 billion globally. Nearly every segment of the global economy relies on geolocation or high-precision timing, directly or indirectly, and in general those services are either: (a) expensive; (b) of limited performance; or (c) are derived only from GPS or global navigation satellite system (“GNSS”), and suffer from the limitations and vulnerabilities of those services.

We have divided the broad application of our services into five major verticals:

1)      mission critical public safety;

2)      mass market, mobile apps, and data analytics;

3)      eVTOLs, UAVs and autonomous vehicles;

4)      enterprise, Internet of Things (“IOT”) and critical infrastructure; and

5)      global expansion.

Mission Critical Public Safety

Our solutions are expected to provide valuable services in the public safety market. Our Pinnacle service is currently being used by first responders enabling them to more accurately locate a caller with our 3D location services. When TerraPoiNT becomes broadly available, it is expected to provide significant additional value to first responders.

Based on information from the Bureau of Labor Statistics and the National Fire Protection Agency, we believe there are approximately 10 million primary first responders, extended primary first responders and non-military federal employees addressable by FirstNet®. We believe that these potential customers represent a total addressable market of approximately $1.2 billion.

According to the National Emergency Number Association (NENA), E911, which is an FCC required service provided by telecommunications carriers to their subscribers, is dialed approximately 240 million times each year as citizens seek to summon aid for emergencies, including medical emergencies, fires and other incidents. Because FCC rules require E911 services to convey the caller’s telephone number and detailed location information to emergency responders, geolocation is an essential element of emergency response. Currently wireless customers pay through their wireless carrier approximately $0.70 per month, depending on the jurisdiction in which they reside, into state and local E911 pools. A vast majority of those fees collected are directed towards E911 call center equipment. Based on a state-by-state review of E911 and other regulatory fees collected by wireless carriers we estimate a total addressable market for E911 location services in the United States of approximately $2.3 billion.

Based on an existing FCC order, we expect wireless carriers to have to provide altitude information along with horizontal location information with E911 calls. We have the opportunity to sell our services to wireless carriers to satisfy their regulatory obligations and improve the safety of their customers, and offer certain related services to Public Safety Answering Points to enhance the usability of E911 location services directly and in partnership with other service providers.

Mass Market, Mobile Apps, and Data Analytics

The mobile app economy relies on the availability of location data for direct services to consumers, emerging augmented reality applications and for advertising, marketing and analytics-driven monetization. Mobile advertising in the United States alone is projected by eMarketer to reach nearly $208 billion by 2025, from approximately $130 billion in 2021, and according to customer discussions approximately 40% of ad inventory is location-enabled.

Mobile Ad Spending

Source: eMarketer, “Mobile Ad Spending, US 2021-2025”, March 2021

Beyond the mobile advertising, mobile applications use location services to enable a wide range of capabilities. According to Google, one-third, or approximately 1 million out of 3 million, apps on the Google Play Store use location. In 2019, nearly $1 billion was spent in app stores on approximately 10,000 applications hosting at least one direct location services software development kit (“SDK”) (e.g., a mapping SDK and SDKs to enhance user experiences in venues), a small subset of the total apps using location, according to Apptopia data.

Mobile gaming also increasingly relies on location. One example is Niantic’s Pokemon Go™, the location-based game that captured national attention in 2016 and continues to be the leading mobile game by revenue. Pokemon Go™ generated over $3 billion in revenue between 2016 and 2019 according to SensorTower research. According to Statista research, this augmented reality trend is expected to accelerate, from approximately 10% of mobile gaming revenue in 2020 to 75% in 2025, or approximately $7.5 billion in annual spend on augmented reality titles.

Data gathered from mass-market applications is also utilized for analytics, including foot-traffic and related analysis. Based on customer interactions and internal analysis, NextNav believes that the total addressable market value of location-enabled analytics data and reports exceeds $6 billion.

Finally, mCommerce in the U.S. is expected to reach nearly $600 billion in 2024 according to eMarketer, growing at a CAGR of 16% and is expected to result in significant online-to-offline and related opportunities.

Collectively, we believe that the total addressable market for the mass-market segment in the United States is approximately $24 billion, and is characterized by multiple high-growth sectors.

eVTOLs, UAVs and Autonomous Vehicles

eVTOLs, UAVs and autonomous vehicles require reliable, accurate location data for navigation and timing services for control system synchronization.

Based on discussions with potential customers, including leading urban air mobility (“UAM”) providers, we believe that our Pinnacle service will provide a superior altitude or pressure reference both to airframe, autopilot and autonomous systems providers, and to air traffic control and air data providers. We believe that, when deployed broadly, our TerraPoiNT service will provide a resilient, supplementary signal for urban navigation, landing and takeoff. We anticipate selling our services through a mix of per vehicle, monthly recurring and per-usage access fees.

According to a study by Booz Allen Hamilton in September 2019, the infrastructure-constrained UAM market in the United States could result in 1 million eVTOL trips per day. With this volume, which requires approximately 80,000 eVTOLs to be in operation, We believe that the value of enhanced navigation and air traffic control could result in an addressable market of nearly $4 billion per year.

For autonomous vehicles, sensor-based approaches that do not incorporate reliable, independent location references are challenged in poor weather, ambiguous conditions, and GPS is vulnerable especially in urban environments.

We have estimated the total addressable market in the United States for autonomous vehicle systems to be over $6 billion by 2030, based on research published by the Gartner Group and McKinsey, with over 5 million fully autonomous vehicles on the road. We believe that each of these vehicles is a potential user of our services.

Enterprise, IOT and Critical Infrastructure

Enterprise and IOT services enable connectivity and coordination within a business or governmental agency. These systems enable intelligent machines, devices and fixed or mobile assets to communicate information from the machine, device, or fixed or mobile asset to and from back-office information systems of businesses and government agencies, as applicable, that track, monitor, control and communicate with them. Location and timing services are a critical element of these systems, and apply to a wide range of use cases including asset tracking, inventory management, patient monitoring in healthcare, people and pet tracking, smart grid applications, smart parking applications, and health and well-being-oriented wearables, among others.

According to ABI Research’s “IOT Market Tracker,” as of the first quarter of 2018 there are expected to be nearly 1.3 billion connected devices in this sector by 2024, resulting in over $10 billion in service value in the United States – excluding equipment and data connectivity, and other enterprise and IOT applications. The number of devices in these areas is expected to grow at a CAGR of nearly 70% between 2020 and 2026, while addressable service revenue is expected to grow at a CAGR of 53% over the same period.

We also believe that there is a significant market for our services on a private network basis, at ex-urban college campuses and industrial facilities. We believe the total addressable market in enterprise and IOT in the United States is over $10 billion per year and growing rapidly.

GPS plays an outsized role in the U.S. economy and our critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. Given its importance, the U.S. Federal Government is actively exploring backup solutions to ensure that interruptions to GPS service do not impair the operation of critical infrastructure across various sectors identified by the U.S. Department of Homeland Security as well as other critical consumer sectors.

In a recent report published by the U.S. Department of Transportation, we offered the highest performance among technologies tested for “alternate PNT.” We are actively marketing our TerraPoiNT service to the U.S. Federal Government and other firms as a solution to ensure continuity of service across various industries including power generation and transmission, telecommunications, and aviation amongst others.

Global Expansion

We have initiated marketing of our Pinnacle and TerraPoiNT services to potential partners and customers in Canada, East Asia, Europe and the Middle East, with a focus on countries with a high reliance on GPS and location services across highly urbanized populations. We are seeing a similar emphasis globally on PNT services in: (i) mission critical public safety and E911; (ii) mass market, mobile apps, and data analytics; (iii) autonomous vehicles, eVTOLs and UAVs; and (iv) enterprise, IOT and critical infrastructure.

Our services have been piloted in multiple countries already, and in Japan, our joint venture partner MetCom has begun the process of securing a license to operate on the spectrum required for a TerraPoiNT system. MetCom’s access to facilities through its primary backers, Sony and Kyocera, create a strong opportunity for a nationwide deployment in Japan.

Based on our analysis, we believe that the international market for its services, excluding China, Russia and Africa, is similar in size to that of the United States, and exceeds $50 billion.

NextNav’s Strategy

We operate primarily as a facilities-based service provider. Our target customers are predominately businesses, including applications developers, and adjacent businesses selling location-based products and systems to end users. We deploy sensor and broadcast network capabilities, and license access to our customers for the data generated by our networks. The key elements of our strategy include:

•        Ensure 3D Location is Market Standard.    Our PNT services offer improved accuracy, resiliency and service availability compared to GPS-based services. We have developed our services to be easily integrated into applications, and sold to end users either as part of a standalone application, or for intermediate services used as part of a system or application (e.g., SDK-based products for mass-market apps, or the NASA drone system used as part of their aircraft systems). Our pricing plans are designed to encourage usage and adoption, and are tailored to the use case and business operations of our customers. Given the increasing importance of geolocation services to society and economy, we believe that our offerings should become the new standard in geolocation.

•        Commercialize TerraPoiNT.    We anticipate that the expanded availability of our TerraPoiNT system will provide enhanced value to our existing customers and open new verticals. We have entered into agreements related to the commercialization of TerraPoiNT in the burgeoning UAM space, and are working with the U.S. Department of Transportation, U.S. Department of Homeland Security and the U.S. Congress to assess the suitability of TerraPoiNT as a national backup capability to GPS. We also anticipate enterprise, IOT and critical infrastructure customers for TerraPoiNT, especially those that require either timing or dynamic navigation capabilities, or reliable urban and indoor reception of its signal. This includes industries such as transportation and telecommunications, which rely on position, navigation and timing to provide service and sectors such as the electrical grid which require timing — nearly every segment of the U.S. economy, most of which rely on GPS or GPS-derived services in one form or another.

•        Enable a Suite of Complementary Products.    As the first to market with a scalable 3D location service, we also provide or partner with companies to deliver products and services that are adjacent to its basic location service. Our first product supporting 3D location is our altimeter software bundled with our SDK that enables a quick reference to a user’s relative height. We anticipate building additional tools and capabilities to improve access and usability to application developers to both accelerate adoption and the use of full 3D location.

•        Enhance adoption, distribution and scale with Strategic Partners.    We launched our services after securing our strategic agreement with AT&T to deploy our Pinnacle altitude network and to begin offering services to public safety customers. This relationship provided us with a platform to offer a nationwide service capability and to deliver a crucial situational awareness capability to public safety customers as part of AT&T’s FirstNet® operations. Our public safety presence is supported by our own marketing, awareness built through AT&T’s marketing campaigns and our presence on the FirstNet® API Catalog.

•        We have also received a Mega Grant from Epic Games to build a plug-in for its software to run with the Unreal Engine. Separately, we have joined the Amazon AWS Partner Program, providing potential access to up to 2 million AWS customers, and plan to join the AWS Marketplace to broaden the distribution of our capabilities directly through Amazon. Through our relationship with Gimbal, our services may be distributed to up to 1,800 mobile applications as part of Gimbal’s service platform. These business relationships are important components to the expansion of our business, and illustrative of our strategy to achieve distribution scale for our products and services.

•        Global Expansion.    In pursuit of our vision for NextNav services to form the standard for global PNT, we have commenced distribution of our service outside of the United States. We are focused on working with partners that can bring local scale as well as access to local authorities responsible for spectrum allocation and national critical infrastructure. Our joint venture in Japan, MetCom, backed by Sony and Kyocera, is emblematic of this approach. MetCom has access to significant local facilities to host our Pinnacle and TerraPoiNT infrastructure, and has secured initial access to the required spectrum resources from the Japanese government for TerraPoiNT operations. We are also in discussions with multiple parties in Europe and the Middle East about bringing our services to those geographic areas.

Our Solutions

Our location systems have been engineered and deployed to provide comprehensive solutions to the limitations and vulnerabilities inherent in GPS-based services. Key GPS limitations include:

•        Low signal strength resulting in poor building/indoor penetration, limitations in urban areas;

•        Vulnerability to jamming;

•        Poor vertical accuracy in most devices, which impacts any service where altitude is relevant (e.g., multi-level structures, vertical separation in low-altitude aviation);

•        The primary consumer GPS signal is unencrypted, resulting in poor location security and spoofing;

•        Inherent physical vulnerability due to few, isolated transmitters; and

•        Single point of failure for a wide range of PNT services.

Isolated solutions to various aspects of the limitations to GPS-based positioning have been deployed, but none carry the primary benefit of GPS, which is high performance across a wide area.

Our current service platforms include Pinnacle, our altitude (z-axis) solution, and TerraPoiNT, which is similar to a terrestrial GPS constellation. Both systems offer metro-wide service, are inherently secure and can provide universal service access to all types of appropriately-equipped devices that use location services.

Pinnacle

Pinnacle is our z-axis service, a dedicated vertical positioning network to cover entire metropolitan areas. Pinnacle provides devices equipped with a barometric pressure sensor with the highest quality wide-area altitude service available in the U.S. market today based on a CTIA/FCC “911 Location Test Bed, LLC Report on Stage Z” from 2018. Our service is now available in the top 105 major U.S. markets, which include over 4,400 cities and over 90% of commercial buildings that exceed three stories.

The Pinnacle service is based three primary components:

1)      An altitude station network, a managed network that consists of equipment designed, manufactured, deployed and operated by us, which measures key environmental variables associated with altitude to enable “floor level” altitude determination;

2)      Device software, which supports delivery of our z-axis service to mobile apps and other devices, calibration of the pressure sensors on individual devices and receipt of z-axis data from our cloud services platform; and

3)      A secure cloud services platform, which actively manages our altitude station network, synthesizes data from our network and devices to enable service delivery, and performs access management functions.

The diagram below illustrates the basic process flow of the z-axis service.

Pinnacle works by leveraging the physical principal that barometric pressure declines as altitude increases. By measuring the barometric pressure at a device, and comparing that measurement to the measurements from our network, we can accurately compute the altitude of the sensor. A Pinnacle altitude station is depicted below, and measures approximately 16” x 6” x 4”.

Because our Pinnacle technology relies on barometric pressure measurement, it works with the hardware currently used in most mobile phones and tablets. Our Pinnacle service can be delivered to customers in this segment over an applications programming interface (“API”) or via an SDK integrated into the relevant applications.

In order to expand access to and use of our Pinnacle services, we work closely with sensor vendors to provide input on key sensor performance factors necessary to produce optimal Pinnacle services. We also recently launched its NextNav Certified™ program. The NextNav Certified™ program allows pressure sensor vendors to perform a set of tests monitored by us. If a vendor meets the criteria for performance while adhering to the test procedures, the vendor can display the NextNav badge on its website and use the endorsement in its marketing to device vendors.

TerraPoiNT

TerraPoiNT is our full 3D PNT system, standardized in the global telecommunications standards group, 3GPP Release 13 as Metropolitan Beacon System (“MBS”). The technical specification for the standard MBS signal, or Interface Control Document, can be downloaded from ATIS, the North American affiliate to 3GPP. We license the technology to third-party chipset providers and device vendors typically with no per device royalty.

Positioning, navigation and timing are the core services provided by GPS, and TerraPoiNT can be thought of as a land-based GPS satellite constellation, but with the broadcast transmitters, which we call “beacons.” In the United States, this service operates on 8 MHz of contiguous spectrum licensed to us in the 900 MHz band, and covering approximately 93% of the U.S. population (see “Radio Spectrum” for more information about these licenses). We have deployed a wide area, commercial grade TerraPoiNT network in 2 markets in the San Francisco Bay Area and in smaller networks in 49 additional markets throughout the U.S. We are also conducting a pilot program with our joint venture partner Metcom in Japan to support a possible spectrum allocation.

The key elements of the TerraPoiNT service are:

•        TerraPoiNT beacons, which include high-precision timing and synchronization capabilities, designed, manufactured in the United States, deployed and operated by us;

•        Devices equipped to receive the TerraPoiNT signal, which include an appropriately-designed chip and 900 MHz radio elements; and

•        Cloud services platform, which in the case of TerraPoiNT services provides high quality positioning, network management and service access functions to certain types of devices.

The TerraPoiNT beacons each include a high-precision atomic clocking source, and the ability to synchronize locally with nearby beacons by sharing their timing signals. The beacon network is also synchronized to Coordinated Universal Time, the global time standard broadcast by GPS and other sources.

This architecture is naturally resilient to service disruption and significantly more resistant to jamming than GPS. If GPS is disrupted, or completely eliminated, a TerraPoiNT transmitter continues to operate and provide similar service within the TerraPoiNT service area. If one TerraPoiNT beacon is disrupted, service continues from other nearby beacons. Thus, there is both local and national resilience embedded in the basic system design. By operating terrestrially in the 900 MHz band, the TerraPoiNT signal is approximately 100,000 times stronger than GPS, and thus is significantly more difficult to disrupt.

TerraPoiNT was designed for maximum compatibility with GPS and other GNSS receivers. The TerraPoiNT signal can be processed by the hardware used to process GPS and GNSS signals, which has been demonstrated by Broadcom on a version of their 4775 platform and in the recently released GCT GDM7243I. We believe that most, if not all, mass-market GNSS platforms can be similarly configured. This means that the incremental production cost of adding TerraPoiNT to a multi-constellation GNSS integrated circuit is close to zero and the TerraPoiNT capability is typically marketed as a “feature addition” similar to Galileo and other satellite-based constellations.

The completion of the TerraPoiNT network build-out will require significant investment. However, once it is fully built-out, we expect to incur minimal ongoing maintenance capital expenditures to maintain the network. As a result, our business model provides significant operating leverage as the business scales due to low variable costs to adding incremental network traffic.

Privacy and Data Security

We understand that protection of data and privacy is critically important to the end-users of our services. Our core privacy principles are:

1)      Transparency:    We are transparent about our data practices, and we comply with our privacy policies and agreements so customers and business partners can make informed decisions.

2)      Control:    We have implemented appropriate means for customers and business partners to control relevant personal and business information.

3)      Security:    We endeavor to protect the data entrusted to us by using strong security protocols.

4)      Compliance:    We respect and comply with local privacy laws, ensuring that privacy-by-design is a core consideration as we develop our products and services.

5)      Consent:    We require appropriate opt-in consent for the provision of all of our services, consistent with the requirements of local law.

Based on industry best-practices, we have implemented multilayered administrative, physical, and technical security measures to protect data. Data access is implemented with the rule of “least privilege,” and we isolate data by service, business function and customer agreement. Our data is encrypted both at rest (locally on the device and on the server) and in transit.

Manufacturing and Network Operations

Manufacturing

Our services are provided in part through equipment we design, generally manufactured under contract by domestic vendors in the United States. The Pinnacle altitude stations were designed to provide a very high performance reference for altitude determination at a low cost. The TerraPoiNT beacons are sophisticated broadcast transmitters that incorporate a very accurate timing system to provide a signal that is similar to that provided by GPS in a terrestrial transmitter. These units are designed to be integrated with our cloud services platform, and managed by software that we designed and created for these systems.

Network Operations

We operate two separate and distinct networks. The Pinnacle network is primarily operated in partnership with AT&T. The Pinnacle altitude stations are co-located at AT&T wireless sites and take advantage of the power systems, including battery backup and generators, at the AT&T sites. We monitor the Pinnacle network health through our network operations center (“NOC”) and work with AT&T to resolve any issues that may arise. Connectivity among the Pinnacle altitude stations, our cloud service platform, and our NOC are enabled through cellular connections, currently provided by AT&T.

We are not required to use AT&T wireless sites for network expansion, and may establish new service areas through independently-acquired site leases or with other partners.

Our TerraPoiNT network was deployed and is operated and maintained by us. The equipment is installed at traditional wireless sites with a mix of towers and rooftops. We monitor the network health through the same NOC as the Pinnacle network and directly dispatch our maintenance contractors if needed.

AT&T Relationship

We have entered into a series of agreements with AT&T to provide our Pinnacle services to FirstNet®, built with AT&T, and to enable the co-location of elements of our network at AT&T’s wireless sites. By co-locating the Pinnacle equipment at AT&T wireless sites, we were able to accelerate the nationwide deployment of our services and significantly reduce the ongoing operating costs associated with the Pinnacle system.

Our AT&T agreements provide for: (i) AT&T’s marketing and resale of Pinnacle services to FirstNet® subscribers and certain pricing requirements for our SDKs based on the quantity of usage, revenue sharing, compliance with data rights and privacy, and support requirements; and (ii) AT&T hosting of Pinnacle equipment for altitude determination at AT&T sites, at no recurring cost to us.

Our obligations to AT&T under these agreements include providing certain equipment to AT&T and an initial payment of $5 million to AT&T for deployment services for our Pinnacle network. We have provided AT&T with performance assurances and certain intellectual property and transition support rights in the event we are unable to continue providing services to AT&T, have significant service outages, or engage in transactions with certain persons. The parties agreed to enter into escrow arrangements on customary terms for intellectual property storage and verification of the deposited escrow materials in various different escrow “lockers,” which could be accessed by AT&T based on different conditions on which the draw down could be made.

In connection with our AT&T agreements, we also issued warrants exercisable for our equity based on AT&T’s achievement of specified performance goals in deploying the NextNav network and including the NextNav software on AT&T devices to enable customer adoption. See the section entitled “Description of Securities — Warrants — AT&T Warrant” for a discussion of the warrants and their treatment in connection with the Business Combination.

Our equipment hosting agreement with AT&T has a seven year term (subject to earlier termination after three years in certain circumstances), expiring in October 2026, with all site related services to be provided by AT&T at no charge to us for the later of a period of the later of three years or AT&T’s continued use of the service. However, if AT&T ceases to use our services after the first three years (i.e. October 2022), then we may terminate the equipment hosting agreement or if we are not in breach of the agreement we may continue the agreement for the remainder of the term and we will have to pay for power and, LTE connectivity and incremental lease costs incurred by AT&T to host the equipment, if any.

Competition and Competitive Advantages

The geolocation industry is highly competitive and we compete with incumbent geolocation services like GPS, Wi-Fi, and cellular signals, augmented by other sensor inputs, as well as other companies who are new entrants into the market seeking to provide a solution to the same needs as we are.

The increasing demand for location services has resulted in the development of a number of supplements and alternatives to traditional GPS. The primary candidates for GPS backup technologies are based on approaches that are significantly different than the technical approach adopted by us. These competitive technologies include:

•        eLORAN.    eLORAN is an advanced version of the World War II-era hyperbolic radio navigation system that was developed in response to the perceived vulnerability of the GNSS systems. eLORAN, like its predecessor uses very low frequencies (in the 100 kHz range), but has an advanced receiver design and transmission characteristics, which increase the accuracy and usefulness of traditional LORAN. These enhancements make it a suitable substitute for GPS. Because eLORAN requires larger antennas and form factor for its receivers, it does not have the same reach as our solutions. It is more suitable for more rural and maritime types of environment.

•        LEO Satellite Systems.    Low Earth orbit (“LEO”) satellite systems offer primarily timing service based on signals transmitted from low earth orbit satellite constellations, transmitted in the L-Band. Because it is in a lower orbit, the LEO signal is much stronger than GPS, allowing for improved reception in urban areas and limited indoor reception. The primary limitation of LEO-based systems is that they remain a satellite-based signal, so the signal is not as strong as a terrestrial-based system. In addition, as an add-on technology, its design is not as flexible as a dedicated system.

•        Commercial Location Systems.    Commercial location systems generally include cellular systems, crowd-sourced systems and locally managed systems. Cellular systems may use localized millimeter wave transmitters in 5G which provides location performance in the immediate vicinity of such 5G transmitters, but the service area of this capability, if deployed, is expected to be limited. Cellular systems are typically used as a fallback when the GPS signal is not available (e.g., indoors), but do not provide the same accuracy that our solutions provide and are ultimately dependent on GPS. Crowd-sourced systems, such as those provided by Google and Apple through APIs in their mobile operation system platforms, rely on the application of machine learning techniques to location information gathered from mobile devices. These systems are “best-efforts systems” that compare GPS measurements to Wi-Fi access point signal strength, cellular signals and other signals gathered from millions of devices to estimate the location of the access points. Crowd-sourced systems vary considerably in accuracy, offer less accurate vertical positioning information and are subject to degradation if there is an issue with local power and local access points. Locally Managed Systems are systems that rely on the management of lower-power signals, managed WiFi, Bluetooth Low Energy, dedicated beacons with large bandwidth requirements and Ultrawideband to provide location services. These systems are centrally managed by the enterprise or a vendor, and typically offer high accuracy and reliability, but are expensive to deploy and manage, offer only limited coverage, are dependent upon local power sources and are usually only available to the entity that deployed them. Most commercial locations systems do not provide an independent timing source, so are limited in their ability to be a viable backup to GPS.

We believe our 3D solutions offer a superior alternative to each of these services. A summary of a report published in 2021 by the U.S. Department of Transportation characterizes and ranks the different available systems.

____________

(1)      Weighted score based upon accuracy, availability, product readiness, resilience and security.

(2)      Weighted score based upon accuracy, availability, product readiness, resilience and security.

(3)      Market readiness of Timing Performance using terrestrial RF broadcast.

(4)      Mass market readiness for Position AND Timing using terrestrial RF broadcast.

(5)      Mass market readiness of timing using RF broadcast.

(6)      Mass market readiness for Timing AND Positioning using RF broadcast.

As indicated by the aforementioned results, our solutions offer a differentiated quality over our competitors. We offer significantly better indoor and outdoor performance with receivers that, at production scale, have reduced power consumption and no incremental cost or size difference with GPS. Our system is also significantly more resilient due to its distributed, metro-oriented architecture. We offer better performance and a much stronger signal, due to its terrestrial deployment. It is also more resilient, and has greater design flexibility as a dedicated system as opposed to a feature added to a legacy communications satellite network. Our solutions are not impacted by the density of third party access points, building power, or other issues, and are suitable for any device — from an airplane to a phone to an IOT tracking module.

While various competitors may provide individual elements such as altitude, or timing-only capability, we believe that we provide the only solutions addressing full customer requirements around positioning, navigation and timing. Our solutions are consistently accurate in nearly all environments and conditions. We are well-positioned to compete in our industry based on our core competencies and on the following competitive strengths:

•        Physical altitude network that covers over 4,400 U.S. cities and towns and 90% of all commercial building in excess of three stories

•        Unique nationwide spectrum asset of 2.4 billion MHz-PoPs, covering 93% of the U.S. population

•        Technological innovation

•        Highest performing GPS backup solution provider as determined by Department of Transportation

•        Global IP portfolio of over 100 patents that covers the core technology, network design and services capability

•        Visionary and experienced management team

The combination of these elements puts us in a unique position that cannot be easily replicated. We believe that our collective expertise, coupled with the aforementioned strengths, will allow us to build our business and expand our market opportunity and addressable markets.

Intellectual Property

Our ability to drive innovation in PNT services depends in part upon our ability to protect our core technologies and intellectual property. We rely upon a combination of patent, trademark and trade secret laws in the United States and abroad, as well as license agreements and other contractual protections. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

We regularly file applications for patents and have a significant number of patents in the United States and other countries where we do business.

As of November 15, 2021, we have 123 issued patents domestically and internationally, which includes 80 issued patents in the US. In addition, we have 57 pending patent applications, which includes 27 pending patent applications in the US.

Sales and Marketing

We sell our solutions directly to customers or through partners. We plan to scale and accelerate our sales and marketing efforts and leverage our recent customer wins to grow our customer base using a global network of sales professionals and distribution relationships. Additionally, we expect existing customers to expand their contracts with us for the deployment of additional services. New service offerings and product features will be introduced over time to increase market share and grow the total addressable market for our services.

Our marketing strategies are focused on supporting sales growth by (i) driving awareness; (ii) developing comprehensive sales and marketing content; and (iii) scaling our efforts with our partners and customers. We drive awareness for our solutions and our customers’ successes through communications efforts and participation to leading industry standards.

In addition, our key customers have held webinars, issued press releases and raised the awareness of our service availability with their customers and in the public safety market. For example, AT&T may make further introductions to app developers and other service providers, and we believe that AT&T’s adoption and marketing activities are resulting in the broader adoption of our services in the public safety market.

We also seek partnership to offer service internationally. For example, we have formed a joint venture in Japan with Metcom to operate our TerraPoiNT system for commercial services, leveraging Sony and Kyocera network infrastructure.

Research and Development

We have significant in-house capabilities in the engineering and development of location-based technology. The services that we provide are largely based on designs and technologies developed by us for our use, some of which we subsequently standardized. We invest significant resources into research and development programs because we believe our ability to maintain and extend our market share depends, in part, on our continuous innovations. These innovations offer a unique value proposition for our customers and differentiate us from our competitors. Our research and development team, which consists of 37 employees, is responsible for the development of both the Pinnacle and TerraPoiNT solutions. Our research and development team consists of talented engineers, scientists, and professionals who have been pioneers in location-based services. Our primary areas of focus in research and development include, but are not limited to:

•        Radiolocation position and navigation technologies;

•        Precision timing and time distribution;

•        Hybrid positioning and timing systems;

•        Altitude determination, including barometric altitude determination; and

•        Location verification techniques, including techniques to mitigate spoofing.

Human Capital

We pride ourselves on the quality of our world-class team and seek to hire employees dedicated to our strategic mission. Our employees typically have significant experience working with location systems. As of September 30, 2021, we employed 60 full-time employees, based primarily in our headquarters in McLean, Virginia and in our facility in Sunnyvale, California, and no part-time employees. Of our employee base, 15 employees are located outside the U.S., three in Canada and 12 in India. Over 35 of our employees are engaged in research and development and related functions, and more than half of these employees hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, we have not experienced any work stoppages and considers its relationship with our employees to be good. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

We maintain a distributed workforce with facilities in McLean, Virginia, Sunnyvale, California, Noida, India and Bangalore, India. Our principle executive office is in McLean, Virginia. Our corporate offices in Virginia include finance, regulatory and network deployment functions, while our California facility hosts our technology development functions among other functions. Our Indian location houses a mix of employees and contractors focused on software development and research and development functions. We may add additional facilities in other locations in the future.

Regulatory

There are government regulations pertaining to our operation, use, and export of our vertical location and PNT solutions, some of which are currently applicable to us and others that will become applicable to us as we expand our operations. As we expand service to additional countries and regions, we will become subject to additional governmental approvals and regulations.

Radio Spectrum

Certain of our services rely on the use of radio communications spectrum, which is regulated in the United States and in most other countries. In the United States, spectrum access is licensed and regulated by the FCC. We hold radio licenses issued by the FCC that authorize the use of 8 MHz of contiguous spectrum in the 900 MHz band covering the vast majority of the population in the United States. These licenses and the FCC rules impose obligations on us regarding the use of this spectrum, including power and operational limits, spectrum sharing and interference restrictions, build out and usage requirements, and a license renewal obligation. We must comply with these requirements in order to retain access and use of its spectrum resources.

Privacy.

In developing highly accurate location information, we collect, process, transmit and store personal information, such as certain individual geolocation information, and other personal information relating to its business contacts, personnel, end users, and website visitors. A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of this information. The U.S. privacy and data protection legal landscape continues to evolve, with California and Virginia having enacted broad-based data privacy and protection legislation and with states and the federal government continuing to consider additional data privacy and protection legislation.

Export

Our business plans are based in part on the distribution of its services worldwide. We are required to comply with U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the foreign asset control regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, (ii) obtain licenses or other forms of U.S. government authorization, or qualify for exceptions, to export our products, software, and technology outside the United States, and (iii) avoid engaging in unauthorized transactions with certain sanctioned countries, territories, entities, and individuals. Violations of applicable export control and sanctions laws and related regulations, which are enforced on a strict liability basis, could result in criminal and administrative penalties, including fines and possible denial of export privileges. U.S. export licenses or license exceptions are required to transfer or make accessible certain of our software source code and technology to our non-U.S. employees. In addition, U.S. export control laws and related licensing policies continue to change, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization.

See the section entitled “Risk Factors — Risks Related to Legal and Regulatory Matters” for additional information regarding the regulatory requirements applicable to us.

Legal Proceedings

In the course of our business, we are involved in litigation and legal matters from time to time. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. We accrue liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. We do not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position
Ganesh Pattabiraman	48	Chief Executive Officer, President and Director
Christian Gates	48	Chief Financial Officer
Arun Raghupathy	49	Senior Vice President of Engineering
David Knutson	52	Senior Vice President of Operations and Deployment
Gary Parsons	71	Chairman
Peter D. Aquino	60	Director
Peter Barris	69	Director
Bandel Carano	60	Director
James B. Fleming	59	Director
Alan B. Howe	60	Director

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our Board to determine that each member of our Board should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Executive Officers

Ganesh Pattabiraman has served as our Chief Executive Officer and as a director since October 2021. Mr. Pattabiraman is the co-founder of NextNav, LLC, a Delaware limited liability company, (“former NextNav”) and served as its president since October 2007. Mr. Pattabiraman served as the Chief Executive Officer of former NextNav from October 2007 to June 2011, and then again from January 2016 until October 2021. Mr. Pattabiraman served as a director on former NextNav’s board from December 2007 to October 2021. Prior to former NextNav, Mr. Pattabiraman worked as the Product Manager of Qualcomm, Inc.’s location-based service products from 1997 to 2006. Mr. Pattabiraman also served as Director of Product Management at Mobio Technologies from June 2006 to March 2008 where he was responsible for deployment and commercialization of location-based services & other applications. Mr. Pattabiraman has also served as a board member to private company Alliance for Telecommunications Industry Solutions (ATIS) since 2017. Over his twenty-plus year career, Mr. Pattabiraman has led various initiatives in launching terrestrial, satellite-based (GPS and LEO) and proximity-based location systems into mass market devices — including GPS and sensor based technologies. Mr. Pattabiraman currently holds ten issued patents.

Mr. Pattabiraman received his Master of Business Administration from the University of Pennsylvania, Wharton School and a Master’s in Electrical Engineering from George Mason University.

Mr. Pattabiraman’s knowledge of the company, as well as his experience with terrestrial, satellite-based and proximity-based location systems make him a valuable asset to our Board.

Christian D. Gates has served as our Chief Financial Officer since October 2021 where he leads the Company’s finance organization. Mr. Gates served as the Chief Financial Officer of former NextNav, a position he held from April 2021 to October 2021. Previously he served as Senior Vice President of Corporate Development and Strategy of former NextNav, a position he held July 2020 to April 2021. In this position Mr. Gates led the business development team, managed former NextNav’s corporate partnerships and contributed to its policy outreach efforts. Mr. Gates began his career at former NextNav in June 2011 as Vice President of Strategy and Development. Prior to joining former NextNav, Mr. Gates was Vice President of Strategy at SkyTerra Communications, Inc. (formerly Mobile Satellite Ventures, LP, currently Ligado Networks) from 2005 to 2010, an integrated satellite-terrestrial communications company. Prior to focusing on a range of telecommunications and technology ventures, Mr. Gates started his career in finance at Chase Securities from 1997 to 2000. Mr. Gates received his Bachelor of Arts from Dartmouth College.

Dr. Arun Raghupathy has served as our Senior Vice President of Engineering since October 2021. Dr. Raghupathy heads our Engineering division, spanning systems algorithms, hardware, firmware and software domains and has been a key contributor to the company’s critical intellectual property. Dr. Raghupathy co-founded former NextNav along with Mr. Pattabiraman and had served as the Senior Vice President of Engineering of former NextNav from July 2020 to October 2021. Prior to July 2020, Dr. Raghupathy was the Vice President of Systems Engineering for former NextNav from March 2010 to June 2020. Before co-founding former NextNav, Dr. Raghupathy spent more than ten years as a technology leader, developing innovative ideas and maturing them into commercial products at companies such as Texas Instruments India Pvt. Ltd (“Texas Instruments”) and Qualcomm Inc. (Nasdaq: QCOM). While working as a systems and staff engineer at Qualcomm Inc from 1999 to 2004, Dr. Raghupathy was involved in the development of technology for cellular modems and direct conversion receivers. While working as a GPS Systems Engineering Manager at Texas Instruments from 2004 to 2007, Dr. Raghupathy led the GPS systems team and, as a System Architect from 2007 to 2009, developed innovative GPS measurement and positioning techniques which have been applied to multiple generations of smartphone multi-radio chipsets. Dr. Raghupathy currently holds more than fifty issued patents.

Dr. Raghupathy earned a Ph.D. in Electrical Engineering from the University of Maryland, College Park in 1999 and a Master of Science in Electrical Engineering, with a specialization in signal processing and communications, from the University of Maryland, College Park in 1996. Prior to that Dr. Raghupathy obtained a Bachelor of Technology in Electronics Engineering and a Communications degree from the Indian Institute of Technology, Madras in 1993.

David L. Knutson has served as our Senior Vice President of Network Operations and Deployment since October 2021. In this position, Mr. Knutson is responsible for manufacturing, designing, building and operating the NextNav network. Mr. Knutson served as the Senior Vice President of Network Operations and Deployment at former NextNav from July 2020 to October 2021. Mr. Knutson began his career at former NextNav in July 2011 as the Vice President of Network Operations and Deployment. Prior to joining former NextNav, Mr. Knutson worked for multiple startups. At American Personal Communications/Sprint Spectrum, where he worked from 1992 to 1997, he helped launch the first personal communications system network in the United States. At Telecorp PCS (AT&T Wireless’ largest affiliate), where he worked from 1997 to 2002, he was the head of Engineering and Operations. Mr. Knutson has also held roles as Senior Vice President of Outsourcing, Executive Vice President of Sales and Business Development and Chief Operating Officer for a global $250.0 million revenue services business unit of Wireless Facilities Inc. from 2003 to 2006, focusing on wireless network design and deployment for major carriers around the world. At Cyren Call Communications, where he worked from 2006 to 2009, he helped pave the way for what is now FirstNet®, the first nationwide wireless broadband communications platform dedicated to America’s first responders and public safety community. Mr. Knutson holds a Bachelor of Science in Electrical Engineering from Virginia Tech.

Directors

Gary M. Parsons has served a director since October 2021. Prior to this, Mr. Parsons served as the Chief Executive Officer of former NextNav from July 2011 until January 2016 when he transitioned to the position of chairman of the former NextNav board of directors until October 2021. Mr. Parsons is the founder of XM Satellite Radio, serving as its chairman from 1997 to 2008 when it merged with Sirius Satellite Radio (Nasdaq: SIRI), and serving as SiriusXM Satellite Radio’s chairman of the board from 2008 until 2010. Mr. Parsons is currently the co-chairman of the National Alliance to End Homelessness and a venture partner of Columbia Capital, a capital investment firm operating in the communications, media and technology space.

Prior to Sirius XM Satellite Radio, Mr. Parsons served as Executive Vice President at MCI Communications (“MCI”) from 1990 to 1996. During his six-year tenure with MCI, he also served as its Senior Vice President of Engineering and President of MCI’s Southern Division. Mr. Parsons also served as Chief Executive Officer of MCImetro, Inc., the subsidiary responsible for MCI’s entry into local telephone service, from 1994 to 1996. Prior to MCI, Mr. Parsons was a founder and executive vice president of Telecom*USA, a start-up long distance venture founded in 1984, which Mr. Parsons helped grow the company into the nation’s fourth largest long-distance company. Mr. Parsons is currently a director of Omnispace LLC, Siden, Inc. and Torad Engineering LLC, where he is also chairman of its board. Mr. Parsons holds a Master of Business Administration from the University of South Carolina and a Bachelor of Science in Electrical and Computer Engineering from Clemson University.

Mr. Parsons’ extensive experience serving as a board chairman in the telecommunications industry makes him a valuable asset to our Board.

Peter Barris has served as a director since October 2021. Prior to this, Mr. Barris served as a director of former NextNav from July 2014 to October 2021. Mr. Barris joined New Enterprise Associates (“NEA”), a global venture capital fund investing in technology and healthcare, in 1992 and was the firm’s Managing General Partner from 1999-2017. Mr. Barris has served as NEA’s chairman and General Partner since 2017. During his 18 years at its helm, NEA’s assets under management grew from $1B to over $20B and the organization scaled its operations to become one of the world’s largest venture capital firms. Under Mr. Barris’ leadership, NEA invested in industry-transforming technology companies. Mr. Barris has personally led investments in over two dozen technology companies that have successfully completed public offerings or mergers.

Prior to joining NEA, Mr. Barris was President and Chief Operating Officer of Legent Corporation and Senior Vice President of the Systems Software Division of UCCEL Corporation. Both companies were ultimately acquired at valuations that were record breaking for their time. Prior to his time at Legent Corporation, Mr. Barris spent almost a decade at General Electric Company (NYSE: GE) in a variety of management positions, including Vice President and General Manager at GE Information Services. Mr. Barris currently serves on the board of public companies Groupon (Nasdaq: GRPN) and Sprout Social (Nasdaq: SPT) and is currently a director of several private companies.

Mr. Barris is Vice-Chair of the Northwestern University Board of Trustees and serves on the boards of In-Q-Tel and The Brookings Institute. Mr. Barris previously served on the Executive Committee of the Board of the National Venture Capital Association and was also a founding member of Venture Philanthropy Partners, a philanthropic organization in the Washington D.C. area. Mr. Barris received his Bachelor of Science in Electrical Engineering from Northwestern University and his Master of Business Administration from the Tuck School of Business at Dartmouth.

Mr. Barris’ long history of overseeing investments in multiple industry-transforming technology companies, his knowledge of the technology industry, and his previous public company board experience make him a valuable asset to our Board.

Bandel Carano has served as a director since October 2021. Prior to this, Mr. Carano served as a director of former NextNav from September 2014 to October 2021. Mr. Carano joined Oak Investment Partners, a multi-stage venture capital firm in 1985 and has been a General Partner of Oak Investment Partners since 1987. Mr. Carano has been a Managing Partner of Oak Investments Partners since 2010. From 1983 to 1985, Mr. Carano was a member of Morgan Stanley’s Venture Capital Group, where he was responsible for advising Morgan Stanley on high-tech new business development and sponsoring venture investments. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others.

Mr. Carano currently serves on the board of public companies nLight, Inc. (Nasdaq: LASR), NeoPhotonics Corp. (Nasdaq: NPTN) and Airspan Networks Holdings, Inc. (NYSE: MIMO). Mr. Carano served on the board of Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) from 1998 to September 2019. Mr. Carano is also a director of the private company Centric Software. Mr. Carano has previously invested in and served on the board of several public companies including Tele Atlas BV (acquired by TomTom (OTCMKTS: TMOAY) in 2007), Synopsys, Inc. (Nasdaq: SNPS), FiberTower Corporation (acquired by AT&T (NYSE: T) in 2018), Virata, Inc. (acquired by Globespan Inc. in 2001) and Polycom, Inc. (acquired by Plantronics, Inc. (NYSE: PLT) in 2018). Mr. Carano serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science and a Bachelor of Science in Electrical Engineering from Stanford University.

Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses make him a valuable asset to our Board.

James B. Fleming has served as a director since October 2021. Prior to this, Mr. Fleming served as a director of former NextNav from 2007 to October 2021. Mr. Fleming is an investor and partner at Columbia Capital, a capital investment firm operating in the communications, media and technology space, which he joined in 1994. Mr. Fleming has been a partner at Columbia Capital since 1996. Mr. Fleming focuses on investments in the cyber security, media and mobile sectors. He is currently a director of Capitol Power Group, Deep Edge Technologies, High Band Holdings, LB Spectrum, Local Media, Omnispace, SoundHouse, Three Forty-Five Holdings, and Vivacity Networks and has previously served as a director for a variety of companies in the media, cyber security and telecommunication industry. Mr. Fleming began in career in the audit department of PricewaterhouseCoopers from 1984 – 1988. Mr. Fleming received his Bachelor of Arts from Stanford University.

Mr. Fleming’s experience as an investor in the technology industry makes him a valuable asset to our Board.

Peter D. Aquino has served as a director since October 2021. Prior to this, Mr. Aquino served as the Chairman and Chief Executive Officer of Spartacus (Nasdaq: TMTS) from August 2020 until October 2021. Mr. Aquino has over 30 years of experience in the telecommunications, media and technology (“TMT”) industry, with a history of guiding companies to effectively execute strategies in expansion, turnaround, restructuring, M&A, and other key initiatives at both public and private companies. Mr. Aquino has led several companies through exponential growth in fiber and wireless deployments, data center construction and consolidation, and overlay technologies designed to drive vertical product revenue. During the course of his career, Mr. Aquino has served as chairman, president, chief executive officer, and/or director of numerous TMT companies and has a track record of creating value for investors. Mr. Aquino has repeatedly transformed companies by repositioning them through operations initiatives and investment into high growth TMT trends. Mr. Aquino was one of the early innovators of creating metro-ring fiber deployments for the enterprise market. As President and CEO of RCN Corporation (formerly Nasdaq: RCNI) from December 2004 to August 2010, Mr. Aquino led the re-engineering and acquisition strategy to architect metro-rings in several tier one markets, including New York City, Chicago, Boston, Washington, DC, and Philadelphia, to form RCN Metro Optical Networks (now part of Crown Castle International Corp. (NYSE CCI)). RCN Corporation was one of the first companies to renegotiate programming contracts to increase operating margins. In addition, Mr. Aquino led the transformation of RCN Corporation’s residential cable properties, and created one of the first all-digital HDTV platforms utilizing advanced TIVO software for streaming — ahead of its time. RCN Corporation was sold to Abry Partners in a go-private transaction in 2010 for $1.2 billion. Mr. Aquino served as the Chairman and CEO of Internap Corporation (“INAP”) (formerly Nasdaq: INAP), a public data center portfolio company, from September 2016 to May 2020, and led the board through a restructuring and go-private transaction. Prior to INAP, Mr. Aquino served as Chairman and CEO of Primus Telecommunications Group, Inc. (“PTGI”) (formerly NYSE: PTGI) from October 2010 to April 2013, and expanded PTGI beyond its telecom and broadband properties to include metro fiber, and data center assets globally. Mr. Aquino founded Broad Valley Capital, LLC in 2013, which constructed an advanced WiFi network at Dover International Speedway, and Georgetown, Delaware’s first muni-fiber ring, and through which he continues to serve as an investor and restructuring advisor. Mr. Aquino began his career at Bell Atlantic Corp. (now Verizon (NYSE: VZ)) in 1983 and later joined Veninfotel, LLC (now NetUno) in 1995, to form one of the first hybrid fiber-coaxial and commercial fiber networks throughout nine cities in Venezuela. Mr. Aquino has served on several public boards that led to successful exit transactions, including Lumos Networks (formerly Nasdaq: LMOS), TIVO Inc. (formerly Nasdaq: TIVO), and Fairpoint Communications, Inc. (formerly Nasdaq: FRP). Mr. Aquino currently serves on the board of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), and served as chairman of the board of directors of the United Way U.S.A. from 2012 to 2015, a $3 billion private charity. Mr. Aquino holds a Master in Business Administration from George Washington University and a Bachelor of Sciences from Montclair State University. Mr. Aquino is well qualified to serve as a director on our Board due to his extensive TMT experience.

Alan B. Howe has served as a director since October 2021. Prior to this Mr. Howe served as a director of Spartacus (Nasdaq: TMTS) from October 2020 until the closing of the Business Combination in October 2021. He has served as co-founder and Managing Partner of Broadband Initiatives, LLC, a telecommunications consulting firm, since 2001. Mr. Howe also served as vice president of strategic and wireless business development for Covad Communications, Inc. (formerly Nasdaq: COVD), a national broadband telecommunications company, from May 2005 to October 2008, and as Chief Financial Officer and vice president of corporate development for Teletrac, Inc., a mobile data and location solutions provider, from April 1995 to April 2011. Previously, Mr. Howe held various executive management positions for Sprint Corporation (NYSE: S) and Manufacturers Hanover Trust Company. Mr. Howe has over 30 years of combined corporate finance, business development and corporate governance experience. Mr. Howe has a broad business background and has been exposed to a wide variety of complex business situations within large corporations, financial institutions, start-ups, small-caps and turnarounds. Mr. Howe is currently a member of the board of directors and serves on the audit committees of Resonant, Inc. (Nasdaq: RESN), Babcock and Wilcox (NYSE: BW), Sonim Technologies Inc. (Nasdaq: SONM), and Orion Energy Systems, Inc. (Nasdaq: OESX). Previously, Mr. Howe served on the boards of nineteen public companies, including Data I/O Corporation (Nasdaq: DAIO), Determine, Inc. (OTCMKTS: DTRM), Urban Communications, Inc. (formerly TSX-V: UBN), MagicJack, Vocaltec Communications Inc. (formerly Nasdaq: Call), WidePoint Corporation (NYSE American: WYY) and CafePress Inc. (formerly Nasdaq: PRSS). Mr. Howe holds a Bachelor of Science in Business Administration and Marketing from the University of Illinois, School of Commerce and a Master of Business Administration in Finance from the Indiana University, Kelley Graduate School of Business. Mr. Howe is well qualified to serve as a director on our Board due to his extensive financial capital markets and M&A experience, as well as his experience serving on the boards of directors of other public companies.

Director Independence

Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors, other than Messrs. Pattabiraman and Parsons, are independent under the Nasdaq rules. In making these determinations, our Board considers the current and prior relationships that each non-employee director has with the Company, and all other facts and circumstances it deems relevant in determining independence, including the beneficial ownership of Common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

The standing committees of the Board consist of an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Corporate Governance Committee. The composition of each committee is set forth below. Charters for each of the committees are available on our website at https://nextnav.com/investors/. Each committee is expected to review its respective charter on an annual basis.

Audit Committee

Our Audit Committee is composed of Mr. Aquino, Mr. Fleming and Mr. Howe with Mr. Howe serving as chair of the committee. Our Board has determined that we are in compliance with the audit committee requirements of the SEC and Nasdaq. Our Board has determined that Mr. Howe, Mr. Fleming and Mr. Aquino meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq and our Board has determined that Mr. Howe is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities include:

•        appointing, approving the compensation of, and evaluating the work and independence of our independent registered public accounting firm;

•        pre-approving audit, audit-related and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        overseeing our risk assessment, risk management and risk mitigation policies and programs, including matters relating to privacy and cybersecurity;

•        reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•        reviewing and discussing with the independent registered public accounting firm the critical accounting policies and practices used by us, the auditor’s responsibilities under U.S. GAAP and the responsibilities of management in the audit process;

•        reviewing the adequacy of our internal control over financial reporting;

•        establishing procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls, auditing, and federal securities laws matters, and for the confidential, anonymous submission by employees and independent contractors of concerns regarding questionable accounting or auditing matters;

•        monitoring our compliance with legal and regulatory requirements;

•        preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•        reviewing, and, if appropriate, approving or ratifying, all related party transactions for potential conflict of interest situations; and

•        reviewing and discussing with management and our independent registered public accounting firm any financial information and earnings guidance provided to analysts and rating agencies.

Compensation and Human Capital Committee

Our Compensation and Human Capital Committee (the “Compensation Committee”) is composed of Mr. Aquino, Mr. Carano and Mr. Fleming with Mr. Fleming serving as chair of the committee. Our Board has determined that Mr. Fleming, Mr. Carano and Mr. Aquino meet the independence requirements of the applicable rules and regulations of the SEC and Nasdaq. The Compensation Committee’s responsibilities include:

•        reviewing, determining and implementing our compensation philosophy;

•        annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•        evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•        reviewing and approving the compensation of our other executive officers;

•        administering our equity and other incentive compensation plans and approving the adoption of any amendment to our incentive-compensation and equity-based plans;

•        appointing, compensating and overseeing the work of any compensation consultant, external legal counsel or other advisor retained by the Compensation Committee;

•        conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, counsel or other advisor retained by the Compensation Committee;

•        annually reviewing and reassessing the adequacy of the committee charter and the structure, processes and membership requirements of the Compensation Committee;

•        overseeing and reporting to our Board its review of its policies and strategies relating to culture and human capital management, including diversity, equity and inclusion; and

•        reviewing and discussing with management the compensation discussion and analysis and recommending to our Board whether the compensation discussion and analysis and related executive compensation information be included in our proxy statement or annual report on Form 10-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mr. Barris, Mr. Carano and Mr. Howe with Mr. Barris serving as chair of the committee. Our Board has determined that Mr. Barris, Mr. Carano and Mr. Howe meet the independence requirements of the applicable rules and regulations of the SEC and Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities include:

•        developing and recommending to the Board for its approval general criteria and qualifications for director candidates;

•        identifying, and recommending to the Board for selection, director nominees for election or re-election at our annual meeting of stockholders in each fiscal year and to fill vacancies and newly created directorships;

•        developing and recommending to the Board a set of Corporate Governance Guidelines;

•        monitoring, reviewing and evaluating any change of circumstances or actual or potential conflict of interest relating to any director that may affect the independence of the director;

•        overseeing our corporate governance programs, policies and practices; and

•        overseeing the evaluation of the Board, its committees and the Company’s management.

Code of Conduct and Ethics

Our code of conduct and ethics applies to its directors, officers and employees in accordance with applicable federal securities laws, a copy of which will be available on our website at https://nextnav.com/investors/. We will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to 1775 Tysons Blvd., 5th Floor, McLean, Virginia 22102, Attention: Jaya Maharajah.

If we amend or grant a waiver of one or more of the provisions of its code of conduct and ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of its code of ethics that apply to its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions by posting the required information on our website at https://nextnav.com/investors/.The information on this website is not part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Overview

We did not have any executive officers prior to the completion of the Business Combination. During the fiscal year ended December 31, 2020, NextNav’s Named Executive Officers and their positions would have been as follows:

•        Ganesh Pattabiraman, Chief Executive Officer and Director;

•        Christian Gates, Senior Vice President, Corporate Development and Strategy; and

•        David Knutson, Senior Vice President, Network Operations and Deployment.

Historically, the compensation of our Named Executive Officers has consisted of a base salary, an annual bonus, restricted Class B-4 Common Units (the “Restricted Units”), options to purchase our Class A Common Units (the “Options”), profits interests with respect to our Class B-1 Common Units (the “Profits Interests”), retirement benefits, and health and welfare benefits.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs, and the compensation reported in this summary compensation table below is not necessarily indicative of how NextNav will compensate its officers in the future. NextNav expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and the compensation program following the closing of the Business Combination could vary significantly from its historical practices or from the currently anticipated programs summarized in this discussion.

Summary Compensation Table at 2020 Fiscal Year-End

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for the fiscal year ended December 31, 2020:

Name and principal position	Salary	Bonus(1)	Stock awards(2)	Option awards ($)(5)	All other compensation ($)(3)	Total ($)
Ganesh Pattabiraman Chief Executive Officer	$293,750	$34,890	$1,072,817	789,120	$9,893	$2,200,470
Christian Gates(4) Senior Vice President, Corporate Development and Strategy	$259,192	$33,565	$723,793	1,001,563	$11,400	$2,029,513
David Knutson Senior Vice President, Network Operations and Deployment	$265,926	$34,570	$736,810	962,801	$11,041	$2,011,148

____________

(1)      Amounts represent cash bonus earned by each NEO in 2020 based on NextNav’s overall performance and the individual contributions of our NEOs.

(2)      Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 (“FASB 718”), of the Restricted Units granted to Messrs. Pattabiraman, Gates and Knutson under our 2011 Unit Option and Profits Interest Plan (the “2011 Plan”).

(3)      Amounts represent the amount of safe harbor employer matching contributions under our 401(k) plan. See — “401(k) Plan” below.

(4)      Mr. Gates became the Chief Financial Officer in 2021.

(5)      Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB 718, of the Options and the Profits Interests granted to Messrs. Pattabiraman, Gates and Knutson under the 2011 Plan. The Options are categorized as non-qualified stock options under the 2011 Plan. In addition, amounts shown in this column also reflect the incremental fair value, computed as of the modification date, in accordance with FASB ASC Topic 718, for each Option, in the case of Mr. Gates, and for each Profits Interest, in the case of Messrs. Pattabiraman, Gates and Knutson, which was repriced or replaced on October 21, 2020 or, for Mr. Gates’ Profits Interests, on December 15, 2020 to reduce the exercise price of the Options and the distribution hurdle of the Profits Interests, as applicable, to $0.10, a value that is more closely aligned to but was in excess of the fair market value of the units underlying such Options and/or Profits Interests as determined by NextNav’s board of directors on the applicable modification date.

Narrative Disclosure to Summary Compensation Table

The Named Executive Officers’ total compensation has typically been comprised of a base salary, a modest cash bonus, certain equity awards in the form of Restricted Units, Options, and/or Profits Interests, retirement plan benefits, and health and welfare benefits. Historically, NextNav has aimed to keep salaries of its Named Executive Officers competitive in order to retain and maintain talent while, at the same time, ensuring consistency with similarly situated pre-revenue companies such as itself. Each year, NextNav’s board of directors reviews the previous year’s salaries and adjusts any it feels necessary in order to correct for any off-market salaries, either upward or downward, as the case may be. Similarly, equity grants are made to our Named Executive Officers as a way to attract and maintain talent.

Salaries

Our Named Executive Officers receive their respective base salaries to compensate them for services rendered to NextNav. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation. On October 28, 2021, in connection with the closing of the Business Combination, the Compensation Committee approved an increase to the annual base salaries effective immediately in order better align the base salary of our Named Executive Officers to that of other similarly-situated executives in our market. Mr. Pattabiraman’s annual base salary has been increased to $350,000 with an annual target bonus opportunity equal to 45% of his annual base salary. Each of Mr. Gates’s and Mr. Knutson’s annual base salary has been increased to $275,000, and each have an annual target bonus opportunity equal to 45% and 40% of his annual base salary, respectively. Each of the Named Executive Officers will have the opportunity to earn a pro-rated amount of their target bonus opportunity for 2021 as determined by the Compensation Committee.

Cash Incentive Compensation

In addition to base salaries, our Named Executive Officers are eligible to receive an annual discretionary cash bonus, which is designed to reward our executives for achievement of certain corporate and/or individual performance goals. At the end of the year, Mr. Pattabiraman reviews the performance of the other Named Executive Officers and recommends an actual bonus payout to our board of directors for approval. Following such recommendation, our board of directors reviews our corporate performance and Mr. Pattabiraman’s performance and determines the actual bonus payout to be awarded to him and each of our other Named Executive Officers. For 2020, each of our Named Executive Officers was eligible to receive a discretionary cash bonus at an annual target of approximately 15% of his annual base salary.

Equity Incentive Compensation

The goal of NextNav’s long-term, equity-based incentive awards are to align the interests of its executive’s with the interests of its equity holders. To reward and retain NextNav’s executives in a manner that aligns their interests with equity holders’ interests, NextNav has used a combination of Restricted Units, Options, and Profits Interests as the primary incentive vehicles for long-term compensation. Both Restricted Units and Profits Interests are outstanding units of NextNav, and such unit ownership aligns the interests of NextNav’s executives and other recipients with the interests of our equity holders. Because holders realize value from Options and Profits Interests only if NextNav’s value increases relative to the applicable strike price, in the case of Options, or the applicable distribution hurdle, in the case of Profits Interests, NextNav believes Options and Profits Interests provide meaningful incentives to achieve increases in the value of NextNav’s equity interests over time, thus further aligning the interests of NextNav’s executives and other recipients of Options and Profits Interests with the interests of our equity holders. In addition, because vesting is based on continued service, equity-based incentives also foster the retention of NextNav’s executives during the award vesting period.

Each of Messrs. Pattabiraman, Gates and Knutson currently holds Restricted Units, which were fully vested as of the date of grant. In connection with the Business Combination, Mr. Pattabiraman’s Restricted Units converted into 793,550 shares of our common stock, Mr. Gates’ Restricted Units converted into 178,656 shares of our common stock, and Mr. Knutson’s Restricted Units converted into 171,669 shares of Shelf’s common stock.

Each of Messrs. Gates and Knutson currently holds Options. The Options represent the opportunity for the holder to purchase our Class A Common Units at a prescribed exercise price, which is equal to or in excess of the fair market value of the underlying Class B-1 Common Units as of the applicable date of grant. The refresh Options granted to each of Messrs. Gates and Knutson in October 2020 generally vest over four years, with 25% of the total award vesting on the one-year anniversary of the grant date, and the remaining award vesting in equal monthly installments over the ensuing 36 months, subject to the employee’s continued service with NextNav on the applicable vesting dates. In October 2020, Mr. Gates’ Option granted on June 15, 2011 was canceled and replaced with an Option with an exercise price based on and in excess of the then-current fair market value of our Class A Common Units. The replacement Option granted to Mr. Gates in October 2020 was fully vested as of the date of grant based on a vesting commencement date of June 15, 2011, the date of grant of Mr. Gates’ original Option. We believe that cancellation and replacement of these Options was important for the growth and development of our business in order to provide the appropriate retention and motivation incentives for our employees holding these Options. The Options expire 10 years from the date of grant.

In connection with the Business Combination, Mr. Gates’ Options converted into options to purchase an aggregate of 98,908 shares of our common stock at an exercise price of approximately $0.28 per share, and Mr. Knutson’s Option converted into an option to purchase 84,564 shares of our common stock at an exercise price of approximately $0.28 per share.

Each of Messrs. Pattabiraman, Gates and Knutson currently holds Profits Interests. The Profits Interests provide holders with right to participate in distributions by NextNav only to the extent such distributions represent distributions of profit from operations of NextNav following the date of the issuance of the Profits Interests and such aggregate distributions payable to all other NextNav equity holders exceed a dollar threshold specified by the board of directors of NextNav as of the date of grant (such threshold referred to as the “distribution hurdle”). The Profits Interests generally vest over four years, with 25% of the total award vesting on the one-year anniversary of the grant date or vesting commencement date, as applicable, and the remaining award vesting in equal monthly installments over the ensuing 36 months, subject to the employee’s continued service with NextNav on the applicable vesting dates. In October 2020, the Profits Interests of each of Messrs. Pattabiraman, Gates and Knutson were canceled and replaced with a Profits Interests with a distribution threshold based on and in excess of the then-current fair market value of our Class B-1 Common Units. The replacement Profits Interests have vesting commencement dates based on the grant dates of the canceled Profits Interests and in some cases were fully vested as of the date of grant. We believe that cancellation and replacement of these Profits Interest was important for the growth and development of our business in order to provide the appropriate retention and motivation incentives for our employees holding these Profits Interests.

In connection with the Business Combination, Mr. Pattabiraman’s Profits Interests converted into 193,012 shares of our common stock, Mr. Gates’ Profits Interests converted into 162,444 shares of our common stock, and Mr. Knutson’s Interests converted into 166,287 shares of our common stock.

Equity Compensation Plans

NextNav Holdings, LLC 2011 Unit Option and Profits Interest Plan

Until the Business Combination, NextNav maintained the 2011 Unit Option and Profit Interests Plan (the “2011 Plan”) in order to provide additional incentives for employees, directors and consultants of NextNav, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to NextNav’s success. The 2011 Plan, which was originally adopted on June 8, 2011, has subsequently been amended and restated from time to time, with the latest such amendment and restatement effective as of October 27, 2021. The 2011 Plan reserves a total of 21,456,000 units for issuance to eligible participants. In connection with the completion of the Business Combination, no further awards will be granted under the 2011 Plan. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding awards granted under it.

NextNav Inc. 2021 Omnibus Incentive Plan

In connection with the Business Combination, we adopted the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”), in order to facilitate the grant of cash and equity incentives to our qualified directors, employees (including named executive officers) and consultants and certain of our affiliates, and to enable us and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

NextNav Inc. 2021 Employee Stock Purchase Plan

In connection with the Business Combination, we adopted the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), in order to (i) encourage employees (including named executive officers) to acquire shares of our common stock, thereby fostering broad alignment of employees’ interests with the interests of our stockholders, (ii) foster good employee relations, and (iii) provide a tool to recruit, retain, and reward employees in an extremely competitive environment.

Employment Agreements/Arrangements with our Named Executive Officers

Prior Arrangements

Mr. Pattabiraman, our Chief Executive Officer, entered into an at-will employment agreement with us when he started with the Company on October 30, 2007, which contained standard provisions including assignment of invention and a twelve-month employee non-solicitation provision following termination of employment for any reason. Messrs. Gates and Knutson do not have employment agreements with us; they each executed an offer letter upon their start with the Company on June 15, 2011 and April 29, 2011, respectively. Each of our Named Executive Officers are party to a Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during such Named Executive Officer’s employment with the Company, and non-disclosure of Company proprietary information.

New Employment Agreements

On November 11, 2021, the Compensation Committee approved new employment agreements with each of the Named Executive Officers (each a “New Employment Agreement,” and, together, the “New Employment Agreements”) and which supersede each Named Executive Officer’s existing agreement(s) with NextNav.

The New Employment Agreement with each of our Named Executive Officers entitle the executive to the annual base salary and annual target bonus opportunity, which will equal a percentage of the executive’s annual base salary, as described above under “— Salaries”.

The New Employment Agreements also contain certain severance terms. In the event a Named Executive Officer is terminated by us without cause (which includes non-renewal of the employment term by us) or due to the Named Executive Officer’s resignation for good reason, then, subject to the applicable Named Executive Officer’s timely execution and non-revocation of a release of claims in our favor, the Named Executive Officer will be entitled to (i) a lump sum payment equal to the applicable Named Executive Officer’s base salary, (ii) the Named Executive Officer’s earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, (iii) upon timely election, COBRA premiums for up to 12 months, (iv) all of the Named Executive Officer’s outstanding unvested equity based compensation awards granted as of the closing date of the business combination will fully vest immediately prior to the termination date, (v) all of the Named Executive Officer’s outstanding unvested equity-based awards subject to time-based vesting, other than those covered in clause (iv) above and clause (vi) below, that would have become vested (but for such termination) during the 12 months period beginning on the termination date, will vest as of the date immediately prior to the termination date, and (vi) all of the Named Executive Officer’s then outstanding restricted stock units granted in connection with the business combination and unvested performance awards will vest in accordance with the grant agreements. If the Named Executive Officer’s termination occurs within the period beginning on the date we enter into a definitive agreement that if consummated would result in a change in control and ending on the 12 month anniversary of such change in control, then, in lieu of the cash severance outlined in clause (i) in the immediately preceding sentence, the Named Executive Officer will be entitled to receive a lump sum payment equal to one and a half times the sum of such Named Executive Officer’s base salary and target bonus for the year in which the termination date occurs and the accelerated vesting outlined in clause (v) above will occur without regard to the 12 month period.

Long-Term Equity Based Awards

Pursuant to the Merger Agreement, the Compensation Committee approved a grant of awards of restricted stock units under the Omnibus Plan in an aggregate amount of 2,741,920 shares of our common stock to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing, which such awards shall be granted promptly after the filing and effectiveness of our registration statement on Form S-8 covering the Omnibus Plan, ESPP and the 2011 Plan, subject to such executives, employees or individual service providers’ continued service as of the grant date. Accordingly, following the closing of the Business Combination the Compensation Committee approved the grant of restricted stock units to each of the

Named Executive Officers as outlined in the table below which will be subject to time-based vesting over a period of 30 months for Messrs. Gates and Knutson and 36 months for Mr. Pattabiraman, subject to each Named Executive Officer’s continued service as of each vesting date.

Named Executive Officer	Restricted Stock Units
Ganesh Pattabiraman	924,671
Christian Gates	251,996
David Knutson	241,980

401(k) Plan

We maintains a 401(k) retirement savings plan, or 401(k) plan, for its U.S. employees. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other U.S. employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) permits each participant to contribute up to 85% of his or her eligible compensation (subject to the annual statutory limit, which is $19,500 for calendar year 2021), and participants who are 50 year or older can also make “catch-up” contributions (subject to the annual statutory limit, which is $6,500 for calendar year 2021). In addition, the 401(k) plan provides participants with safe harbor employer matching contributions equal to 100% of the first 3% of eligible earnings deferred and an additional 50% of the next 2% of eligible earnings deferred. We believe that providing a vehicle for tax-deferred retirement savings through its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including Named Executive Officers, in accordance with its compensation policies.

Health/Welfare Plans

Our full-time U.S. employees who satisfy certain eligibility requirements are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life insurance. Our Named Executive Officers are eligible to participate in such health and welfare benefits on the same terms as other full-time U.S. employees.

We generally do not provide perquisites or personal benefits to our Named Executive Officers, except in limited circumstances.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020.

Option Awards(1)
Name	Type of Award	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Ganesh Pattabiraman	Profits Interest(2)	62,500		62,500	0.10	—
	Profits Interest(3)	177,500		—	0.10
	Profits Interest(3)	250,000		—	0.10
Christian Gates	Option(4)	30,375	(4)	—	0.10	10/20/2030
	Option(5)	—		245,211	0.10	10/20/2030
	Profits Interest(6)	50,000		50,000	0.10
	Profits Interest(7)	40,000		—	0.10
	Profits Interest(7)	125,000		—	0.10
	Profits Interest(7)	200,000		—	0.10
David Knutson	Option(8)	—		235,620	0.10	10/20/2030
	Profits Interest(9)	37,500		37,500	0.10
	Profits Interest(10)	46,000		—	0.10
	Profits Interest(10)	125,000		—	0.10
	Profits Interest(10)	230,000		—	0.10

____________

(1)      All Options and Profit Interests were granted under the 2011 Plan. While each of our Named Executive Officers currently holds Restricted Units, such Restricted Units were fully vested as of the date of grant and are not reflected in this table.

(2)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(3)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

(4)      Reflects a replacement Option, which was fully vested on the date of grant.

(5)      Reflect a refresh Option with a vesting commencement date of October 21, 2020, which Option vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Option vests in 36 equal monthly installments thereafter.

(6)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(7)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

(8)      Reflects a refresh Option with a vesting commencement date of October 21, 2020, which Option vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Option vests in 36 equal monthly installments thereafter.

(9)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(10)    Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

Non-Employee Director Compensation at 2020 Fiscal Year-End

The following table summarizes the 2020 compensation of the two non-employee directors of NextNav who served during the fiscal year ended December 31, 2020 and received compensation for their service. No other NextNav board members received compensation for their service on the board of directors of NextNav. Mr. Pattabiraman, NextNav’s Chief Executive Officer, received no separate compensation for his service as a director of the Company for 2020. For information related to his compensation, please refer to the “Summary Compensation Table” included above.

Name	Option awards		All Other Compensation		Total
Gary Parsons	$2,365,132	(1)	$220,000	(2)	$2,585,132
Tamara Casey	$160,000	(1)	$—		$160,000

____________

(1)      Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB 718, of the Options and the Profits Interests granted to Mr. Parsons and Ms. Casey under the 2011 Plan. The Options are categorized as non-qualified stock options under the 2011 Plan. In addition, amounts shown in this column also reflect the incremental fair value, computed as of the modification date, in accordance with FASB ASC Topic 718, for each of Mr. Parson’s Profits Interests which were repriced or replaced on October 21, 2020 to reduce the distribution hurdle of the Profits Interests to $0.10, a value that is more closely aligned to but was in excess of the fair market value of the Profits Interests as determined by NextNav’s board of directors on October 21, 2020.

(2)      Includes $120,000 paid in connection with consulting services and $100,000 in bonuses awarded.

Upon the closing of the Business Combination, the Compensation Committee recommended to the Board and the Board adopted a non-employee director compensation policy. This policy is designed to attract and retain high quality non-employee directors by providing competitive compensation. Additionally, each non-employee director will receive an initial equity grant to align their interests with the interests of our stockholders through equity awards. This policy is applicable to all non-employee directors, but some of our non-employee directors may choose to decline their compensation. Mr. Fleming has waived his director compensation.

Specifically, the policy provides for the following annual cash retainers, which are payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the closing of the Business Combination) and maybe paid in whole or in part in the form of an equity grant:

Annual Board Member Service Retainer:

•        All Outside Directors: $45,000

Annual Committee Member Service Retainer (per committee):

•        Members of each committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•        Chair of the Audit Committee: $20,000

•        Chair of the Compensation and Human Capital Committee: $10,000

•        Chair of the Nominating and Corporate Governance Committee: $10,000

Chairman of the Board Service Retainer (in lieu of Annual Board Member Service Retainer and Annual Committee Member Service Retainer):

•        Chairman of the board: $250,000

Initial Equity Compensation

The Compensation Committee approved an initial equity award under the Omnibus Plan for each of the non-employee directors in connection with their initial appointment to the Board, which such awards shall be granted promptly after the filing and effectiveness of our registration statement on Form S-8 covering the Omnibus Plan, ESPP and the 2011 Plan. Other than Mr. Fleming, who declined such award, and Mr. Parsons, each non-employee director received an award of restricted stock under the Omnibus Plan with a grant date value of $150,000, which will vest on the one year anniversary of the closing of the Business Combination, subject to the non-employee director’s continuous service through the vesting date. In addition, the Compensation Committee approved a grant of 1,000,000 restricted stock units under the Omnibus Plan to Mr. Parsons, as chairman of the Board, in connection with his initial appointment to the Board, which will vest on the one year anniversary of the closing of the Business Combination. While any subsequent equity grants to Mr. Parsons are expected to be comparable to other directors, the initial grant is in recognition of the instrumental role Mr. Parsons served in facilitating the Business Combination and PIPE Financing, as well as active engagement in key strategic areas going forward. In light of Mr. Parson’s long service as the former NextNav’s chief executive officer before becoming chairman, it is expected that he will continue to be active, continuing his ongoing engagements with the financial community and investor relations, as well as strategic initiatives, government and public policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

In connection with the closing of the Business Combination, we entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our charter and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Registration Rights Agreement

In connection with the closing of the Business Combination, we entered into the Registration Rights Agreement with Sponsor and certain former owners of Holdings with respect to the shares of our common stock and other equity securities that were issued as consideration pursuant to the Merger Agreement. The Registration Rights Agreement requires us to, among other things, file a shelf registration statement with respect to shares of our Common Stock and other equity securities (including certain warrants to purchase shares of our Common Stock and shares of our Common Stock issued or issuable upon the exercise of such warrants) on behalf of the stockholders promptly after the closing of the Transactions.

5% Holders

For information regarding on the beneficial owners of more than five percent of our common stock, including the basis for control and the percentage of voting securities owned, please see the section entitled “Beneficial Ownership of Securities.”

Policies and Procedures for Related Person Transactions

Our Board has adopted a policy with respect to the review, approval or disapproval and/or ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving or disapproving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors:

•        whether the terms of the related party transaction (taken together) are fair to the company and on the same basis that would apply if the transaction did not involve a related person;

•        whether there are business reasons for the company to enter into the related party transaction;

•        whether the related party transaction would impair the independence of a non-employee director (including, if applicable, with respect to the director’s capacity as a committee member); and

•        whether the related party transaction would present an improper conflict of interest (or result in an inappropriate appearance of conflict of interest) for any director or executive officer, taking into account the size of the transaction or transactions, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the interest in the transaction or transactions of the director, executive officer or other related person, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, the company’s best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, under our code of business conduct and ethics, our employees, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described above were entered into prior to the adoption of our written related party transactions policy (which policy was adopted in connection with the consummation of the Business Combination), but all were approved by the applicable board of directors, prior to the existence of our board of directors, considering similar factors to those described above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information relating to the beneficial ownership of our Common Stock as of November 12, 2021, by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•        each of our directors and each of our principal executive officers and two other most highly compensated executive officers; and

•        all of our directors and executive officers as a group.

Unless otherwise indicated, (i) NextNav believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them and (ii) the business address of each of the following entities or individuals is c/o NextNav Inc., 1775 Tysons Blvd., 5th Floor, McLean, Virginia 22102.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Approximate % of Class
Directors and Executive Officers
Peter D. Aquino(1)	324,074	*
Peter Barris	—	—%
Bandel Carano	—	—%
James B. Fleming(2)	9,714,408	10.17%
Christian Gates(3)(20)	379,730	*
Alan Howe	—	—%
David Knutson(4)(20)	364,576	*
Gary Parsons(5)	811,494	*
Ganesh Pattabiraman(6)(20)	1,614,557	1.69%
All directors and executive officers as a group (10 individuals)(7)(20)	13,970,654	14.54%
5% Beneficial Holders
Fortress Investment Group LLC(8)	14,178,054	14.85%
Columbia Capital(9)	9,714,408	10.17%
GS Investment Strategies, LLC(10)	8,951,517	9.38%
Telcom LMS Holdings, LLC(11)	9,226,021	9.66%
New Enterprise Associates(12)	8,189,156	8.58%
Future Fund Investment Company No. 3 Pty Ltd.(13)	7,084,555	7.42%
Oak Investment Partners XIII, LP(14)	5,790,823	6.07%
Neil Subin(15)	9,890,583	9.93%
CCUR Holdings, Inc.(16)	9,240,583	9.30%
Timothy Presutti(17)	6,885,498	7.21%
Spring Creek Capital, LLC(18)	5,000,000	5.24%

____________

*        less than 1%

(1)      Includes 324,074 private placement warrants that are (after the date that is 30 days after the Closing), exercisable for 324,074 shares of our common stock issuable upon the exercise or conversion of the private placement warrants.

(2)      Includes 86,652 shares of our common stock held by Columbia Capital Employee Investors IV, L.P., 8,572,652 shares of our common stock held by Columbia Capital Equity Partners IV (ECI), LTD and 1,054,794 shares of our common stock held by Columbia Capital Equity Partners IV (QPCO), L.P. James B. Fleming, Jr. is the sole manager of Columbia Capital IV, LLC and as a result, he exercises shared voting and investment control over all the common stock held by Columbia Capital Employee Investors IV L.P., Columbia Capital Equity Partners IV (ECI) LTD, and Columbia Capital Equity Partners IV (QPCO), L.P. and may be deemed to have beneficial ownership over all those shares. The address for each entity is 204 South Union Street Alexandria, Virginia 22314.

(3)      Includes 9,097 restricted shares of our common stock and 38,630 shares underlying vested options.

(4)      Includes 6,823 restricted shares of our common stock and 26,420 shares underlying vested options.

(5)      Includes 143,541 shares of our common stock held by the Parsons Family Generation Skipping Trust, of which Gary Parsons’s spouse is the sole trustee.

(6)      Includes 627,995 shares of our common stock held by the Ganesh M Pattabiraman Family Trust, of which Ganesh Pattabiraman and Anuradha Srikantan are the trustees. Includes 11,372 restricted shares of our common stock.

(7)      Includes 38,664 restricted shares of our common stock, 266,588 shares underlying vested options and 324,074 shares of our common stock issuable upon the exercise or conversion of the private placement warrants.

(8)      Includes 11,678,054 shares of our common stock held by CF NNAV-E LLC and 2,500,000 shares of our common stock held by CF NNAV-P LLC. Fortress Investment Group LLC may be deemed to have beneficial ownership over these shares. The address for these entities is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(9)      Includes 86,652 shares of our common stock held by Columbia Capital Employee Investors IV, L.P., 8,572,652 shares of our common stock held by Columbia Capital Equity Partners IV (ECI), LTD and 1,054,794 shares of our common stock held by Columbia Capital Equity Partners IV (QPCO), L.P. James B. Fleming, Jr. is the sole manager of Columbia Capital IV, LLC and as a result, he exercises shared voting and investment control over all the common stock held by Columbia Capital Employee Investors IV L.P., Columbia Capital Equity Partners IV (ECI) LTD, and Columbia Capital Equity Partners IV (QPCO), L.P. and may be deemed to have beneficial ownership over all those shares. The address for each entity is 204 South Union Street Alexandria, Virginia 22314.

(10)    Includes 4,241,021 shares of our common stock held by Global Long Short Partners Master LP, 780 shares of our common stock held by Global Private Opportunities Partners Offshore Holdings LP and 4,709,716 shares of our common stock held by Global Private Opportunities Partners LP. The address for each entity is 200 West Street, New York, NY 10282.

(11)    A majority of the units of Telcom LMS Holdings, LLC are held by various trusts as to which the sole trustee is Mrs. Neera Singh, 204 South Union Street, Alexandria, Virginia 22314. Mrs. Singh, as trustee, exercises voting and investment control over all the common stock held by Telcom LMS Holdings, LLC and may, along with Dr. Rajendra Singh, be deemed to have beneficial ownership over all those shares. The address for this entity is 701 Brickell Avenue, Suite 1700, Miami, Florida 33131.

(12)    The shares directly issued to New Enterprise Associates14, L.P. (“NEA 14”)are indirectly held by NEA Partners 14, L.P. (“Partners 14”), which is the sole general partner of NEA 14; NEA 14 GP, LTD (“NEA 14 LTD”), which is the sole general partner of Partners 14; and each of the individual directors of NEA 14 LTD. The individual directors of NEA 14 LTD (the “NEA 14 Directors”) are Forest Baskett, Anthony A. Florence, Patrick Kerins, Scott D. Sandell, and Peter W. Sonsini. Partners 14, NEA 14 LTD, and the NEA 14 Directors share voting and dispositive power with regard to the shares owned directly by NEA 14. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(13)    All of the shares are held of record by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No.3 Pty Ltd (“FFIC3”). FFIC3 is a wholly owned subsidiary of the Future Fund Board of Guardians (“FFBG”). Assets held by FFBG are held for and on behalf of the Commonwealth of Australia and therefore no individual is the beneficial owner of the shares held by FFIC3. FFBG makes decisions by a majority vote of the non-executive board of FFBG. The principal business address of FFIC3 and FFBG is Level 14, 447 Collins Street, Melbourne, Victoria, Australia, 3000.

(14)    The shares directly issued to Oak Investment Partners XIII, L.P. (“Oak XIII”) are indirectly held by Oak Associates XIII, LLC (“Oak Associates LLC”), which is the general partner of Oak XIII and may be deemed to share voting and dispositive power over the shares held by Oak XIII. Mr. Carano, a director of NextNav, is a managing partner of Oak XIII and a managing member of Oak Associates LLC, and as such, may be deemed to possess shared beneficial ownership of any shares held by Oak XIII. Mr. Carano has shared power to vote and dispose of the shares held by Oak XIII, along with Edward W. Glassmeyer, Fredric W. Harman, and Ann H. Lamont, the other managing members of Oak Associates LLC. Mr. Carano and all the managing members listed above disclaim beneficial ownership of the shares held by Oak XIII except to the extent of their actual pecuniary interest therein. The principal business address of Oak XIII and Oak Associates LLC is c/o Oak XIII, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(15)    Includes 1,605,000 shares of our common stock held by MILFAM Investments LLC and 4,145,498 shares of our common stock held by Sponsor. Includes 4,140,085 warrants that are (after the date that is 30 days after the Closing), exercisable for 4,140,085 shares of our common stock, respectively, issuable upon the exercise or conversion of the private placement warrants. Mr. Subin is the President and Manager of MILFAM LLC, which serves as manager of Milfam Investments LLC, consequently, he may be deemed to share beneficial ownership of the shares held by Milfam Investments LLC. Mr. Subin’s business address is 2336 SE Ocean Blvd, Suite 400, Stuart, Florida 34996. MILFAM CI LLC SPARTACUS and CCUR Holdings, Inc. are the managing members of Sponsor. As such, each of MILFAM CI LLC SPARTACUS and CCUR Holdings, Inc. has voting and investment discretion with respect to the common stock held of record by Sponsor and may be deemed to share beneficial ownership of such shares. MILFAM CI LLC SPARTACUS is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin. CCUR Holdings, Inc. is controlled by its board of directors.

(16)    Includes 1,105,000 shares of our common stock held by CCUR Holdings, Inc. and 4,145,498 shares of our common stock held by Sponsor. Includes 3,890,085 private placement warrants that are (after the date that is 30 days after the Closing), exercisable for 3,890,085 shares of our common stock issuable upon the exercise or conversion of the private placement warrants. CCUR Holdings, Inc. is controlled by its board of directors. Igor Volshteyn, the President and CEO of CCUR Holdings, Inc., was the chief financial officer and a director of Spartacus and the president and sole director of the Company the prior to the closing of the Business Combination. CCUR Holdings, Inc. and MILFAM CI SPARTACUS LLC, an affiliate of Milfam Investments LLC, are the managing members of Sponsor. As such, each of CCUR Holdings, Inc. and MILFAM CI SPARTACUS LLC have voting and investment discretion with respect to the common stock held of record by Sponsor and may be deemed to share beneficial ownership of such securities. The address for this entity is 3800 North Lamar Blvd., Suite 200, Austin, Texas 78756.

(17)    Includes 6,500,000 shares of our common stock held by WOCAP Global Opportunity Investment Partners, L.P. and 385,498 shares of our common stock held by Reds Road Holdings LLC. Timothy Presutti has voting and dispositive control over the securities held by WOCAP Global Opportunity Investment Partners, L.P. and Reds Road Holdings LLC. The business address is 2802 Timmons Lane #27440, Houston, Texas 77227.

(18)    These securities may be deemed to be beneficially owned by SCC Holdings, LLC by virtue of its 100% ownership of Spring Creek Capital, LLC, and these securities may be deemed to be beneficially owned by Koch Industries, Inc. by virtue of its indirect ownership of Spring Creek Capital, LLC. The business address of Spring Creek Capital, LLC is 14111 E. 37th Street North, Wichita, Kansas 67220.

(19)    Does not include up to 2,742,005 of our restricted stock units that may be granted under the Omnibus Plan pursuant to the Merger Agreement as a transaction grant after the consummation of the Business Combination, of which 1,855,059 restricted stock units are expected to be granted to executive officers of NextNav and vest over a 30 to 36 month period from the initial grant date. See the section entitled “Executive Compensation — Narrative Disclosure to Summary Compensation Table — Long-Term Equity Based Awards” for additional information relating to the grants to the Named Executive Officers of Shelf following the Business Combination.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of November 12, 2021, we had 95,475,334 shares of common stock outstanding held by 107 stockholders of record and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or our capital stock) when, as and if declared thereon by the Board from time to time out of any assets or funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Voting Rights

Except as otherwise required by law or our charter (including any preferred stock designation), each outstanding share of Common Stock entitles the holder to one vote on any matter properly submitted to the stockholders. Holders of shares of our Common Stock shall have no cumulative voting rights.

Preemptive Rights

Holders of outstanding shares of our Common Stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights

Our common stock is neither convertible nor redeemable.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock upon our liquidation, the holders of our Common Stock are entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares of our Common Stock held by each stockholder.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of up to 100,000,000 shares of preferred stock in one or more series and may, at the time of issuance, fix the voting rights, if any, and determine the designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Accordingly, our Board, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock, may adversely affect the voting and other rights of the holders of our Common Stock, and could have the effect of delaying, deferring or preventing a change of control of us or other corporate action.

Warrants

Private Placement Warrants — Sponsor Warrants and B. Riley Warrants

In connection with Spartacus’ initial public offering, (i) the Sponsor purchased an aggregate of 8,104,244 warrants and subsequently distributed such warrants to its affiliates and (ii) B. Riley purchased an aggregate of 645,756 warrants, in each case at a price of $1.00 per warrant, with each warrant exercisable to purchase one share of common stock at a price of $11.50 per share, in a private placement (the “Sponsor Warrants” and the “B. Riley Warrants,” respectively and, together, the “private placement warrants”). The private placement warrants expire on October 28, 2026 (five years after completion of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of our Common Stock pursuant to the exercise for cash of a warrant, and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a warrant unless our Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of our Common Stock (or the closing bid price of our Common Stock in the event shares of our Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three trading days before we send the notice of redemption to the warrant holders.

The private placement warrants are exercisable on a cashless basis and are not redeemable by us so long as they are held by the Sponsor, B. Riley and/or its designees or any permitted transferees. If the private placement warrants are held by holders other than the Sponsor, B. Riley and/or its designees or any permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as described below. We may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our securityholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise the Sponsor Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the warrant holder.

The Sponsor and B. Riley agreed not to transfer, assign or sell any of the private placement warrants (including our Common Stock issuable upon exercise of such warrants) until November 27, 2021 (30 days after we completed the Business Combination), except, among other limited exceptions, including but not limited to transfers made to Spartacus’ or B. Riley’s officers and directors and other persons or entities affiliated with the Sponsor or B. Riley, as applicable.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Public Warrants

Holders of our public warrants are entitled to purchase one whole share of our Common Stock at a price of $11.50 per share for each whole warrant; subject to adjustment as discussed herein, on November 27, 2021. The public warrants expire on October 28, 2026 (five years after completion of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Except as described below, the public warrants have terms and provisions that are identical to those of the private placement warrants described above, including as to exercise price, exercisability and exercise period.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least the majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. The public warrants are also not subject to any lock-up or other restrictions on transfer.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

We are registering the Sponsor Warrants, and the shares of Common Stock issuable upon the exercise of the Sponsor Warrants, as well as the B. Riley Warrants, and the shares of Common Stock issuable upon the exercise of the B. Riley Warrants, pursuant to this prospectus.

AT&T Warrant

In connection with the Business Combination, AT&T exchanged its previous warrants for one warrant to purchase an aggregate of 4,320,133 shares of Common Stock at an exercise price of $0.01 per share, subject to adjustment to the extent necessary to reflect any share dividend, share split, reverse share split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares or in the event of certain reorganizations, consolidations, mergers or conversions of the Company (the “AT&T Warrant”).

The AT&T Warrant is fully vested. AT&T is entitled to exercise the AT&T Warrant in full (and not in part) for $0.01 per share at any time prior to October 2039, unless extended pursuant to the terms thereof (the “Exercisability Period”). In the event AT&T does not exercise the AT&T Warrant in full, the AT&T Warrant will be automatically exercised in full one business day prior to the earlier of the consummation of a “change of control” of the Company (as defined in the warrant agreement) or the last day of the Exercisability Period.

AT&T is restricted from transferring (subject to limited exceptions) the AT&T Warrant and any Warrant Shares for a period of 180 days following October 28, 2021, subject to early termination for 50% of the shares underlying the AT&T Warrant upon exercise of the AT&T Warrant in the event that the closing sale price of our Common Stock equals or exceeds $12.00 for 20 out of 30 consecutive trading days commencing at least 60 days after October 28, 2021. Thereafter, any transfer of the AT&T Warrant or the Warrant Shares will be subject to the Securities Act.

AT&T will not have the rights or privileges of holders of Common Stock and any voting rights until it exercises the AT&T Warrant and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the AT&T Warrant, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We are registering the shares of Common Stock issuable upon the exercise of the AT&T Warrant pursuant to this prospectus.

Anti-Takeover Effects of our Charter and Bylaws

Our charter, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our Common Stock held by stockholders.

These provisions include:

Special Meetings of Stockholders

Our charter and bylaws provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of the chairman of our Board, our chief executive officer, or our Board pursuant to a resolution adopted by a majority of the Board. Our bylaws also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders’ proposals to be brought before an annual meeting, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the meeting, who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Additionally, our bylaws provide that if the stockholder does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by us. Although our bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our charter and bylaws provide that directors may only be removed by the affirmative vote of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our bylaws will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, by a sole remaining director (and not by stockholders).

Supermajority Approval Requirements

Our charter and bylaws provide that our Board is expressly authorized to adopt, amend, alter or repeal our bylaws without a stockholder vote, subject to limited exceptions. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares entitled to vote on the election of directors in addition to any vote of the holders of any class or series of capital stock required by law.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our charter provides that, in addition to any vote of the holders of any class or series of our stock required by law or by the charter, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend Article V (Board of Directors), Article VI (Bylaws), Article VII (Special Meeting of Stockholders; Action by Written Consent), Article VIII (Limited Liability; Indemnification), Article IX (Amendment of the Amended and Restated Certificate of Incorporation) or Article X (Exclusive Forum from Certain Lawsuits; Consent to Jurisdiction) of the charter.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Common Stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, to facilitate acquisitions and for employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Business Combinations

We are and will continue to be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and certain employee stock plan; or (3) at or after the time the stockholder became and interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholders bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ stock thereafter devolved by operation of law.

Exclusive Forum

Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us or any director, officers or employees arising pursuant to any provision of the DGCL, our charter, or our bylaws or (4) any action asserting a claim against us, our directors, officers or employees that is governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (1) though (4) above, any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL and our charter and we have entered into indemnification agreements with each of our officers and directors, which require us to indemnify our directors and officers for expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions included in our charter and bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of placement units will be able to sell their founder shares, placement shares and placement warrants, as applicable, pursuant to and in accordance with Rule 144 without registration one year after the closing of the Business Combination. However, if they remain one of our affiliates, during any three-month period, pursuant to rule 144, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding, which such total number of shares outstanding was 95,475,334 shares on the November 12, 2021; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

As of the date of this prospectus, we had 95,475,334 shares of our Common Stock outstanding. Of these shares, the 2,555,707 shares of Common Stock sold are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144.

As of the date of this prospectus, there are warrants outstanding to purchase an aggregate of 23,070,277 shares of our Common Stock, consisting of (i) 10,000,000 public warrants originally sold as part of units in Spartacus’ initial public offering, (ii) 8,750,000 private placement warrants and (iii) the AT&T Warrant, a warrant for 4,320,133 shares of our Common Stock. We have agreed to use reasonable best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants.

Lock-Ups

In addition to the requirements imposed by Rule 144, pursuant to our charter, certain of our securityholders have agreed to certain lock-up periods with respect to their shares of Common Stock and warrants.

With respect to 5,000,000 shares of Common Stock held by the Sponsor and its affiliates, including B. Riley (in each case, or their respective permitted transferees (as defined in the charter)), the applicable lock-up period is October 28, 2022 (one year after the closing of the Business Combination); provided, however, that such lock-up period shall terminate earlier if, for at least 20 trading days with any 30-day trading period commencing no earlier than March 27, 2022 (at least 150 days after the closing of the Business Combination), the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

With respect to the other shares of Common Stock issued to former holders of Holdings and the AT&T Warrant and underlying Warrant Shares, the applicable lock-up period is April 26, 2022 (180 days after the closing of the Business Combination); provided, however, that such lock-up period shall terminate earlier with respect to 50% of the applicable securities held by each of the holders thereof if, for at least 20 trading days within any 30-trading day period commencing no earlier than December 27, 2021 (at least 60 days after the closing of the Business Combination), the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

With respect to the private placement warrants and the Warrant Shares underlying such warrants, the applicable lock-up period is 30 days after the closing of the Business Combination.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock and public Warrants are listed Nasdaq under the symbols “NN” and “NNAVW,” respectively.

PLAN OF DISTRIBUTION

This prospectus relates to (i) the issuance by us of the Warrant Shares and (ii) the resale, from time to time, of the Warrant Shares, the PIPE Shares, the Affiliate Shares and the Registered Warrants. We are registering the Registered Securities pursuant to the provisions of the Warrants, the Subscription Agreements and the Registration Rights Agreements, as applicable, in order to permit the Selling Securityholders to offer the Registered Securities, as applicable, for resale from time to time pursuant to this prospectus and any accompanying prospectus supplement.

The Selling Securityholders may, from time to time, on a continuous or delayed basis, sell any or all of the Registered Securities covered hereby directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at varying prices determined at the time of sale, or at fixed prices, which may be changed, on any stock exchange, market or trading facility on which the Registered Securities are traded, or in private transactions. The sale of the Registered Securities offered by this prospectus may be effected in one or more of the following methods:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        privately negotiated transactions;

•        underwritten transactions;

•        transactions involving cross or block trades in which a broker-dealer will attempt to sell Registered Securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•        exchange distributions in accordance with the rules of the applicable exchange;

•        short sales after the registration statement of which this prospectus forms a part becomes effective;

•        transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of Registered Securities at a stipulated price per share;

•        the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        “at the market” offerings or through market makers into an existing market for the Registered Securities;

•        through trading plans entered into by the Company or a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        a combination of any of the foregoing; and

•        any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, Registered Securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Securityholders may also sell or transfer Registered Securities pursuant to any available exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer Registered Securities by other means not described in this prospectus.

The Selling Securityholders may also sell Registered Securities directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Securityholders will attempt to sell Registered Securities in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Securityholders cannot assure that all or any of the Registered Securities will be issued to, or sold by, such Selling Securityholders.

The Selling Securityholders and any agents, broker-dealers, or underwriters that participate in the sale of the Registered Securities hereby may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Agents, broker-dealers, or underwriters, participating in the distribution of the shares held by the Selling Securityholders as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Securityholders and/or purchasers of the Registered Securities for whom the broker-dealers may act as agent. The Selling Securityholders may agree to indemnify any agent, broker-dealer, or underwriter that participates in transactions involving sales of Registered Securities if liabilities are imposed on that person under the Securities Act.

The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any agents, broker-dealers, or underwriters regarding the sale of their Registered Securities, nor is there an agent, coordinating broker, or underwriter acting in connection with a proposed sale of Registered Securities by the Selling Securityholders. If we are notified by the Selling Securityholders that any material arrangement has been entered into for the sale of Registered Securities, if required, we will file a supplement to this prospectus to the extent required.

To the extent required, the Registered Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, a free writing prospectus, a post-effective amendment to the registration statement that includes this prospectus, or filings we make with the Securities and Exchange Commission under the Exchange Act that are incorporated herein by reference.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

This offering as it relates to the Selling Securityholders will terminate on the date that all Registered Securities have been sold by the Selling Securityholders.

We may suspend the sale of Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Securityholders use this prospectus for any sale of the Registered Securities, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay the expenses in connection with the registration of certain of the Registered Securities. We have agreed to indemnify certain of the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Registered Securities may not simultaneously engage in market making activities with respect to the Registered Securities for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Registered Securities by the Selling Securityholders or any other person. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

LEGAL MATTERS

The validity of the Registered Securities being offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Tysons, Virginia

EXPERTS

The financial statements of Spartacus Acquisition Shelf Corp. as of May 31, 2021 and for the period from May 21, 2021 (inception) through May 31, 2021 (which contains an explanatory paragraph relating to substantial doubt about the ability of Spartacus Acquisition Shelf Corp. to continue as a going concern, as described in Note 1 to the financial statements), appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Spartacus Acquisition Corporation as of December 31, 2020 and for the period from August 10, 2020 (inception) to December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of NextNav Holdings, LLC and its subsidiaries at December 31, 2020 and 2019, and for the years then ended, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this prospectus, you should contact us by telephone or in writing:

NextNav Inc.
Attn: Investor Relations
1775 Tysons Blvd., 5th Floor
McLean, VA 22102
Telephone: (800) 775-0982

INDEX TO FINANCIAL STATEMENTS

SPARTACUS ACQUISITION SHELF CORP.

SPARTACUS ACQUISITION CORPORATION

NEXTNAV HOLDINGS, LLC

Financial Statements as of September 30, 2021 and for the Nine Months ended September 30, 2021 and 2020
Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-61
Condensed Consolidated Statements of Comprehensive Loss for the Nine Months Ended September 30, 2021 and September 30, 2020 (unaudited)	F-62
Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit for the Nine Months Ended September 30, 2021 and September 30, 2020 (unaudited)	F-63
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and September 30, 2020 (unaudited)	F-65
Notes to Condensed Consolidated Financial Statements (unaudited)	F-66

SPARTACUS ACQUISITION SHELF CORP.
BALANCE SHEET
September 30, 2021
(Unaudited)

September 30, 2021
Liabilities and Deficit
Due to affiliate	$293,081
Total liabilities	293,081

Commitments and Contingencies

Deficit:
Common stock, par value of $0.0001 per share; 100 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(293,081)
Total deficit	(293,081)
Total Liabilities and Stockholders’ Deficit	$—

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION SHELF CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2021	For the period from May 21, 2021 (inception) through September 30, 2021
Formation and operating expenses	$84,583	$293,081
Net loss	$(84,583)	$(293,081)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION SHELF CORP.
CONSOLIDATED STATEMENTS OF DEFICIT
(Unaudited)

	For the three Months Ended September 30, 2021
	Common Stock		Accumulated Deficit	Total Deficit
	Shares	Amount
Balance as of June 30, 2021 (unaudited)	—	$—	$(208,498)	$(208,498)
Net loss	—	—	(84,583)	(84,583)
Balance as of September 30, 2021 (unaudited)	—	$—	$(293,081)	$(293,081)
	For the Period from May 21, 2021 (inception) through September 30, 2021
	Common Stock		Accumulated Deficit	Total Deficit
	Shares	Amount
Balance as of May 21, 2021 (inception)	—	$—	$—	$—
Net loss	—	—	(293,081)	(293,081)
Balance as of September 30, 2021 (unaudited)	—	$—	$(293,081)	$(293,081)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION SHELF CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

For the period from May 21, 2021 (inception) through September 30, 2021
Cash flows from Operating Activities:
Net loss	$(293,081)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Due to affiliate	293,081
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations

Spartacus Acquisition Shelf Corp. (the “Company”) is a Delaware corporation formed by Spartacus Acquisition Corporation, a Delaware corporation (the “SPAC”), on May 21, 2021 (inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 100 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company in connection with a proposed business combination between the SPAC and a target company. On June 3, 2021, the company formed the Merger Entities (as defined below) for the purpose of consummating the proposed business combination described below. Each of the Merger Entities is a wholly owned subsidiary of the Company and has issued common stock and ownership interest to the Company in consideration of its payment of incorporation expenses.

Proposed Business Combination and Related Transactions

On June 9, 2021, the SPAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, the “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”) , and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”). The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into the SPAC, with the SPAC surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger (the “Transactions”).

As a result of the Transactions, the SPAC, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings (we refer to Holdings and its operating subsidiaries collectively as “NextNav”), will become wholly owned subsidiaries of the Company, and the SPAC’s stockholders, the equity holders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2, and the equity holders of Holdings, will become stockholders of the Company.

Consummation of the Transactions is subject to customary conditions of the respective parties, including, among others, that (i) there being no law or injunction prohibiting consummation of the Transactions; (ii) the Transactions be approved by the SPAC’s stockholders; (iii) all applicable waiting periods and any extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder will have expired or been terminated; (iv) the Registration Statement on Form S-4 of the Company containing the proxy statement/prospectus for the SPAC’s special meeting of stockholders will have become effective; (v) receipt of consent to the Transactions from the Federal Communications Commission; (vi) the Company will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately following the closing of the Transaction (the “Closing”) (after giving effect to the redemption of any public shares by the SPAC’s public stockholders); and (vii) the Company’s common stock shares and warrants to be issued in connection with the Transactions shall have been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”). In addition, the

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

obligations of NextNav and the SPAC, respectively, to consummate the Transactions is conditioned upon no material adverse effect having occurred with respect to the other party, and NextNav’s obligations to consummate the Transactions are conditioned upon the SPAC’s available closing date total cash (including cash in the SPAC’s trust account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Investment (as defined below)) being equal to or greater than $250 million.

The Merger Agreement provides that at the Closing, the Company will enter into a Registration Rights Agreement with B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”), Spartacus Sponsor LLC, a Delaware limited liability company (“Sponsor”), the Blockers, other than NEA Blocker, Fortress Investment Group LLC and certain other former owners of Holdings with respect to the resale of shares of the Company’s common stock and other equity securities (including certain warrants to purchase shares of common stock of the Company and shares of common stock of the Company issued or issuable upon the exercise of any other equity security) that will be issued as consideration pursuant to the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will require the Company to, among other things, file a resale shelf registration statement on behalf of such stockholders promptly after the Closing. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to such stockholders, subject to underwriter cutbacks and issuer blackout periods. The Company will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the shares of the Company’s common stock (a) received as equity consideration by certain stockholders of the SPAC for a period of one year following the Closing, subject to early termination in the event that the closing sale price of the Company’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days after the Closing and (b) received as equity consideration by certain former owners of Holdings for a period of 180 days following the Closing, subject to early termination for 50% of the shares held thereby in the event that the closing sale price of the Company’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 60 days after the Closing. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the Company’s warrants held by Sponsor and B. Riley and shares issuable upon the exercise or conversion thereof for a period of 30 days following the Closing.

Concurrently with the execution and delivery of the Merger Agreement, certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (collectively, the “PIPE Investors”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase 20.5 million shares of the SPAC’s Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 for aggregate gross proceeds of $205 million (the “PIPE Investment”). The purchase of the PIPE Shares will be consummated immediately prior to the Closing, with such PIPE Shares immediately being cancelled in connection with the mergers and in consideration for newly issued common stock of the Company. In connection with the placement of the PIPE Shares, the SPAC’s co-placement agents, B. Riley Securities, Inc. and PJT Partners LP, will be due a fee of approximately $5.9 million upon the Closing.

The Merger Agreement and related agreements are further described in the current report on Form 8-K filed by the SPAC with the U.S. Securities and Exchange Commission (the “SEC”) on June 10, 2021.

On June 25, 2021, the Company filed a registration statement on Form S-4 (File No: 333-257441) (the “Form S-4”) related to the proposed Business Combination. The Form S-4 was subsequently amended by the Company on August 12, 2021 and August 25, 2021, and the SEC declared the Form S-4 effective on September 13, 2021. On September 17, 2021, the SPAC filed a definitive proxy statement in connection with the special meeting of the SPAC’s stockholders to be held on October 27, 2021 regarding the proposed business combination. The proposed business combination is expected to close on or prior to November 1, 2021, subject to approval by SPAC’s stockholders and other customary closing conditions.

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Upon closing of the proposed business combination described above, it is expected that the Company’s common stock and warrants will be listed on Nasdaq under the symbols “NN” and “NNAVW”, respectively.

Other than as specifically discussed, this quarterly report on Form 10-Q does not assume the closing of the proposed business combination.

Liquidity and Capital Resources

As of September 30, 2021, the Company did not have any cash, relying on the SPAC to fund all of its expenses. All amounts either already paid or expected to be paid by the SPAC are presented as due to affiliate on the consolidated Balance Sheet and are due within one year. The SPAC has until April 19, 2022 to complete its initial business combination. If the SPAC is unable to complete the initial business combination by April 19, 2022, the SPAC must cease all operations and dissolve and liquidate under Delaware law.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. If the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by April 19, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the period from May 21, 2021 (inception) through September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from May 21, 2021 (inception) through September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed immaterial for the period ending September 30, 2021.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Common Stock

The Company is authorized to issue up to 100 shares of common stock with a par value of $0.0001 per share. As of September 30, 2021, there were no shares of common stock issued or outstanding.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Spartacus Acquisition Shelf Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spartacus Acquisition Shelf Corp. (the “Company”) as of May 31, 2021, the related statements of operations, deficit and cash flows for the period from May 21, 2021 (inception) through May 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021, and the results of its operations and its cash flows for the period from May 21, 2021 (inception) through May 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company was formed by Spartacus Acquisition Corporation (the “SPAC”). The SPAC has until April 19, 2022 to complete its initial business combination. If the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete the initial business combination by April 19, 2022, the SPAC must cease all operations and dissolve and liquidate under Delaware law. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

We have served as the Company’s auditor since 2021

Philadelphia, Pennsylvania
June 15, 2021

SPARTACUS ACQUISITION SHELF CORP.
BALANCE SHEET
may 31, 2021

LIABILITIES AND DEFICIT

Current liabilities:
Accrued expenses	$2,792

Commitments and contingencies

Deficit:
Common stock, par value $0.0001; 100 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(2,792)
Total deficit	(2,792)
Total liabilities and deficit	$—

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF OPERATIONS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

Formation expenses	$2,792
Net loss	$(2,792)

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF DEFICIT
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

	Common Stock		Accumulated Deficit	Total Deficit
	Shares	Amount
Balance at May 21, 2021 (inception)	—	$—	$—	$—
Net loss	—	$—	(2,792)	(2,792)
Balance at May 31, 2021	—	$—	$(2,792)	$(2,792)

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF CASH FLOWS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

Cash flows used in operating activities:
Net loss	$(2,792)
Adjustments to reconcile net loss to net cash from operating activities:
Increase in liabilities:
Accrued expenses	2,792
Net cash from operating activities	—

Net change in cash	$—
Cash – beginning of period	—

Cash – end of period	$—

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO FINANCIAL STATEMENTS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

1.    Overview of the Business and Basis of Presentation

Business Operations

Spartacus Acquisition Shelf Corp. (the “Company”) is a Delaware corporation formed by Spartacus Acquisition Corporation, a Delaware corporation (the “SPAC”) on May 21, 2021 (inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 100 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company in connection with a contemplated business combination between the SPAC and a target company. The Company has no prior operating activities.

Going Concern

The Company was formed by the SPAC. The SPAC has until April 19, 2022 to complete its initial business combination. If the SPAC is unable to complete the initial business combination by April 19, 2022, the SPAC must cease all operations and dissolve and liquidate under Delaware law.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. If the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by close of April 19, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.    Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (the “SEC”).

In preparing the accompanying financial statements, the Company considered disclosures of events occurring after May 31, 2021 through June 15, 2021. Based on this review, other than those described in Note 4, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO FINANCIAL STATEMENTS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

2.    Significant Accounting Policies (cont.)

measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of May 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from May 21, 2021 (inception) through May 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed immaterial for the period ending May 31, 2021.

3.    Common Stock

The Company is authorized to issue up to 100 shares of common stock with a par value of $0.0001 per share. As of May 31, 2021, there were no shares issued or outstanding.

4.    Subsequent Events

On June 3, 2021, the Company formed the Merger Entities (as defined below) for the benefit of consummating the transactions described below. Each of the Merger Entities is a wholly owned subsidiary of the Company and has issued common stock and ownership interests to the Company in consideration of its payment of incorporation expenses.

On June 9, 2021, SPAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, the “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”) , and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”). The Merger Entities, are each wholly owned subsidiaries of the Company. The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into SPAC, with SPAC surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be shall be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger.

As a result of the transactions contemplated in the Merger Agreement, SPAC, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings, will become wholly owned subsidiaries of the Company, and the SPAC’s stockholders, the equity holders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2, and the equity holders of Holdings, will become stockholders of the Company.

SPARTACUS ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)	(as revised)
Assets:
Current Assets:
Cash	$36,141	$1,007,130
Prepaid expenses	269,808	165,091
Due from Sponsor and other affiliate	6,090	—
Total current assets	312,039	1,172,221
Cash and securities held in Trust Account	203,007,413	203,028,982
Total Assets	$203,319,452	$204,201,203

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$2,171,614	$96,670
Due to related party	65	—
Total current liabilities	2,171,679	96,670
Warrant liability	31,912,500	23,012,500
Working capital loan	600,000	—
Deferred underwriters’ discount	7,000,000	7,000,000
Total liabilities	41,684,179	30,109,170

Commitments and Contingencies (Note 7)
Class A common stock subject to possible redemption, 20,000,000 shares at redemption value at September 30, 2021 and December 31, 2020, respectively	203,007,413	203,028,982

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding shares subject to possible redemption) at September 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	500	500
Additional paid-in capital	—	—
Accumulated deficit	(41,372,640)	(28,937,449)
Total stockholders’ deficit	(41,372,140)	(28,936,949)
Total Liabilities and Stockholders’ Deficit	$203,319,452	$204,201,203

____________

(1)      As revised for Class A shares subject to redemption (see Note 2).

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For the period from August 10, 2020 (inception) to September 30, 2020(1)
Formation and operating costs	$861,880	$3,535,191	$1,873
Loss from Operations	(861,880)	(3,535,191)	(1,873)

Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	3,119	47,296	—
Change in fair value of warrant liability	(7,087,500)	(8,900,000)	—
Total other income (expense)	(7,084,381)	(8,852,704)	—

Net loss	$(7,946,261)	$(12,387,895)	$(1,873)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	20,000,000	20,000,000	—
Basic and diluted net loss per share	$(0.32)	$(0.50)	$—

Basic and diluted weighted average shares outstanding, non-redeemable common stock	5,000,000	5,000,000	5,000,000
Basic and diluted net loss per non-redeemable common share	$(0.32)	$(0.50)	$(0.00)

____________

(1)      Represents both quarter to date and year to date comparative amounts as the Company was formed on August 10, 2020.

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(Unaudited)

	For the Three Months Ended September 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Stock	Amount	Stock	Amount
Balance as of June 30, 2021 (as revised)(1)	—	$—	5,000,000	$500	$—	$(33,423,260)	$(33,422,760)
Net loss	—	—	—	—	—	(7,946,261)	(7,946,261)
Change in Class A common stock subject to possible redemption	—	—	—	—	—	(3,119)	(3,119)
Balance as of September 30, 2021 (unaudited)	—	$—	5,000,000	$500	$—	$(41,372,640)	$(41,372,140)
	For the Nine Months Ended September 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Stock	Amount	Stock	Amount
Balance as of December 31, 2020 (as revised)(1)	—	$—	5,000,000	$500	$—	$(28,937,449)	$(28,936,949)
Net loss	—	—	—	—	—	(12,387,895)	(12,387,895)
Change in Class A common stock subject to possible redemption	—	—	—	—	—	21,569	21,569
Balance as of September 30, 2021 (unaudited)	—	$—	5,000,000	$500	$—	$(41,372,640)	$(41,372,140)

____________

(1)      As revised for Class A shares subject to redemption (see Note 2).

SPARTACUS ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY — (Continued)

(Unaudited)

	For the Period from August 10, 2020 (inception) to September 30, 2020(1)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Stock	Amount	Stock(2)	Amount
Balance as of August 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(1,873)	(1,873)
Balance as of September 30, 2020 (unaudited)	—	$—	5,750,000	$575	$24,425	$(1,873)	$23,127

____________

(1)      Represents both quarter to date and year to date comparative amounts as the Company was formed on August 10, 2020.

(2)      On November 2, 2020, 750,000 founder shares were forfeited due to the underwriter not exercising its over-allotment option.

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30, 2021	For the period from August 10, 2020 (inception) to September 30, 2020
Cash flows from Operating Activities:
Net loss	$(12,387,895)	$(1,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest on cash and marketable securities held in Trust Account	(47,296)	—
Change in fair value of warrant liability	8,900,000	—
Changes in operating assets and liabilities:
Due from Sponsor and related parties	(6,090)	—
Prepaid assets	(104,717)	—
Due to related party	65	75
Accounts payable and accrued expenses	2,074,944	—
Net cash used in operating activities	(1,570,989)	(1,798)

Cash flows from Investing Activities:
Purchase of marketable securities	(406,042,000)	—
Maturity of marketable securities	406,042,000	—
Net cash provided by investing activities	—	—

Cash flows from Financing Activities:
Proceeds from issuance of promissory note to related party	600,000	188,500
Proceeds from issuance of founder shares	—	25,000
Payment of deferred offering costs	—	(183,443)
Net cash provided by financing activities	600,000	30,057

Net change in cash	(970,989)	28,259
Cash, beginning of period	1,007,130	—
Cash, end of period	$36,141	$28,259

Supplemental disclosure of cash flow information:
Cash taxes paid	$47,213	—
Transfer of cash from trust for payment of Delaware state franchise tax	$68,864	—

Supplemental disclosure of non-cash financing activities:
Increase in accounts payable and accrued expenses for deferred offering costs	$70,000	—
Change in value of Class A common stock subject to possible redemption	$21,569	$—

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations

Spartacus Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware company on August 10, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”).

As of September 30, 2021, the Company had not commenced any operations. All activity through September 30, 2021 relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company’s sponsor is Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

IPO

On October 19, 2020, the Company consummated the IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is discussed in Note 4. Each Unit consists of one share of Class A common stock (“public share(s)”), and one-half of one redeemable warrant (“Public Warrants”). Each whole warrant entitles the holder thereof to purchase one share of Class A common stock, par value $0.0001 per share (“Class A common stock”), at a price of $11.50 per share, subject to adjustment as described in the IPO. Only whole warrants are exercisable.

Simultaneously with the closing of the IPO, the Company consummated the sale of 8,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $8,750,000, which is described in Note 4.

Transaction costs of the IPO amounted to $11,516,309, consisting of $4,000,000 of the underwriting discount $7,000,000 of deferred underwriters’ discount and $516,309 of other offering costs. Effective on the date of the IPO, $604,606 of offering costs associated with the issuance of the warrants was expensed while the remaining $10,911,703 was classified as equity.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

Following the closing of the IPO on October 19, 2020, an amount equal to at least $10.15 per Unit sold in the IPO was held in a trust account (“Trust Account”), to be invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete its initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The common stock subject to redemption is recorded at a redemption value and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (the “Combination Period”) or (b) with respect to any

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their public shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the State of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares (as defined below) held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

Since November 2, 2020, the holders of the Company’s Units are able to elect to separately trade the shares of Class A common stock and warrants included in the Units. No fractional warrants are issued upon separation of the Units and only whole warrants trade. The shares of Class A common stock and the warrants currently trade on the Nasdaq Capital Market under the symbols “TMTS” and “TMTSW,” respectively. The Units not separated continue to trade on the Nasdaq Capital Market under the symbol “TMTSU.”

Proposed Business Combination and Related Transactions

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”), NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, the “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”), and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”).

The Merger Entities are each wholly owned subsidiaries of Shelf. The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into the Company, with the Company surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger (the “Transactions”).

As a result of the Transactions, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings (we refer to Holdings and its operating subsidiaries collectively as “NextNav”), will become wholly owned subsidiaries of Shelf, and the Company’s stockholders, the equity holders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2, and the equity holders of Holdings, will become stockholders of Shelf.

Consummation of the Transactions is subject to customary conditions of the respective parties, including, among others, that (i) there being no law or injunction prohibiting consummation of the Transactions; (ii) the Transactions be approved by the Company’s stockholders; (iii) all applicable waiting periods and any extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder will have expired or been terminated; (iv) the Registration Statement on Form S-4 of Shelf containing the proxy statement/prospectus for the Company’s special meeting of stockholders will have become effective; (v) receipt of consent to the Transactions from the Federal Communications Commission; (vi) the Company will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act immediately following the closing of the Transaction (the “Closing”) (after giving effect to the redemption of any public shares by the Company’s public stockholders); and (vii) the Shelf common stock shares and warrants to be issued in connection with the Transactions shall have been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”). In addition, the obligations of NextNav and the Company, respectively, to consummate the Transactions is conditioned upon no material adverse effect having occurred with respect to the other party, and NextNav’s obligations to consummate the Transactions are conditioned upon the Company’s available closing date total cash (including cash in the Trust Account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Investment (as defined below)) being equal to or greater than $250 million.

The Merger Agreement provides that at the Closing, Shelf will enter into a Registration Rights Agreement with B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”), and Sponsor, the Blockers, other than NEA Blocker, Fortress Investment Group, LLC and certain other former owners of Holdings with respect to the resale of shares of Shelf common stock and other equity securities (including certain warrants to purchase shares of common stock of Shelf and shares of common stock of Shelf issued or issuable upon the exercise of any other equity security) that will be issued as consideration pursuant to the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will require Shelf to, among other things, file a resale shelf registration statement on behalf of such stockholders promptly after the Closing. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to such stockholders, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the shares of Shelf’s common stock (a) received as equity consideration by certain stockholders of the Company for a period of one year following the Closing, subject to early termination in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days after the Closing and (b) received as equity consideration by certain former owners of Holdings for a period of 180 days following the Closing, subject to early termination for 50% of the shares held thereby in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 60 days after the Closing. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the Company’s warrants held by Sponsor and B. Riley and shares issuable upon the exercise or conversion thereof for a period of 30 days following the Closing.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Concurrently with the execution and delivery of the Merger Agreement, certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (collectively, the “PIPE Investors”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase 20.5 million shares of Company Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 for aggregate gross proceeds of $205 million (the “PIPE Investment”). The purchase of the PIPE Shares will be consummated immediately prior to the Closing, with such PIPE Shares immediately being cancelled in connection with the mergers and in consideration for newly issued Shelf common stock. In connection with the placement of the PIPE Shares, the Company’s co-placement agents, B. Riley Securities, Inc. and PJT Partners LP, will be due a fee of approximately $5.9 million upon the Closing.

The Merger Agreement and related agreements are further described in the Current Report on Form 8-K filed by the Company with the SEC on June 10, 2021.

On June 25, 2021, Shelf filed a registration statement on Form S-4 (File No: 333-257441) (the “Form S-4”) related to the proposed Business Combination. The Form S-4 was subsequently amended by Shelf on August 12, 2021 and August 25, 2021, and the SEC declared the Form S-4 effective on September 13, 2021. On September 17, 2021, the Company filed a definitive proxy statement in connection with the special meeting of the Company’s stockholders to be held on October 27, 2021 regarding the proposed Business Combination. The proposed Business Combination is expected to close on or prior to November 1, 2021, subject to approval by our stockholders and other customary closing conditions.

Upon closing of the proposed Business Combination described above, our securities will be delisted from Nasdaq and it is expected that Shelf’s common stock and warrants will be listed on Nasdaq under the symbols “NN” and “NNAVW”, respectively. At the closing of the Transactions, any of the Units that are not already trading separately will automatically separate into their component shares of Shelf common stock and one-half of one redeemable warrant. Shelf will not have any units outstanding following the consummation of the Transactions.

Other than as specifically discussed, this quarterly report does not assume the closing of the proposed Business Combination.

Liquidity and Capital Resources

As of September 30, 2021, the Company had $36,141 in its operating bank account, and a working capital deficit of $(1,859,640).

Based on its currently available cash on hand, access to the First Working Capital Loan (as defined below), and extended payment terms with certain vendors, the Company believes it has sufficient liquidity to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and completing a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Revision of Previously Issued Financial Statements

In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain stockholders’ equity of at least $5,000,001 on the basis that the Company can only consummate its initial business combination if the Company has net tangible assets of at least $5,000,001.

Management has re-evaluated the Company’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by the Company to complete its initial business combination.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the changes and has determined that the related impacts were not material to any previously presented financial statements and such previously presented financial statements could still be relied upon. However, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements impacted should be revised to report all public shares as temporary equity. As such, the Company is revising in this quarterly report those periods presented herein that would have been impacted.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 — Revision of Previously Issued Financial Statements (cont.)

Impact of the Revision

The impact to the Company’s previously presented financial information contained in this report is presented below:

December 31, 2020 Balance Sheet and Statement of Changes in Stockholders’ Equity (Deficit)	As Previously Reported	Revision Adjustment	As Revised
Class A common stock, $0.0001 par value; stock subject to possible redemption	$169,092,032	$33,936,950	$203,028,982
Stockholders’ equity (deficit):
Class A common stock – $0.0001 par value	334	(334)	—
Additional paid-in capital	8,732,931	(8,732,931)	—
Accumulated deficit	(3,733,764)	(25,203,685)	(28,937,449)
Total stockholders’ equity (deficit)	$5,000,001	$(33,936,950)	$(28,936,949)
Class A common stock shares subject to possible redemption	16,659,314	3,340,686	20,000,000
Class A common stock	3,340,686	(3,340,686)	—
June 30, 2021 Statement of Changes in Stockholders’ Equity (Deficit)	As Previously Reported	Revision Adjustment	As Revised
Class A common stock – $0.0001 par value	379	(379)	—
Additional paid-in-capital	13,174,520	(13,174,520)	—
Accumulated deficit	(8,175,398)	(25,247,862)	(33,423,260)
Total stockholders’ equity (deficit)	$5,000,001	$(38,422,761)	$(33,422,760)
Class A common stock shares subject to possible redemption	16,214,818	3,785,182	20,000,000
Class A common stock	3,785,182	(3,785,182)	—

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three months and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 12, 2021 (the “10-K/A”), which contains the audited financial statements and notes thereto.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Summary of Significant Accounting Policies (cont.)

Significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the condensed statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Investment Held in Trust Account

At September 30, 2021, the assets held in the Trust account were held in cash in the form of money market funds, with accrued income recorded at fair value. At December 31, 2020, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “Interest earned on cash and marketable securities held in Trust Account” line item in the statements of operations for the nine months ended September 30, 2021. There was no such amortization or accretion during the three months ended September 30, 2021. Interest income is recognized when earned.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of September 30, 2021 and December 31, 2020 due to the short maturities of such instruments.

At September 30, 2021, there were 10,000,000 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	September 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability – Public Warrants	$15,900,000	$15,900,000	$—	$—

Warrant Liability – Private Placement Warrants	$16,012,500	$—	$—	$16,012,500

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Summary of Significant Accounting Policies (cont.)

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability – Public Warrants	$11,200,000	$11,200,000	$—	$—

Warrant Liability – Private Placement Warrants	$11,812,500	$—	$—	$11,812,500

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the condensed statements of operations. If quoted prices exist for the Public Warrants, which was the case for September 30, 2021 and December 31, 2020, the quoted price is used. The estimated fair value of the warrant liability is determined using Level 3 inputs if quoted prices do not exist. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the three and nine month periods ended September 30, 2021.

The following table provides quantitative information regarding Level 3 fair value measurements for the Private Placement Warrants as of September 30, 2021 and December 31, 2020:

Private Placement Warrants	As of September 30, 2021		As of December 31, 2020
Stock price	$10.12		$10.06
Strike price	$11.50		$11.50
Term (in years)	5.1		6.3
Volatility (pre/post business combination)	12	%/26%	10	%/25%
Risk-free rate	1.0%		0.4%
Dividend yield	0.0%		0.0%
Probability of business combination	95%		85%
Redemption Price	$—		$—
Fair value of warrants	$1.83		$1.35

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, the Company used the market quote to calculate fair value, which was $1.59 at September 30, 2021 and $1.12 at December 31, 2020.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Summary of Significant Accounting Policies (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$11,812,500	$11,200,000	$23,012,500
Change in fair value of warrant liability	4,200,000	4,700,000	8,900,000
Fair value as of September 30, 2021	$16,012,500	$15,900,000	$31,912,500

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of September 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480.

Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021, 20,000,000 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted net loss per common share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 18,750,000 shares of Class A common stock in the aggregate.

The Company’s condensed statements of operations include a presentation of net loss per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net loss per common share. Net loss per common share, basic and diluted, for redeemable Class A common stock is calculated by dividing the net loss allocable to Class A common stock subject to possible redemption, by the weighted average number of redeemable Class A common stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class B common stock is calculated by dividing net loss allocable to non-redeemable Class B common stock, by the weighted average number of shares of non-redeemable Class B common stock outstanding for the periods. Shares of non-redeemable Class B common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 3 — Summary of Significant Accounting Policies (cont.)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Class A Common stock subject to possible redemption
Numerator: Net loss allocable to Class A common stock subject to possible redemption	$(6,357,008)	$(9,910,316)
Denominator: Weighted Average Redeemable Class A common stock Basic and Diluted weighted average shares outstanding	20,000,000	20,000,000
Basic and Diluted net loss per share, Redeemable Class A Common Stock	$(0.32)	$(0.50)

Non-Redeemable Class B Common Stock
Numerator: Net loss allocable to non-redeemable Class B common stock	$(1,589,252)	$(2,477,579)
Denominator: Weighted Average Non-Redeemable Class B Common Stock Basic and diluted weighted average shares outstanding	5,000,000	5,000,000
Basic and diluted net loss per share, Non-Redeemable Class B common stock	$(0.32)	$(0.50)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,104,244 warrants at a price of $1.00 per warrant, with each warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share, in a private placement. B. Riley purchased an aggregate of 645,756 identical warrants at a purchase price of $1.00 per warrant, generating aggregate gross proceeds of $8,750,000. A portion of the

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 4 — Private Placement Warrants (cont.)

purchase price of the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account such that, at the time of closing, $203.0 million was held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000, or approximately $0.0035 per share, to cover certain offering costs in consideration for 7,187,500 shares of Class B common stock, par value $0.0001 (the “founder shares”). In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 5,750,000 founder shares outstanding and held by the Sponsor. Up to 750,000 founder shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding common stock after the IPO. On November 2, 2020, 750,000 founder shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant.

Accordingly, on May 17, 2021, the Company and Sponsor entered into a Working Capital Loan for the Company to borrow up to $1.0 million, to be used to fund working capital needs over the next 12 months (“First Working Capital Loan”). The First Working Capital Loan will mature the earlier of (i) May 31, 2022 or (ii) the date on which the initial Business Combination is completed, will not accrue any interest while it remains outstanding, and is subject to standard terms and conditions.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 5 — Related Party Transactions (cont.)

On July 19, 2021, the Company amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $2.5 million and extending the maturity to the earlier of (i) December 31, 2022 or (ii) the date on which the initial Business Combination is completed.

On October 13, 2021, the Company further amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $3.0 million. All other terms remain unchanged. As of September 30, 2021, the Company had $600,000 of borrowings outstanding under the First Working Capital Loan.

Administrative Support Agreement

Commencing on October 19, 2020, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $90,000 of administrative support fees, respectively, during the three months and nine months ended September 30, 2021.

Subscription Agreements

On June 9, 2021, concurrently with the execution of the Merger Agreement, CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a PIPE Subscription Agreement to each purchase 1,105,000 shares of Class A common stock in the PIPE Investment.

Director and Officer Indemnification

The Company’s certificate of incorporation authorizes indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Expense Reimbursement

The Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combination targets.

Private Placement Warrants

Please see “Note 4 — Private Placement Warrants

Registration Rights

Please see “Note 7 — Commitment and Contingencies — Registration Rights”

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 6 — Investment Held in Trust Account

As of September 30, 2021, investments in the Trust Account consisted of $203,007,413 in U.S. Money Market funds. The Company classifies its U.S. Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss, and fair value of held to maturity securities on September 30, 2021 and December 31, 2020 are as follows:

September 30, 2021	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of
U.S. Money Market	$203,007,413	$—	$—	$203,007,413
U.S. Treasury Securities	—	—	—	—
	$203,007,413	$—	$—	$203,007,413
December 31, 2020	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of
U.S. Money Market	$5,071	$—	$—	$5,071
U.S. Treasury Securities	203,023,911	6,784	—	203,030,695
	$203,028,982	$6,784	$—	$203,035,766

Note 7 — Commitments and Contingencies

Registration Rights

The holders of (i) the founder shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans (and the securities underlying such securities) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement executed on October 15, 2020 and expected to be superseded by a new registration rights agreement to be entered into in connection with the initial Business Combination. In the new registration rights agreement, the holders of these securities will be entitled to certain demand rights and piggyback rights, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. The underwriters were paid an underwriting discount of $0.20 per unit, or $4,000,000 upon the closing of the IPO. Additionally, a deferred underwriting discount of $0.35 per unit, or $7,000,000 in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not exercise the over-allotment option, and on November 2, 2020, 750,000 founder shares were forfeited.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, there was no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At September 30, 2021, there were 20,000,000 shares of Class A common stock issued or outstanding, all of which are classified as temporary equity and subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At September 30, 2021, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of the Class A common stocks and holders of the Class B common stocks will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B common stocks have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B common stocks may remove a member of the board of directors for any reason.

The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stocks issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 8 — Stockholders’ Equity (cont.)

may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance)(the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Common Stocks during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Spartacus Acquisition Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spartacus Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

Philadelphia, Pennsylvania
March 23, 2021, except for the effects of the restatement discussed in Notes 2, 3 and 9, as to which the date is May 12, 2021

SPARTACUS ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020
(AS RESTATED)

Assets
Cash	$1,007,130
Prepaid expenses	165,091
Total current assets	1,172,221

Cash and securities held in Trust Account	203,028,982
Total Assets	$204,201,203

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$96,670
Total current liabilities	96,670
Warrant liability	23,012,500
Deferred underwriters’ discount	$7,000,000
Total liabilities	30,109,170

Commitments and Contingencies
Class A common stock subject to possible redemption, 16,659,314 shares at redemption value	169,092,032

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,340,686 shares issued and outstanding	334
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	8,732,931
Accumulated deficit	(3,733,764)
Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$204,201,203

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Formation and operating costs	$787,746
Loss from operations	(787,746)

Other (expense) income
Interest income	28,982
Change in fair value of warrant liability	(2,975,000)
Total other expense	(2,946,018)

Net loss	$(3,733,764)

Basic and diluted weighted-average shares outstanding, Class A common stock subject to possible redemption	8,663,166
Basic and diluted net income per share	$—
Basic and diluted weighted-average shares outstanding, Class A and Class B common stock	6,546,624
Basic and diluted net loss per share	$(0.57)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of August 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Cancellation of Class B common stock	—	—	(1,437,500)	(144)	144	—	—
Sale of 20,000,000 Units on October 19, 2020 through public offering	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Sale of 8,750,000 Private Placement Warrants on October 19, 2020	—	—	—	—	8,750,000	—	8,750,000
Forfeiture of Class B common stock			(750,000)	(75)	75	—	—
Underwriters’ discount	—	—	—	—	(4,000,000)	—	(4,000,000)
Deferred underwriters’ discount	—	—	—	—	(7,000,000)	—	(7,000,000)
Other offering costs	—	—	—	—	(516,309)	—	(516,309)
Initial classification of warrant liability					(20,037,500)		(20,037,500)
Transaction costs allocated to warrant liability					604,606		604,606
Reclassification of common stock subject to possible redemption	(16,659,314)	(1,666)	—	—	(169,090,366)	—	(169,092,032)

Net loss	—	—	—	—	—	(3,733,764)	(3,733,764)
Balance as of December 31, 2020	3,340,686	$334	5,000,000	$500	$8,732,931	$(3,733,764)	$5,000,001

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(3,733,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest on cash and marketable securities held in Trust Account	(28,982)
Change in fair value of warrant liability	2,975,000
Transaction costs allocated to warrant liability	604,606
Changes in current assets and liabilities:
Prepaid expenses	(165,091)
Accounts payable and accrued expenses	96,670
Net cash used in operating activities	(251,561)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(202,995,370)
Principal deposited in Trust Account	(4,630)
Net cash used in investing activities	(203,000,000)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting discounts paid	196,000,000
Proceeds from Private Placement Warrants	8,750,000
Proceeds from sale of common stock to initial stockholders	25,000
Proceeds from issuance of promissory note to Sponsor	191,046
Repayment of Promissory Note to Sponsor	(191,046)
Payment of offering costs	(516,309)
Net cash provided by financing activities	204,258,691

Net Change in Cash	1,007,130
Cash – Beginning	—
Cash – Ending	$1,007,130

Supplemental Disclosure of Non-cash Financing Activities:
Accrued deferred underwriting fee	$7,000,000
Initial classification of warrant liability	$20,037,500
Initial value of Class A common stock subject to possible redemption	$172,248,666
Change in value of Class A common stock subject to possible redemption	$3,156,634

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation

Spartacus Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware company on August 10, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 10, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

IPO

The registration statement for the Company’s IPO was declared effective on October 15, 2020 (the “Effective Date”). On October 19, 2020, the Company consummated the IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this IPO. Only whole warrants are exercisable. Simultaneously with the closing of the IPO, the Company consummated the sale of 8,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $8,750,000, which is described in Note 4.

Transaction costs of the IPO amounted to $11,516,309 consisting of $4,000,000 of underwriting discount $7,000,000 of deferred underwriters’ discount and $516,309 of other offering costs.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

Following the closing of the IPO on October 19, 2020, an amount equal to at least $10.15 per Unit sold in the IPO was held in a trust account (“Trust Account”), to be invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from this offering will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated memorandum and articles of association to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public stocks in connection with an initial Business Combination or to redeem 100% of its public

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

stocks if the Company do not complete its initial Business Combination within 18 months from the closing of this offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company are unable to complete its initial Business Combination within 18 months from the closing of this offering, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The common stock subject to redemption is recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation (the “Amended and Restated Memorandum and Articles of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Articles of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Articles of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the Public Offering (the “Combination Period”) or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their common stock shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash,

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

On October 29, 2020, the Company announced that, commencing on November 2, 2020, the holders of Units may elect to separately trade the shares of Class A common stock and warrants included in the Units. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The shares of Class A Common Stock and the warrants currently trade on the Nasdaq Capital Market under the symbols “TMTS” and “TMTSW,” respectively. The Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “TMTSU.”

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash of $1,007,130 not held in the Trust Account and available for working capital purposes.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 19, 2020 (audited)
Warrant liability	$—	$20,037,500	$20,037,500
Class A common stock subject to possible redemption	192,286,166	(20,037,500)	172,248,666
Class A common stock	106	197	303
Additional paid-in-capital	5,002,442	604,409	5,606,851
Accumulated deficit	(3,122)	(604,606)	(607,728)
Balance sheet as of December 31, 2020 (audited)
Warrant liability	$—	$23,012,500	$23,012,500
Class A common stock subject to possible redemption	192,104,523	(23,012,491)	169,092,032
Class A common stock	107	227	334
Additional paid-in-capital	5,153,561	3,579,370	8,732,931
Accumulated deficit	(154,158)	(3,579,606)	(3,733,764)
Stockholders’ equity	5,000,010	(9)	5,000,001
Statement of operations for the period from August 20, 2020 (inception) to December 31, 2020 (audited)
Formation and operating costs	$183,140	$604,606	$787,746
Change in fair value of warrant liability	—	$(2,975,000)	$(2,975,000)
Net loss	(154,158)	(3,579,606)	(3,733,764)
Basic and diluted weighted-average shares outstanding, Class A common shares subject to possible redemption	9,670,943	(1,007,777)	8,663,166
Basic and diluted weighted-average shares outstanding, Class A and Class B common stock	5,538,847	1,007,777	6,546,624
Basic and diluted net loss per share	(0.03)	—	(0.57)
Statement of changes in stockholders’ equity for the period from August 10, 2020 (inception) through December 31, 2020
Class A common stock shares	1,073,446	2,267,240	3,340,686
Class A common stock amount	107	227	334
Additional paid-in-capital	5,153,561	3,579,370	8,732,931
Accumulated deficit	(154,158)	(3,579,606)	(3,733,764)
Total stockholders’ equity	5,000,010	(9)	5,000,001
Statement of cash flows for the period from August 10, 2020 (inception) to December 31, 2020
Net loss	$(154,158)	$(3,579,606)	$(3,733,764)
Change in fair value of warrant liability	—	2,975,000	2,975,000
Transaction costs allocated to warrant liability	—	604,606	604,606
Initial classification of warrant liability	—	20,037,500	20,037,500
Initial value of Class A common stock subject to possible redemption	192,286,166	(20,037,500)	172,248,666
Change in value of Class A common stock subject to possible redemption	(181,643)	3,338,277	3,156,634

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the statements of operations. The fair value of the warrants was initially estimated using a Monte Carlo simulation approach (see below in this Note 3).

Investment and Cash Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with Financial Statements Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2020 due to the short maturities of such instruments.

At December 31, 2020, assets held in the Trust Account were comprised of $5,071 in money market funds and $203,023,911 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2020, there were 10,000,000 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in trust Account	5,071	5,071	__	__
U.S. Treasury Securities held in Trust Account	203,023,911	203,023,911	—	—
Cash and marketable securities held in Trust Account	$203,028,982	$203,028,982	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$11,200,000	$11,200,000	$—	$—

Warrant Liability – Private Placement Warrants	$11,812,500	$—	$—	$11,812,500

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. If quoted prices exist for the Public Warrants, which was the case for December 31, 2020, the quoted price is used. The estimated fair value of the warrant liability is determined using Level 3 inputs if quoted prices do not exist. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements for both the Public and Private Placement warrants at of October 19, 2020 and only the private placement warrants as of December 31, 2020:

Public Warrants	At October 19, 2020 (Initial Measurement)
Stock Price	$9.46
Strike Price	$11.50
Term (in years)	7.0
Volatility (pre/post business combination)	10%/22%
Risk-free rate	0.3%
Dividend yield	0.0%
Redemption price	18.00
Fair value of warrants	$1.05

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Private Placement Warrants	As of December 31, 2020	At October 19, 2020 (Initial Measurement)
Stock price	$10.06	$9.46
Strike price	$11.50	$11.50
Term (in years)	7.0	7.0
Volatility (pre/post business combination)	10%/25%	10%/22%
Risk-free rate	0.4%	0.3%
Dividend yield	0.0%	0.0%
Redemption Price	$—	$—
Fair value of warrants	$1.35	$1.09

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to the initial measurement, the Company used the market quote to calculate fair value, which was $1.12 at December 31, 2020.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 20, 2020	$—	$—	$—
Initial measurement on October 19, 2020	9,537,500	10,500,000	20,037,500
Change in valuation inputs or other assumptions	2,275,000	700,000	2,975,000

Fair value as of December 31, 2020	$11,812,500	$11,200,000	$23,012,500

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the IPO. Accordingly, on October 19, 2020, offering costs totaling $11,516,309 (consisting of $4,000,000 in underwriters’ discount, $7,000,000 in deferred underwriters’ discount, and $516,309 other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities have been expensed and presented as non-operating expenses in the statement of operations and offering costs associated with the Class A common stock have been charged to stockholders’ equity.

Net Loss Per Common Share

Net loss per common stock is computed by dividing net loss by the weighted-average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 18,750,000 shares of Class A common stock in the aggregate.

The Company’s statements of operations include a presentation of loss per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of loss per common stock. Net income per common stock, basic and diluted, for redeemable Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, by the weighted-average number of redeemable Class A Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income attributable to redeemable Class A Common Stock, by the weighted-average number of non-redeemable Class A and Class B Common Stock outstanding for the periods. Non-redeemable Class B Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

For the Year ended December 31, 2020
Common stock subject to possible redemption
Numerator: Net income allocable to Class A common stock subject to possible redemption
Amortized Interest income on marketable securities held in trust	$24,142
Less: interest available to be withdrawn for payment of taxes	(24,142)
Net income allocable to Class A common stock subject to possible redemption	$—
Denominator: Weighted-Average Redeemable Class A common stock
Redeemable Class A Common Stock, Basic and Diluted	8,663,166
Basic and Diluted net income per share, Redeemable Class A Common Stock	$0.00

Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Loss	$(3,733,764)
Redeemable Net Earnings	—
Non-Redeemable Net Loss	$(3,733,764)
Denominator: Weighted-Average Non-Redeemable Common Stock
Basic and diluted weighted-average shares outstanding, common stock	6,546,624
Basic and diluted net loss per share, common stock	$(0.57)

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from August 10, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Private Placement

On October 19, 2020, simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,104,244 warrants at a price of $1.00 per warrant, with each warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share, in a private placement. B. Riley Principal Investments, LLC purchased an aggregate of 645,756 identical warrants at a purchase price of $1.00 per warrant, generating aggregate gross proceeds of $8,750,000. A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account such that, at the time of closing, $203.0 million was held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000, or approximately $0.0035 per share, to cover certain offering costs in consideration for 7,187,500 shares of Class B common stock, par value $0.0001 (the “founder shares”). In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 5,750,000 founder shares outstanding and held by the Sponsor. Up to 750,000 founder shares were subject to forfeiture to the extent that the over-allotment option was not exercised

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 5 — Related Party Transactions (cont.)

in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding stocks after the IPO. On November 2, 2020, 750,000 founder shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. For the period from August 10, 2020 (inception) to December 31, 2020, the Company has borrowed $191,046 under the promissory note. The amount was paid in full on October 26, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on October 19, 2020, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has incurred $25,000 administrative support fees.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 — Investment Held in Trust Account

As of December 31, 2020, investments in the Company’s Trust Account consisted of $5,071 in U.S. Money Market and $203,023,911 in U.S. Treasury Securities. All of the U.S. Treasury Securities mature on February 25, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$5,071	$—	$—	$5,071
U.S. Treasury Securities	203,023,911	6,784	—	203,030,695
	$203,028,982	$6,784	$—	$203,035,766

Note 7 — Commitments & Contingencies

Registration Rights

The holders of (i) the founder shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans (and the securities underlying such securities) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. The underwriters were paid an underwriting discount of $0.20 per unit, or $4,000,000 upon the closing of the IPO. Additionally, a deferred underwriting discount of $0.35 per unit, or $7,000,000 in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not exercise the over-allotment option, and on November 2, 2020, 750,000 founder shares were forfeited.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2020, there were 1,073,446 shares of Class A common stock issued or outstanding, excluding 18,926,554 shares subject to possible redemption.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Stockholders’ Equity (cont.)

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At December 31, 2020, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of the Class A common stocks and holders of the Class B common stocks will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B common stocks have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B common stocks may remove a member of the board of directors for any reason.

The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stocks issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Stockholders’ Equity (cont.)

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance)(the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted-average trading price of the Company’s Common Stocks during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Note 9 — Income Tax

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs and startup expenses	$21,924
Federal net operating loss	10,449
Total deferred tax asset	32,373
Valuation allowance	(32,373)
Deferred tax asset, net of allowance	$—

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 9 — Income Tax (cont.)

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	32,373

State
Current	—
Deferred	—
Change in valuation allowance	(32,373)
Income tax provision	$—

As of December 31, 2020, the Company has $49,757 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 10, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $32,373.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liability	(20.1)%
Formation and operating costs	(0.9)%
Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.  The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NEXTNAV HOLDINGS, LLC
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,641	$8,669
Restricted cash	—	5,000
Commitment fee asset	—	610
Other current assets	8,417	3,791
Total current assets	$10,058	$18,070
Network under construction	16,821	16,828
Property and equipment, net of accumulated depreciation of $2,075 and $1,262 at September 30, 2021 and December 31, 2020, respectively	5,723	5,706
Intangible assets	4,106	4,144
Other assets	3,472	154
Total assets	$40,180	$44,902

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$1,793	$680
Accrued expenses and other current liabilities	5,019	3,561
Total current liabilities	6,812	4,241
Warrants	168,016	101,325
Senior secured loan facility	82,192	58,871
Other long-term liabilities	1,150	1,239
Total liabilities	$258,170	$165,676

Preferred Interests:
Class C Convertible Preferred Units, authorized 13,400,000 units; 13,361,628 units issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $11,879,116 at both September 30, 2021 and December 31, 2020	$11,879	$11,879
Class D Convertible Preferred Units, authorized 94,550,000 units; 71,338,498 units issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $371,555,921 and $357,724,977 at September 30, 2021 and December 31, 2020, respectively	371,556	357,725
Total preferred interests	$383,435	$369,604

Members’ deficit:
Class A Common Units, authorized 128,508,093 units; 10,766,604 units issued and outstanding at September 30, 2021 and December 31, 2020	$2	$2
Class B-1 Common Units, authorized 5,199,202 units; 5,162,816 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-2 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-3 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-4 Common Units, authorized 4,500,000 units; 4,483,971 issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	347	—
Accumulated deficit	(601,659)	(490,284)
Accumulated other comprehensive loss	(115)	(96)
Total members’ deficit	$(601,425)	$(490,378)
Total liabilities, preferred interests, and members’ deficit	$40,180	$44,902

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Condensed CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per unit data)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Revenue	$743	$463
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	11,668	5,233
Research and development	6,894	5,177
Selling, general and administrative	9,385	6,520
Depreciation and amortization	1,069	48
Total operating expenses	29,016	16,978
Operating loss	(28,273)	(16,515)
Other (expenses) income:
Interest expense	(8,899)	(7,247)
Change in fair value of warrants	(61,184)	554
Other (expenses) income, net	(69)	(181)
Loss before income taxes	(98,425)	(23,389)
Provision for income taxes	(40)	(25)
Net loss	$(98,465)	$(23,414)
Foreign currency translation adjustment	(19)	(18)
Comprehensive loss	$(98,484)	$(23,432)

Net loss	$(98,465)	$(23,414)
Change in redemption value of preferred interests	(13,831)	(24,625)
Net loss attributable to common unit holders	$(112,296)	$(48,039)
Weighted average units outstanding – basic and diluted	20,526	15,978
Net loss attributable to common unit holder per unit – basic and diluted	$(5.47)	$(3.01)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Condensed CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT
(In thousands, except units data)
(Unaudited)

	Nine Months Ended September 30, 2021
	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2020	13,361,628	$11,879	71,338,498	$357,725	$369,604	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(490,284)	$(96)	$(490,378)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	363	—	—	363
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	232	—	—	232
Change in Redemption Value	—	—	—	8,188	8,188	—	—	—	—	—	—	—	—	—	—	(595)	(7,593)	—	(8,188)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(27,068)	—	(27,068)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Balance, March 31, 2021	13,361,628	$11,879	71,338,498	$365,913	$377,792	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(524,945)	$(97)	$(525,040)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	325	—	—	325
Change in Redemption Value	—	—	—	5,643	5,643	—	—	—	—	—	—	—	—	—	—	(325)	(5,318)	—	(5,643)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,975)	—	(38,975)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	1
Balance, June 30, 2021	13,361,628	$11,879	71,338,498	$371,556	$383,435	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(569,238)	$(96)	$(569,332)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	345	—	—	345
Exercise of Common Unit Options	—	—	—	—	—	13,229	—	—	—	—	—	—	—	—	—	2	—	—	2
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,421)	—	(32,421)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(19)	(19)
Balance, September 30, 2021	13,361,628	$11,879	71,338,498	$371,556	$383,435	10,766,604	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$347	$(601,659)	$(115)	$(601,425)

NEXTNAV HOLDINGS, LLC
Condensed CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT — (CONTINUED)
(In thousands, except units data)
(Unaudited)

	Nine Months Ended September 30, 2020
	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2019	13,361,628	$11,360	71,338,498	$325,172	$336,532	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(327,272)	$(84)	$(327,356)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	22	—	—	22
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	31	—	—	31
Change in Redemption Value	—	216	—	$7,749	$7,965	—	—	—	—	—	—	—	—	—	—	(53)	(7,912)	—	(7,965)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,113)	—	(7,113)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32)	(32)
Balance, March 31, 2020	13,361,628	$11,576	71,338,498	$332,921	$344,497	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(342,297)	($116)	$(342,413)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16	—	—	16
Exercise of Common Unit options	—	—	—	—	—	2,000	—	—	—	—	—	—	—	—	—	—	—	—
Change in Redemption Value	—	217	—	8,017	8,234	—	—	—	—	—	—	—	—	—	—	(16)	(8,218)	—	(8,234)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,486)	—	(9,486)
Balance, June 30, 2020	13,361,628	$11,793	71,338,498	$340,938	$352,731	10,743,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(360,001)	$(116)	$(360,117)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15	—	—	15
Change in Redemption Value	—	86	—	8,340	8,426	—	—	—	—	—	—	—	—	—	—	(15)	(8,411)	—	(8,426)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,814)	—	(6,814)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	14	14
Balance, September 30, 2020	13,361,628	$11,879	71,338,498	$349,278	$361,157	10,743,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(375,226)	$(102)	$(375,328)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30
	2021	2020
Operating activities
Net loss	$(98,465)	$(23,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,069	48
Equity-based compensation	1,033	53
Change in fair value of warrant liability	61,184	(554)
Fixed asset write-off	66	—
Issuance of warrants for rent expense	5,504	—
Asset retirement obligation accretion	56	53
Amortization of debt issuance costs and discount	671	473
Accrued payment in kind (PIK) interest on debt	4,231	2,438
Changes in operating assets and liabilities:
Other current assets	(4,074)	1,937
Other assets	(3,276)	(40)
Accounts payable	1,148	153
Accrued expenses and other liabilities	1,424	18
Net cash used in operating activities	(29,429)	(18,835)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(857)	(5,701)
Purchase of internal use software	(197)	(21)
Net cash used in investing activities	(1,054)	(5,722)

Financing activities
Proceeds from senior secured loan	18,467	35,215
Senior secured loan issuance costs	—	(5,378)
Proceeds from issuance of Class A Common Units	2	—
Net cash provided by financing activities	18,469	29,837

Effect of exchange rates on cash and cash equivalents and restricted cash	(14)	(1)

Net (decrease) increase in cash and cash equivalents and restricted cash	(12,028)	5,279
Cash, cash equivalents and restricted cash at beginning of period	13,669	14,481
Cash, cash equivalents and restricted cash at end of period	$1,641	$19,760

Supplemental cash flow information
Capital expenditures included in Accounts payable	$112	$128
Non-cash financing information
Issuance of Warrants	$5,504	$—

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business

Principal Business

NextNav Holdings, LLC and its consolidated subsidiaries, (collectively “NextNav” or the “Company”) was formed as a limited liability company under the laws of the state of Delaware on December 5, 2007 and is headquartered in McLean, Virginia. NextNav shall continue in existence until written agreement of (i) the Company’s Board of Directors, (ii) the members holding a majority of the Common Units (as defined below), and (iii) the members holding a majority of the Preferred Units (as defined below) to dissolve, or through judicial dissolution. The rights and obligations of the members are contained in the Company’s Eighth Amended and Restated Operating Agreement dated October 2021 (the “Operating Agreement”) and amendments thereof.

NextNav delivers next generation positioning, navigation and timing (“PNT”) solutions through network-based solutions, including the Pinnacle system. The Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. The TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS through a network of specialized wide area location transmitters that broadcasts an encrypted PNT signal on a licensed 900 MHz spectrum.

NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses and generated negative cash flows from operations and has primarily relied upon debt and equity financings to fund its cash requirements.

As discussed in the Current Report on Form 8-K, Amendment number 1 to the Current Report on Form 8-K and Amendment number 2 to the Current Report on Form 8-K, filed on October 28, 2021, October 28, 2021 and October 29, 2021, respectively, with the Securities and Exchange Commission (the “SEC”), by Spartacus Acquisition Shelf Corp. (now known as “NextNav Inc.”) (the “Shelf”), Spartacus Acquisition Corporation (“Spartacus”) and the Shelf announced that the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2021 (the “Merger Agreement”), by and among the Company, Spartacus, and the Shelf, and the other parties thereto, were consummated (the “Business Combination”). Refer to Footnote 9 — Subsequent Events for further detail.

As of September 30, 2021, NextNav had authorized 300,050,000 units (“Units”). Of the authorized units, 107,950,000 are designated as preferred, of which 13,400,000 are designated as Class C Redeemable Preferred Units and 94,550,000 are designated as Class D Redeemable Preferred Units (collectively, the “Preferred Units”). The remaining 192,100,000 authorized units are designated as common units (“Common Units”), par value $0.0001, of which 128,508,093 are designated as Class A-1 Common Units, 5,199,202 are designated as Class B-1 Common Units, 250,000 are designated as Class B-2 Common Units, 250,000 are designated as Class B-3 Common Units, and 4,500,000 are designated as Class B-4 Common Units. The remainder of the Common Units (53,392,705) may be further designated as separate classes and series of Common Units by the NextNav board of directors (the “Board”) at its discretion.

Summary of Significant Accounting Policies

The accompanying Condensed Consolidated Balance Sheet as of September 30, 2021, Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 and 2020, and the Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit and Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 are unaudited. These unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete annual financial statements. These financial statements should be read in conjunction with the audited financial statements and the accompanying notes for the year ended December 31, 2020. The unaudited interim

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business (cont.)

financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management reflect all adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of September 30, 2021, its results of operations for the nine months ended September 30, 2021 and 2020, and changes in its preferred interests and members’ deficit and cash flows for the nine months ended September 30, 2021 and 2020. The December 31, 2020 balance sheet included herein was derived from audited financial statements but does not include all disclosures including notes required by GAAP for complete annual financial statements.

Revenue

As of September 30, 2021, revenues expected to be recognized in the future related to performance obligations that are unsatisfied for non-cancellable contracts is $0.1 million. The Company expects to recognize this revenue by the third quarter of 2022.

Equity-Based Compensation

NextNav incurs equity-based compensation pursuant to units issued to employees and service providers under the 2011 Units Option and Profits Interest Plan, amended in 2020. Measurement of equity-based compensation with employees is based on the estimated grant date fair value of the equity instruments issued. NextNav recognizes equity-based compensation on a straight-line basis over the requisite service period of the grant, which is generally equal to the vesting period. NextNav accounts for forfeitures as they occur.

As part of determining the fair value of NextNav’s outstanding securities and stock-based compensation in the prior year, the Company relied on an Option Pricing Model (“OPM”) to determine the fair value of NextNav’s equity as of the reporting date. Given the increased potential of a merger transaction, during the first quarter of 2021 the Company changed its equity allocation methodology from an OPM to a Probability Weighted Expected Return Method (“PWERM”). The PWERM estimates the value of the Company’s outstanding equity securities based upon an analysis of future values of a company, assuming various future liquidity event outcomes. Each unit’s value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each equity class. As of September 30, 2021, the Company utilized the PWERM to capture the discrete probabilities and values of the Company’s equity securities under the identified scenarios.

The following details the amount of stock-based compensation included in cost of goods sold, research and development, and selling, general and administrative expenses (in thousands):

	Nine Months Ended September 30,
	2021	2020
Cost of goods sold	$134	$—
Research and development	409	—
Selling, general and administrative	490	53
	$1,033	$53

Basic and diluted net loss per common unit

Basic loss per unit (“EPU”) excludes dilution for common unit equivalents and is computed by dividing net loss available to common unit holders by the weighted-average number of common units outstanding for the period. Diluted EPU is based on the weighted-average number of units of common stock outstanding during each period, adjusted for the effect of dilutive common unit equivalents.

Restricted units are included in the computation of basic EPU as they vest and are included in diluted EPU, to the extent they are dilutive, determined using the treasury stock method.

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1. Organization and Business (cont.)

The following details the determination of the diluted weighted average shares (in thousands, except per share data):

	Nine Months Ended September 30,
	2021	2020
Numerator
Net Loss	$(98,465)	$(23,414)
Less: Change in redemption value of preferred interests	(13,831)	(24,625)
Net Loss attributable to common unit holders	$(112,296)	$(48,039)

Denominator
Weighted average units outstanding – basic and diluted	20,526	15,978
Net loss attributable to common unit holder per unit – basic and diluted	$(5.47)	$(3.01)

The following details anti-dilutive unvested restricted units, as well as the anti-dilutive effects of warrants, stock options and preferred units outstanding (in thousands):

	Nine Months Ended September 30,
	2021	2020
Antidilutive Units Excluded:
Warrants	62,373	53,209
Options	2,440	1,966
Restricted Stock Units	285	359
Preferred Units	84,700	84,700

2. Debt

In December 2019, NextNav entered into the Fortress Financing Agreement (“Financing Agreement”) under which NextNav may borrow up to $100.0 million through a senior secured loan facility. An amendment to the Financing Agreement (“First Amendment”) was entered into in January 2020, under which, related party investors were added as new lenders bringing the total commitment under the Financing Agreement from $100.0 million to $105.3 million, $65.0 million of which is available to fund operations of NextNav with the rest available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs, cash interest and paid-in-kind (“PIK”) interest.

In June 2021, NextNav entered into a second amendment (“Second Amendment”) to the Financing Agreement. Under the terms of the Second Amendment, the amount available to fund the operations of NextNav was increased from $65.0 million to $80.0 million, with the remainder available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs and cash interest. The total amount committed under the Financing Agreement is unchanged at $105.3 million.

In connection with the consummation of the Business Combination, the Company fully paid off the outstanding loan facility. Refer to Footnote 9 — Subsequent Events for further detail.

Debt consists of the following (in thousands):

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

2. Debt (cont.)

	September 30, 2021	December 31, 2020
Senior secured loan, principal	$85,987	$63,964
Senior secured loan, paid-in-kind interest	4,231	3,554
Less unamortized discount and debt issuance costs	(8,026)	(8,647)
	$82,192	$58,871

Interest expense for the nine months ended September 30, 2021 and 2020 was $8.2 million and $6.7 million, respectively.

Total amortized debt issuance costs is included in interest expense on the Condensed Consolidated Statements of Comprehensive Loss. For the nine months ended September 30, 2021 and 2020, total amortized debt issuance costs were $0.7 million and $0.5 million, respectively.

The fair value of the loan, which is designated as Level 3 in the fair value hierarchy, was $80.7 million and $59.1 million at September 30, 2021 and December 31, 2020, respectively.

3. Warrants and Warrant Liability

NextNav issued warrants to purchase 2,603,771 Class A Common Units at $0.01 per unit in January 2020 in connection with the amendment to Financing Agreement (the “Financing Warrants”). 25% of the units underlying the warrants may be repurchased by NextNav for $1 in total upon meeting all of its obligations and termination of all lender commitments under the terms of the Financing Agreement prior to the end of the term. Another 25% of the underlying warrants may be cancelled if NextNav repays 150% of the loan balance under the Financing Agreement. Warrants to purchase 2,135,092 units were issued in January 2020. These units were recorded as a liability with a fair value of $0.2 million at issuance. Warrants to purchase 468,679 units issued in January 2020 are recorded as a capital contribution. Refer to Footnote 9 — Subsequent Events for further detail related to the Financing Warrants upon consummation of the Business Combination.

In June 2021, NextNav entered into an amendment to the warrant agreement (“Vendor Warrants”) with AT&T Services, Inc. and certain of its affiliates (“AT&T”). The amendment provided that the unvested Vendor Warrants due to AT&T will vest upon the earlier of: (i) the achievement of certain milestones, as outlined in the agreement; or (ii) a capital transaction. Prior to the amendment, the vesting condition for the unvested Vendor Warrants were only upon the achievement of certain milestones.

In connection with the consummation of the Business Combination, the vesting condition for the Vendor Warrants was met. Upon vesting, AT&T immediately elected to exchange its Vendor Warrants for a public company warrant in the Shelf. Refer to Footnote 9 — Subsequent Events for further detail.

4. Fair Value

NextNav uses observable and unobservable inputs to value fair value instruments. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities

•        Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

•        Level 3 — No observable pricing inputs in the market

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Fair Value (cont.)

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. NextNav’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. NextNav effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

The following table presents the Company’s fair value hierarchy for its financial instruments measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total
September 30, 2021:
Warrants	—	—	$168,016	$168,016
December 31, 2020:
Warrants	—	—	$101,325	$101,325

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due to their short-term nature.

Assets, liabilities, and equity instruments that are measured at fair value on a nonrecurring basis include fixed assets, intangible assets, and certain equity instruments. The Company recognizes these items at fair value when they are considered to be impaired or upon initial recognition. The fair value of these assets and liabilities are determined with valuation techniques using the best information available and may include quoted market prices, market comparables and discounted cash flow models.

Level 3 Liabilities:

The fair value of warrants issued to customers and in connection with financing activities are measured quarterly using unobservable inputs, the most significant of which is the underlying value of NextNav’s equity value. The Company engaged a third-party valuation firm to assist with the fair value analysis of the warrants. The analysis used commonly accepted valuation methodologies and best practices to determine the fair value of the equity, in accordance with fair value standards and U.S. GAAP, NextNav’s equity is allocated to the outstanding warrants based on the OPM used to determine the fair value at each reporting date.

As of September 30, 2021, the fair value of the warrants was estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using the PWERM and option-pricing model, estimating the probability-weighted value across multiple scenarios. Discrete future outcomes considered under the PWERM include an acquisition of the Company, as well as continued operation as a private company. The significant unobservable inputs into the valuation model include the timing and probability of occurrence of these discrete future outcomes and a discount for the lack of marketability.

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4. Fair Value (cont.)

As of December 31, 2020, the fair value of the warrants were estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using discounted cash flow and guideline public company methodologies, while using an option-pricing model to estimate the allocation of value. The Company used the following assumptions within the model:

	September 30, 2021	December 31, 2020
Discount for lack of marketability	14.0% – 37.0%	10.0%
Equity value	$727,808,000 – $736,000,000	$525,034,000
Expected volatility	45.5% – 62.2%	59.50%
Dividend rate	—	—
Expected term (in years)	0.58 – 2.50	3.00
Risk-free interest rate	0.04% – 0.5%	0.17%

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

Warrants:	(in thousands)
Balance as of December 31, 2020	$101,325
Vesting of Vendor Warrants	5,504
Fair value adjustment for Vendor Warrants	(11,930)
Fair value adjustment for Financing Warrants	73,117
Balance as of September 30, 2021	$168,016

5. Common Units and Convertible Preferred Units

Upon a liquidation event, in the absence of a conversion of the Class C and Class D Redeemable Preferred Units into Common Units, distributions are to be made in the following order of priority: the cumulative preferred return on the Class D Redeemable Preferred Units; the Class D and Class B-4 Common Units Preference Amount; the cumulative preferred return on the Class C Redeemable Preferred Units; the Class C Units Preference Amount; and, finally, proportionately to the holders of the Common Units (both Class A and B). Holders of the Class B Units will receive distributions only if the per-unit value exceeds the stated distribution hurdle for the Class B Units. If the Preferred Units have converted to Common Units, distributions will be made proportionately to the holders of Common Units with the exception that, for the Class B Units, the per-unit price must exceed the stated distribution hurdle. The Senior Secured Debt Warrant Holder and AT&T are entitled to participate on a pari passu and on an as-exercised basis with respect to the distributions made to any of the holders of the Preferred Units and Common Units irrespective of any preference.

Rights of the Preferred Units

Cumulative Preferred Return — Class C Redeemable Preferred Units and Class D Redeemable Preferred Units are entitled to cumulative preferred return whether or not declared at an annual rate of 8% and 10%, respectively. As of September 30, 2021 and 2020, the Class C Preferred Units had cumulative undeclared preferred returns of $6.0 million. As of September 30, 2021 and 2020, the Class D Redeemable Preferred Units had cumulative undeclared preferred returns of $160.0 million and $137.7 million, respectively. As of June 30, 2021 the maximum accrued preferred return on the Class D Redeemable Preferred Units and the Class C Redeemable Preferred Units was achieved and accordingly no preferred return was accrued for in the third quarter of 2021.

Conversion — Preferred Units are convertible to Class A Common Units at any time at the option of the holder based on a stated conversion ratio. The initial conversion ratio is one Preferred Unit for one Class A Common Unit. The conversion ratio is subject to certain adjustments as defined in NextNav’s Operating Agreement. Preferred

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

5. Common Units and Convertible Preferred Units (cont.)

Units will automatically convert into Class A Common Units upon (i) in the case of the Class D Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class D Redeemable Preferred Units or (ii) in the case of the Class C Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class C Redeemable Preferred Units or (iii) a Public Offering (as defined in the Operating Agreement) where gross proceeds are at least $75.0 million.

Voting — The holders of Preferred Units are entitled to the number of votes equal to the number of Common Units into which the shares of Preferred Units held by each holder are then convertible. In addition, certain actions require the affirmative approval of 66 2/3% of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (each voting as a separate class), including liquidation or dissolution of NextNav, creation of a senior class of units, payment of preferred return, increasing the authorized number of Common Units or Preferred Units, or amendment of NextNav’s operating agreement.

Redemption — The Class C Redeemable Preferred Units are redeemable by NextNav, at the request of the majority of the then-outstanding Class C Redeemable Preferred Unit holders, over a three-year period commencing on or after the date upon which no Class D Redeemable Preferred Units are outstanding, at a per unit price of $0.44, plus any accrued and unpaid preferred return, whether or not declared. The Class D Redeemable Preferred Units are redeemable by NextNav, at the request of the holders of 66 2/3% of the then-outstanding Class D Redeemable Preferred Unit holders, over a three-year period commencing on or after September 1, 2021, at a per unit price of $2.13 for units issued in 2012, $2.56 for units issued in 2014, $2.89 for units issued in September 2016, and $5.78 and $11.56 for units issued in December 2019, plus any accrued and unpaid preferred return, whether or not declared.

Given the redemption rights contained within the Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units, NextNav accounts for the outstanding Preferred Units as temporary equity in the Condensed Consolidated Balance Sheets. Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units are initially recorded at fair value, net of transaction costs, at issuance. At each reporting period, the carrying amount is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date based on the conditions that exist as of that date. The recorded redemption value of the Preferred Units includes accrued but unpaid dividends. At September 30, 2021 and December 31, 2020, the redemption value of the Class C Redeemable Preferred Units was $11.9 million, and the redemption value of the Class D Redeemable Preferred Units were $371.6 million and $357.7 million, respectively.

6. Other current assets

As of September 30, 2021 and December 31, 2020, Other current assets consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Deferred transaction costs	$6,542	$—
Prepaid rent	1,105	3,511
Other	770	280
	$8,417	$3,791

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

7. Accrued expenses and other current liabilities

As of September 30, 2021 and December 31, 2020, Accrued expenses and other current liabilities consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued legal and professional services	$2,216	$968
Accrued salary and other employee liabilities	1,271	1,327
Accrued cash interest and unfunded fees	1,236	1,068
Other accrued liabilities	296	198
	$5,019	$3,561

8. Contingencies

In the normal course of business, NextNav may be involved in lawsuits, claims, and administrative proceedings. Management believes any liability or loss associated with such matters, either individually or in the aggregate, will not materially affect NextNav’s consolidated results of operations or financial position.

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were available to be issued:

On October 28, 2021, the Shelf and Spartacus announced that the previously announced transactions contemplated by the Merger Agreement were consummated and accordingly, the Shelf filed a Current Report on Form 8-K, on October 28, 2021, as amended by the Current Reports on Form 8-KA, filed on October 28, 2021 and October 29, 2021, with the SEC disclosing the effect of the consummated Business Combination (the “Business Combination Filings”). In connection with the Transactions (as defined below), the Shelf changed its name to “NextNav Inc.” The ticker symbols for NextNav Inc.’s common stock and warrants on The Nasdaq Capital Market are “NN” and “NNAVW,” respectively.

As disclosed in the Business Combination Filings, as a result of the Business Combination and the related transactions (the “Transactions”), the Company and its various operating subsidiaries became wholly owned subsidiaries of NextNav Inc., with the equity holders of the Company and Spartacus’ stockholders becoming stockholders in NextNav Inc.

While the legal acquirer in the Business Combination is Spartacus, for financial accounting and reporting purposes under GAAP the Company is deemed to be the accounting acquirer, with the Business Combination being accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of NextNav Inc. will represent the continuation of the financial statements of the Company in many respects. Under this method of accounting, Spartacus will be treated as the “acquired” company for financial reporting purposes.

Immediately after the consummation of the Business Combination, NextNav Inc.’s cash balance increased by approximately $104.2 million, predominantly derived from the PIPE Financing (defined below) and the cash from Spartacus’ trust account, after giving effect to the redemption of Spartacus’ public shares, transaction fees and fully paying off the Company’s debt facility (as further discussed below). Immediately before the closing of the Business Combination, Spartacus issued and sold in a private placement an aggregate of 20.5 million shares of its Class A common stock at $10.00 per share (the “PIPE Financing “).

Pursuant to the Merger Agreement, the aggregate consideration paid in the Transactions to the Company’s equity holders consisted of 67,419,627 shares of NextNav Inc.’s common stock, a warrant to purchase 4,320,133 shares of NextNav Inc.’s common stock, and options for units in the Company were converted by their terms into options to purchase 1,968,861 shares of NextNav Inc.’s common stock.

NEXTNAV HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements
(Unaudited)

9. Subsequent Events (cont.)

Upon consummation of the Business Combination, AT&T elected to exchange its Vendor Warrants in the Company for a new warrant to purchase 4,320,133 shares of common stock in NextNav Inc. at an exercise price of $0.01 (the “Public Warrant”) and the outstanding Financing Warrants were exercised by the holders and immediately converted to common stock in NextNav Inc.

In connection with the Business Combination, the Company used a portion of the post-Business Combination proceeds to pay the outstanding balance at October 28, 2021 of $96.8 million on the Financing Agreement, which represented the full outstanding principal, accrued cash interest and PIK interest, and other applicable fees.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of NextNav Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NextNav Holdings LLC (the Company) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in preferred interests and members’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes, (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young, LLP

We have served as the Company’s auditor since 2012.

Tysons, Virginia

June 25, 2021

NextNav Holdings, LLC
Consolidated Balance Sheets

	December 31
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$8,669	$14,481
Restricted cash	5,000	—
Commitment fee asset	610	3,795
Other current assets	3,791	914
Total current assets	18,070	19,190

Network under construction	16,828	16,464
Property and equipment, net	5,706	45
Intangible assets	4,144	3,467
Other assets	154	128
Total assets	$44,902	$39,294

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$680	$837
Accrued expenses and other current liabilities	3,561	8,729
Deferred revenue	—	14
Total current liabilities	4,241	9,580

Warrants	101,325	3,531
Senior secured loan	58,871	15,832
Other long-term liabilities	1,239	1,174
Total liabilities	165,676	30,117

Preferred Interests:
Class C Convertible Preferred Units, authorized 13,400,000 units; 13,361,628 units issued and outstanding at December 31, 2020 and 2019, aggregate liquidation preference of $11,879,116 and $11,359,921 outstanding at December 31, 2020 and 2019, respectively	11,879	11,360
Class D Convertible Preferred Units, authorized 94,550,000 units; 71,338,498 units issued and outstanding at December 31, 2020 and 2019, aggregate liquidation preference of $357,724,977 and $325,171,745 outstanding at December 31, 2020 and 2019, respectively	357,725	325,172
Total preferred interests	369,604	336,532

Members’ deficit:
Class A Common Units, authorized 128,508,093 units; 10,753,375 units and 10,741,375 units issued and outstanding at December 31, 2020 and 2019, respectively	2	1
Class B-1 Common Units, authorized 5,199,202 units; 5,162,816 units and 5,174,897 units issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Class B-2 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at December 31, 2020 and 2019	—	—
Class B-3 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at December 31, 2020 and 2019	—	—
Class B-4 Common Units, authorized 4,500,000 units; 4,483,971 and 0 units issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(96)	(84)
Accumulated deficit	(490,284)	(327,272)
Total members’ deficit	(490,378)	(327,355)
Total liabilities, preferred interests, and members’ deficit	$44,902	$39,294

See accompanying notes.

NextNav Holdings, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31
	2020	2019
	(In Thousands)
Revenue	$569	$164
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	7,770	5,687
Research and development	8,777	6,615
Selling, general and administrative	13,256	5,055
Depreciation and amortization	235	88
Total operating expenses	30,038	17,445
Operating loss	(29,469)	(17,281)
Other income (expense):
Interest expense	(10,037)	(2,960)
Change in fair value of derivative	—	1,918
Change in fair value of warrants	(97,604)	—
Other (loss) income, net	(188)	40
Loss before income taxes	(137,298)	(18,283)
Provision for income taxes	(38)	(19)
Net loss	$(137,336)	$(18,302)
Foreign currency translation adjustment	12	13
Comprehensive loss	$(137,324)	$(18,289)
Net loss	$(137,336)	$(18,302)
Change in redemption value of preferred interests	(33,072)	(80,468)
Net loss attributable to common unit holders	$(170,408)	$(98,770)
Weighted average of shares outstanding – basic and diluted	16,853	15,742
Net loss attributable to common unit holder per share – basic and diluted	$(10.11)	$(6.27)

See accompanying notes.

NextNav Holdings, LLC
Consolidated Statements of Changes in PREFERRED INTERESTS AND
Members’ DEFICIT

	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2018	13,361,628	$10,520	63,218,089	$244,759	$255,279	10,733,375	$1	5,274,202	$—	250,000	$—	250,000	$—	—	$—	$—	$(246,799)	$(71)	$(246,869)
Exercise of Common Unit options	—	—	—	—	—	8,000	—	—	—	—	—	—	—	—	—	$4	—	—	$4
Cancellation of Common Units	—	—	—	—	—	—	—	(99,305)	—	—	—	—	—	—	—	—	—	—	—
Issuance of Preferred Class D Units in exchange for debt extinguishment (net of issuance costs)	—	—	8,120,409	$785	$785	—	—	—	—	—	—	—	—	—	—	$17,759	—	—	$17,759
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$70	—	—	$70
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$464	—	—	$464
Change in Redemption Value	—	$840	—	$79,628	$80,468	—	—	—	—	—	—	—	—	—	—	$(18,297)	$(62,171)	—	$(80,468)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(18,302)	—	$(18,302)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(13)	$(13)
Balance, December 31, 2019	13,361,628	$11,360	71,338,498	$325,172	$336,532	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(327,272)	$(84)	$(327,355)
Exercise of Common Unit options	—	—	—	—	—	12,000	$1	—	—	—	—	—	—	—	—	$2	—	—	$3
Cancellation Common Units	—	—	—	—	—	—	—	(4,356,299)	—	(250,000)	—	(250,000)	—	—	—	—	—	—	—
Issuance of Common Units	—	—	—	—	—	—	—	4,344,218	—	250,000	—	250,000	—	4,483,971	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$7,363	—	—	$7,363
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$31	—	—	$31
Change in Redemption Value	—	$519	—	$32,553	$33,072	—	—	—	—	—	—	—	—	—	—	$(7,396)	$(25,676)	—	$(33,072)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(137,336)	—	$(137,336)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(12)	$(12)
Balance, December 31, 2020	13,361,628	$11,879	71,338,498	$357,725	$369,604	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(490,284)	$(96)	$(490,378)

See accompanying notes.

NextNav Holdings, LLC
Consolidated Statements of Cash Flows

	Year Ended December 31
	2020	2019
	(In Thousands)
Operating activities
Net loss	$(137,336)	$(18,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	235	88
Equity-based compensation	7,363	70
Change in fair value of warrants	97,604	—
Change in fair value of derivative	—	(1,918)
Gain on extinguishment of debt	—	(18)
Asset retirement obligation accretion	71	27
Amortization of debt issuance costs and discount	748	1,485
Accrued payment in kind (PIK) interest on debt	3,554	1,331
Fixed asset write-off	259	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(860)	187
Deferred revenue	(14)	6
Accounts payable	(157)	520
Accrued expenses and other liabilities	128	1,009
Net cash used in operating activities	(28,405)	(15,515)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(6,419)	(59)
Purchase of internal use software	(759)	—
Cash used in investing activities	(7,178)	(59)

Financing activities
Proceeds from convertible notes, net	—	7,022
Proceeds from senior secured loan	40,307	23,635
Senior secured loan issuance costs	(5,539)	(2,857)
Convertible note repayment	—	(3,800)
Proceeds from exercise of Class A unit options	3	4
Net cash provided by financing activities	34,771	24,004
Effect of exchange rates on cash, cash equivalents and restricted cash	—	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(812)	8,429
Cash, cash equivalents and restricted cash at beginning of period	14,481	6,052
Cash, cash equivalents and restricted cash at end of period	13,669	14,481

Non-cash financing information
Settlement of notes payable for Class D preferred shares	—	(18,544)
Financing costs accrued but not paid	—	(5,378)
Issuance of warrants	(222)	(3,531)

See accompanying notes.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business

Principal Business

NextNav Holdings, LLC and its consolidated subsidiaries, (collectively “NextNav” or “the Company”) was formed as a limited liability company under the laws of the state of Delaware in December 2007 and is headquartered in McLean, Virginia. NextNav shall continue in existence until written agreement of (i) the Company’s Board of Directors, (ii) the members holding a majority of the Common Units, and (iii) the members holding a majority of the Preferred Units, or through judicial dissolution. The rights and obligations of the members are contained in the Company’s Sixth Amended and Restated Operating Agreement dated December 2019 (“the Operating Agreement”) and amendments thereof.

NextNav delivers next generation positioning, navigation and timing (“PNT”) solutions through network-based solutions. The Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. The TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS through a network of specialized wide area location transmitters that broadcasts an encrypted PNT signal on a licensed 900 MHz spectrum.

NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses from operations and has primarily relied upon debt and equity financings to fund its cash requirements.

Summary of Significant Accounting Policies

Segments

NextNav operates as one operating segment. NextNav’s chief operating decision maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance and allocating resources. Substantially all long-lived tangible assets are located in the United States.

For the year ended December 31, 2020, three customers accounted for 53%, 27%, and 18% of total revenue. For the year ended December 31, 2019, one customer accounted for 93% of total revenue.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the Consolidated Balance Sheet date. Operating accounts are translated at an average rate of exchange for the respective accounting periods. Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive loss. Transaction gains and losses reflected in the functional currencies are charged to income or expense at the time of the transaction.

Net transaction gains (losses) from foreign currency contracts recorded in the consolidated statements of comprehensive loss were immaterial for the fiscal years ended December 31, 2020 and 2019. The only components of other comprehensive loss are currency translation adjustments for all periods presented. No income tax expense was allocated to the currency translation adjustments.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks and highly liquid investments with an original maturity of three months or less when purchased.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

Restricted Cash

Restricted cash represents deposits held in escrow in exchange for a letter of credit. The obligation under the letter of credit was satisfied subsequent to December 31, 2020 and the restriction has since been removed.

Property and Equipment and Network under Construction

Property and equipment and network under construction are recorded at cost, net of accumulated depreciation. Interest is capitalized during the construction phase of network capital projects. Employee-related costs for construction of network assets are also capitalized during the construction phase. Expenditures for maintenance and repairs that do not materially extend the useful lives of property and equipment are charged to Cost of Goods Sold (“COGS”) as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is included in the Consolidated Statements of Comprehensive Loss.

NextNav records asset retirement obligations associated with the contractually required removal of property and equipment assets from leased properties. When an asset retirement obligation is identified, NextNav records the fair value of the obligation discounted at present value as a liability. The fair value of the obligation is also capitalized as property and equipment, which is amortized over the estimated remaining useful life of the associated asset. Accretion expense on the liability is recognized over the estimated life of the related assets.

Asset retirement obligations for the years ended December 31, 2020 and 2019 are:

	Year Ended December 31,
	(in thousands)
	2020	2019 Restated
Beginning Balance	$501	$474
Liabilities incurred	55	—
Liabilities settled	(37)	—
Accretion	71	27
Ending Balance	$590	$501

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Network under construction	5–10 years upon being placed into production
Office equipment and furniture	2–5 years
Leasehold improvements	Shorter of the useful life or lease term

Software Development Costs

Research and development costs to develop software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrent with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the Consolidated Statements of Comprehensive Loss.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in intangible assets in the Consolidated Balance Sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. In 2020, we

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

capitalized $0.7 million of development costs related to internal use software. No costs were capitalized in 2019 related to internal use software. Internal use software is amortized over a 3 year useful life. Amortization was $63 thousand for the year ended December 31, 2020. There was no amortization expense for 2019.

Long Lived Assets

NextNav’s property and equipment and network under construction are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, impairment is determined by comparing the carrying value of these long-lived assets to management’s probability weighted estimate of the future undiscounted cash flows expected to result from the use of the asset or asset group. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset group.

Revenue

NextNav derives its revenue from indoor and dense-urban positioning technology, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology.

NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, payment terms are determined and collection of consideration is probable.

The Company sells software licenses and services through arrangements that may bundle software, equipment, and other services. When the Company determines that it has separate distinct performance obligations, the Company allocates the bundled contract price among the various performance obligations based on each deliverable’s stand-alone selling price. If the stand-alone selling price is not directly observable, the Company estimates the amount to be allocated for each performance obligation based on observable market transactions. When the Company determines the performance obligations are not distinct, the Company recognizes revenue on a combined basis as the obligation is satisfied. To the extent the Company’s contracts include variable consideration, the transaction price includes both fixed and variable consideration. The variable consideration contained within the Company’s contracts with customers may include discounts, credits and other similar items. When a contract includes variable consideration, the Company evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Company includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

NextNav recognizes equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment. Customers do not have rights of return without prior consent from NextNav. Revenue pursuant to licensing agreements for NextNav’s technology represent performance obligations that are satisfied over time. NextNav recognizes support services ratably over the periods in which the services are provided; the related costs are expensed as incurred.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and deferred revenue on the Consolidated Balance Sheets. The Company bills amounts under its agreed-upon contractual terms at periodic intervals for services, upon shipment for equipment, or upon achievement of contractual milestones or as work progresses. Billing may occur subsequent to revenue recognition, resulting in accounts receivable. The Company may also receive payments from customers before revenue is recognized, resulting in deferred revenue.

NextNav recognized revenue under two customer contracts in 2019 and four in 2020.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The following table presents the Company’s revenue disaggregated by category and source (in thousands):

	Year Ended December 31,
	2020	2019
	(in thousands)
Government contracts	$416	$152
Equipment sales	113	12
Other	40	—
Total revenue	$569	$164

As of December 31, 2020, revenues expected to be recognized in the future related to performance obligations that are unsatisfied for non-cancellable contracts is $303 thousand. The Company expects to recognize this revenue in 2021.

Cost of Goods Sold

Cost of Goods Sold (“COGS”) consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our operations and manufacturing teams. COGS also includes expenses for site leases, cost of equipment, and professional services related to the installation and maintenance of the equipment at each leased site.

Research and Development Costs

Research and development costs are expensed as incurred and primarily include the compensation and benefits costs incurred to develop NextNav’s first-generation beacon hardware and software, the TerraPoiNT service and the Pinnacle service.

Equity-Based Compensation

NextNav incurs equity-based compensation pursuant to units issued to employees and service providers under the 2011 Units Option and Profits Interest Plan, amended in 2020. Measurement of equity-based compensation with employees is based on the estimated grant date fair value of the equity instruments issued. NextNav recognizes equity-based compensation on a straight-line basis over the requisite service period of the grant, which is generally equal to the vesting period. NextNav accounts for forfeitures as they occur.

Basic and Diluted Net Loss per Common Unit

Basic loss per unit (“EPU”) excludes dilution for common unit equivalents and is computed by dividing net loss available to common unit holders by the weighted-average number of common units outstanding for the period. Diluted EPU is based on the weighted-average number of units of common stock outstanding during each period, adjusted for the effect of dilutive common unit equivalents.

Restricted units are included in the computation of basic EPU as they vest and are included in diluted EPU, to the extent they are dilutive, determined using the treasury stock method.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The determination of the diluted weighted average shares is included in the following calculation of EPU:

	Year Ended December 31,
	2020	2019
	(in thousands)
Numerator
Net loss	$137,336	$18,302
Less cumulative change in redemption value of temporary equity	33,072	80,468
Net loss attributable to common unitholders	170,408	98,770

Denominator
Weighted average units – basic and diluted	16,853	15,742

Basic and diluted loss per unit	$10.11	$6.27

The following details anti-dilutive unvested restricted units, as well as the anti-dilutive effects of stock options and preferred units outstanding:

Antidilutive Units Excluded	December 31,
	2020	2019
	(in thousands)
Warrants	53,209	50,792
Options	2,024	2,302
Restricted stock units	484	504
Preferred units	84,700	84,700

Income Taxes

NextNav is a limited liability company, organized as a partnership, and as such, NextNav is generally not subject to federal, state or local income tax directly. Rather, each member is subject to income taxation based on the member’s portion of NextNav’s income or loss. NextNav’s non-operating subsidiary, Commlabs, is taxed as a U.S. corporation. NextNav’s Indian subsidiary, Commlabs Technology Centre Pvt. Ltd. (“Commlabs India”), is taxed as a corporation in India and, as such, is subject to Indian entity-level income tax.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Valuation allowances are recorded against deferred tax assets when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in evaluating whether it is more likely than not that deferred tax assets will be realized.

NextNav determines whether a tax position is more likely than not to be sustained upon examination based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. NextNav adjusts its estimated liabilities for uncertain tax positions periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations.

NextNav has not been assessed interest or penalties by taxing jurisdictions. In the event NextNav is assessed interest and/or penalties, those costs will be classified in the consolidated statements of comprehensive loss as income tax expense, when it is more likely than not it will be incurred.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The U.S. Federal jurisdiction and the State of California are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities and for the Company’s tax returns from years 2017 to 2020 remain subject to examination by tax authorities.

Indefinite-Lived Intangible assets

NextNav holds wireless Multilateration Location and Monitoring Service (“LMS”) licenses. Certain general regulatory requirements apply to all licensed wireless spectrum, including, for example, certain build-out or “substantial service” requirements, which generally must be satisfied as a condition to the license. NextNav is actively engaged in either meeting such requirements currently or seeking an extension of such requirements from the Federal Communications Commission (“FCC”) for each of its LMS licenses. Although licenses are issued by the FCC for only a fixed time, ten years, such licenses are subject to renewal by the FCC, based on the achievement of certain milestones and a finding that such renewal would serve the public interest. Upon renewal, the licenses are granted for additional ten-year periods. All of NextNav’s licenses are up for renewal at the same time. Renewal of NextNav’s licenses has occurred previously and at nominal cost. As a result, NextNav treats its wireless LMS spectrum licenses as an indefinite-lived intangible asset. NextNav reevaluates the useful life determination for wireless licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Costs incurred to maintain the FCC licenses are recorded in operating expenses.

NextNav assesses indefinite-lived intangible assets for potential impairment annually as of October 1 or during the year if an event or other circumstance indicates that NextNav may not be able to recover the carrying amount of the asset. In evaluating indefinite-lived intangible assets for impairment, NextNav first assesses qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If NextNav concludes that it is not more likely than not that the fair value of the asset is less than its carrying value, then no further testing is required. However, if NextNav concludes that it is more likely than not that the fair value of the asset is less than its carrying value, then NextNav performs a two-step impairment test to identify potential impairment and measures the amount of impairment it will recognize, if any.

Based on its qualitative assessment performed for the years ended December 31, 2020 and 2019, NextNav concluded that it was not more likely than not that the fair value of its indefinite-lived asset is less than its carrying amount, and as such, no impairment exists.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period and accompanying notes including those related to the useful lives and recoverability of long-lived and intangible assets, valuation of warrants for preferred and common units, valuation of embedded derivatives, income taxes and equity-based compensation, among others. NextNav bases estimates on historical experience, anticipated results and various other assumptions, including assumptions of future events, it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities, equity, revenue and expenses, that are not readily apparent from other sources. Actual results and outcomes could differ materially from these estimates and assumptions.

Adopted Accounting Pronouncements

Effective January 1, 2020, NextNav adopted ASU 2019-08 Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

Payable to a Customer Provides guidance specific to the recognition of share-based consideration payable to a customer. Adoption of ASU 2019-08 did not have a material impact on NextNav’s consolidated financial statements and related disclosures and no cumulative adjustment was recorded.

Recent Accounting Developments Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize lease assets and lease liabilities on the Consolidated Balance Sheet for those leases classified as operating leases under current U.S. GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the Consolidated Balance Sheet. The new guidance also requires qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company’s fiscal year beginning January 1, 2022, with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently assessing the impact of the new standard on its financial statements, but anticipates a material increase in assets and liabilities due to the recognition of the required right-of-use asset and corresponding lease liability for all lease obligations that are currently classified as operating leases, such as real estate leases for corporate headquarters and site/shelter leases, as well as additional disclosure on all its lease obligations. The Consolidated Statement of Comprehensive Loss recognition of lease expense is not expected to significantly change from the current methodology.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company is continuing to assess the potential impacts of ASU 2016-13 on its financial statements.

2. AT&T Agreement

In October 2019, NextNav entered in a series of agreements with AT&T Services, Inc. and certain of its affiliates (“AT&T”) including an equipment agreement, a service agreement, and a warrant agreement (the “AT&T Agreements”). The AT&T Agreements provide for: (i) AT&T’s marketing and resale of services to FirstNet® subscribers and certain pricing requirements for our software development kits (“SDK”) based on the quantity of usage, revenue sharing, compliance with data rights and privacy, and support requirements; and (ii) AT&T hosting of weather measurement equipment for altitude determination at AT&T sites, at no recurring cost to NextNav for a 7-year lease term. The AT&T Agreements represent a single transaction, as they were all entered into at the same time and in contemplation of each other.

NextNav’s obligations to AT&T under the AT&T Agreements include providing certain equipment to AT&T in exchange for $2 thousand in cash consideration. NextNav has provided AT&T with certain intellectual property and transition support rights in the event NextNav is unable to continue providing services to AT&T, have significant service outages, or engage in transactions with certain persons. NextNav has also provided AT&T warrants to purchase Class D Redeemable Preferred Units, with a participation right to receive additional warrants to purchase Class D Redeemable Preferred Units and Class A Common Units (collectively the “AT&T Warrants”). Under the terms of the AT&T Agreements, there are no current obligations for NextNav to provide any licenses or other services to AT&T until they are requested by AT&T.

The equipment provided to AT&T is installed on real estate owned or leased by AT&T. NextNav’s exclusive right to access, use and manage the equipment for 7 years (subject to earlier termination after 3 years in certain circumstances) represents continuing involvement in real estate, and NextNav recognized the failed sale-leaseback under the financing method with the $4.7 million of equipment provided to AT&T recorded within property & equipment on the Consolidated Balance Sheet as of December 31, 2020. There were no related amounts recorded as of December 31, 2019, as NextNav purchased the equipment and provided it to AT&T in 2020.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

2. AT&T Agreement (cont.)

The hosting of the equipment at AT&T sites represents an operating lease. The minimum lease payments are comprised of two components, $5.0 million in cash paid to AT&T and the fair value of the AT&T Warrants at lease inception. The minimum lease payments incurred prior to lease commencement are recognized as prepaid rent and upon lease commencement are recognized as rent expense over the term of the lease on a straight-line basis. The AT&T Warrants are subject to certain vesting conditions including build-out of the network and execution of certain future service agreements. Additional lease expense associated with these warrants is recognized in the period that vesting becomes probable.

The AT&T Warrants, granted in October 2019, provided AT&T with the right to purchase 21,221,299 Class D Redeemable Preferred Units at an exercise price of $2.89 per unit. In December 2019, in accordance with the participation right in the AT&T Warrants, in conjunction with the execution of the Fortress Financing Agreement and the conversion of the 2018 Notes and 2019 Notes to Class D Redeemable Preferred Units (see Note 5), AT&T was granted additional warrants to purchase 1,910,158 Class D Redeemable Preferred Units under the same terms as the October 2019 warrants and 6,947,447 Class A Common Units under the same terms as the warrants issued in conjunction with the Fortress Financing Agreement (see Note 5), with the exception of the vesting terms. AT&T was granted an additional 468,678 warrants to purchase Class A Common Units in January 2020 in accordance with the participation right. All warrants granted to AT&T vest and are exercisable upon achievement of certain milestones. As of December 31, 2020 and 2019, 60% of the AT&T Warrants had vested.

The AT&T Class D Redeemable Preferred Warrants expire ten years from the date of issuance or the business day immediately prior to the date of an initial public offering of NextNav. The AT&T Class D Redeemable Preferred Warrants are liability-classified awards as they were issued to AT&T in exchange for goods and services and the AT&T Class D Redeemable Preferred Units allow for the redemption of the Class D Redeemable Preferred Units upon request of 66.6% of the Class D Preferred Unitholders which is outside the Company’s control. The fair value of the vested AT&T Class D Redeemable Preferred Warrants was $5 thousand at December 31, 2019 and $11 million at December 31, 2020.

The AT&T Class A Common Warrants expire on the earlier of twenty years from the date of issuance or the business day immediately prior to the date of an initial public offering of NextNav and have a redemption feature consistent with the warrants described in Note 5. The fair value of this liability at December 31, 2020 was de minimis. The non-callable portion of the AT&T Class A Common Warrants have no redemption features outside the control of NextNav, the underlying shares are not classified as liabilities, and there are no contingent events that are probable of occurring which would allow NextNav to settle the awards for cash or other assets. Accordingly, the AT&T Class A Common Warrants are classified in equity. The grant date fair value of the AT&T Class A Common Warrants was $774 thousand.

NextNav assessed the fair value of the AT&T Class D Redeemable Preferred Warrants at December 31, 2020 and 2019 and the grant-date fair value of the non-callable AT&T Class A Common Warrants. To determine the fair value of the warrants, NextNav used a third-party valuation firm to calculate NextNav’s overall equity value as determined by discounted cash flow and guideline public company methodologies. NextNav used a Black-Scholes option-pricing model, utilizing certain assumptions to allocate the equity value to the AT&T Class D Redeemable Preferred Warrants and the AT&T Class A Common Warrants. The following table shows the assumptions used:

	December 31, 2020	December 31, 2019
OPM Inputs/Assumptions	Values	Values
Equity Value	$525,034,000	20,369,000
Holding Period/Term (years)	3.00	5.00
Volatility	59.50%	51.00%
Risk-Free Rate	0.17%	1.67%
Discount for Lack of Marketability	10.0%	9.5%

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

3. Property, Equipment, Network Under Construction, and Software

Property and equipment consisted of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Network under construction	$16,828	$16,464
Office equipment, furniture, and leasehold improvements	1,201	1,155
AT&T network	5,767	—
Accumulated depreciation	(1,262)	(1,110)

Property and equipment, net	$5,706	$45

Depreciation expense on property and equipment was $183 thousand and $86 thousand for the years ended December 31, 2020 and 2019, respectively.

Network under construction consisted of a tower and rooftop network of beacons with total balances of $16.8 million and $16.5 million as of December 31, 2020 and 2019, respectively. There was no depreciation expense on network under construction in 2020 or 2019. A loss on disposal of equipment of $182 thousand and $77 thousand was recorded in research and development and COGS, respectively, for the year ended December 31, 2020. No impairment was recorded for the years ended December 31, 2020 or 2019.

Capitalized software and expected amortization consists of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Software	2,172	$1,425
Accumulated Amortization	(1,494)	(1,425)
Software Intangible, net	678	—
Future amortization is expected as follows:
For the twelve months ending December 31, 2021	256
For the twelve months ending December 31, 2022	241
For the twelve months ending December 31, 2023	181

4. Accrued Liabilities

Accrued liabilities consist of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Accrued bonus	$702	$1,955
Accrued salary and other employee liabilities	625	428
Accrued accounts payable	968	6,210
Accrued cash interest and unfunded fees	1,068	—
Other accrued liabilities	198	136
	$3,561	$8,729

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

5. Debt

Debt consists of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Senior secured loan, principal	$63,964	$23,683
Senior secured loan, paid-in-kind interest	3,554	—
Less unamortized discount and debt issuance costs	(8,647)	(7,851)
	$58,871	$15,832

Convertible Bridge Notes

In 2018, NextNav issued general, unsecured convertible bridge notes (“the 2018 Notes”) totaling $14 million to related parties bearing interest at the rate of 8% per annum. In 2019, NextNav issued general, unsecured convertible bridge notes (“the 2019 Notes”) totaling $7 million to related parties bearing interest at the rate of 8% per annum.

The 2018 and 2019 Notes contained a mandatory conversion feature in the event of a Qualified Equity Financing of not less than $35 million and a per share price of not less than $3. The equity securities issued to the holders of the 2018 Notes shall be on the same terms and conditions as given to such other investors in the Qualified Equity Financing except that the equity securities issued under the 2018 Notes will have a two times preference amount and shall convert at discounts of either 15 or 25 percent. The equity securities issued to the holders of the 2019 Notes shall be on the same terms and conditions as given to such other investors in the Qualified Equity Financing except that the equity securities issued under the 2019 Notes will have a four times preference amount and shall convert at a discount of 25 percent.

The mandatory and optional conversion features embedded in the 2018 and 2019 Notes were bifurcated, valued and recorded as liabilities totaling $1.6 million at issuance in 2018 and $0.7 million at issuance in 2019, respectively.

In December 2019, $18.8 million of the 2018 and 2019 Notes and accrued interest was converted into 8,120,409 shares of Series D Preferred Stock as a condition of a financing agreement entered into with Fortress Credit Corporation (“the Fortress Financing Agreement”). The Series D Preferred Stock issued had a fair value of $785 thousand on the date of issuance. Additionally, NextNav repaid the remaining 2018 and 2019 Notes and accrued interest totaling $3.9 million, extinguishing the debt. In conjunction with the conversion and repayment of all the outstanding convertible bridge notes, the associated embedded derivative was settled. The value of the embedded derivative was $2.3 million at issuance and $0.4 million at the time of extinguishment resulting in a gain of $1.9 million in the Consolidated Statement of Comprehensive Loss for the year ended December 31, 2019.

The remaining $3.8 million of 2019 Notes were mandatorily convertible into loan commitments under the Fortress Financing Agreement in amounts equal to the outstanding principal and accrued interest. These Notes and accrued interest were repaid in December 2019 and the Fortress Financing Agreement was amended in January 2020 to reflect the conversion of the Notes into loan commitments under the Fortress Financing Agreement. Loans and warrants issued pursuant to the conversion of these Notes were made on the same economic terms and conditions, including with respect to priority and security, as those given to Fortress.

The Fortress Financing Agreement

In December 2019, NextNav entered into the Fortress Financing Agreement under which NextNav may borrow up to $100 million through a senior secured loan facility. An amendment to the agreement was entered into in January 2020, under which, related party investors were added as new lenders bringing the total commitment under the Fortress Financing Agreement from $100 million to $105.3 million, $65 million of which is available to fund operations of NextNav with the rest available to fund costs incurred pursuant to the Fortress Financing

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

5. Debt (cont.)

Agreement, including legal and advisor costs, cash interest and paid-in-kind (“PIK”) interest. Debt issuance costs and debt discounts totaling $0.2 million and $6.8 million were incurred in 2020 and 2019, respectively. Additionally, the Company recorded a commitment fee asset of $1.4 million as of December 31, 2019. The Fortress Financing Agreement contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. Added to the reference rate and LIBOR loans, respectively, are applicable margins of 6% and 7%, respectively, resulting in combined interest and applicable margin rates of at least 12% per annum on all loans made pursuant to the Fortress Financing Agreement. The loan facility matures in December 2026, with repayment of all amounts due under the facility due at that time. The fair value of the loan is $59.1 million and $23.7 million at December 31, 2020 and December 31, 2019, respectively.

In connection with the Fortress Financing Agreement, NextNav issued warrants to purchase 2,135,092 and 31,649,484 shares of Class A Common Units in 2020 and 2019, respectively, at $0.01 per Unit. The fair value of the warrants issued in 2020 was $0.2 million and was recorded as a discount on debt. The fair value of the warrants issued in 2019 was $3.5 million of which, $1.1 million was recorded as a discount on debt and $2.4 million was recorded as a commitment fee asset

As of December 31, 2020 and 2019 NextNav had borrowed $63.9 million and $23.7 million, respectively, against the loan facility. The total commitment fee asset balance was $0.6 million and $3.8 million at December 31, 2020 and 2019, respectively. The Fortress Financing Agreement contains financial covenants which set annual limits on capital expenditures beginning in 2019 and all direct and indirect selling expense and general and administrative expense beginning in 2020 along with setting minimum revenue requirements beginning December 2021. The Company is currently in compliance with all debt covenants in effect as of December 31, 2020. All of the Company’s assets are pledged as collateral under the terms of the agreement.

6. Warrants and Warrant Liability

The Class A warrants issued in connection with the Fortress Financing Agreement were recorded as liabilities. 25% of the Units underlying the warrants may be repurchased by NextNav for $1 in total upon meeting all of its obligations and termination of all lender commitments under the terms of the Fortress Financing Agreement prior to the end of the term. Another 25% of the Units underlying the warrants may be cancelled if NextNav repays 150% of the loan balance under the Fortress Financing Agreement. The Redeemable Preferred warrants issued to AT&T were recorded as a liability.

7. Fair Value

NextNav uses observable and unobservable inputs to determine the value of its assets and liabilities recorded at fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities

•        Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

•        Level 3 — No observable pricing inputs in the market

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. NextNav’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. NextNav effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

7. Fair Value (cont.)

The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total
	(in thousands)
December 31, 2020
Warrants	—	—	$101,325	$101,325

December 31, 2019
Warrants	—	—	$3,531	$3,531

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due their short-term nature.

Level 3 Liabilities

The fair value of warrants issued to vendors and in connection with financing activities are measured quarterly using unobservable inputs, the most significant of which is the underlying value of NextNav’s equity value. The Company engaged a third-party valuation firm to assist with the fair value analysis of the warrants. The analysis used commonly accepted valuation methodologies and best practices to determine the fair value of the equity, in accordance with fair value standards and U.S. GAAP. NextNav uses a Black Scholes option pricing model, utilizing certain assumptions to allocate the equity value to the warrants at each reporting date. The following table shows the assumptions used:

	December 31, 2020	December 31, 2019
OPM Inputs/Assumptions	Values	Values
Equity Value	$525,034,000	20,369,000
Holding Period/Term (years)	3.00	5.00
Volatility	59.50%	51.00%
Risk-Free Rate	0.17%	1.67%
Discount for Lack of Marketability	10.0%	9.5%

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

Warrants:	(in thousands)
Balance as of January 1, 2020	$3,531
Issuance of warrants in connection with Fortress Financing Agreement	190
Fair value adjustment of outstanding warrants	97,604
Balance as of December 31, 2020	$101,325

8. Common Units and Convertible Preferred Units

As of December 31, 2020, NextNav had authorized 300,050,000 units (“Units”). Of the authorized units, 107,950,000 are designated as preferred, of which 13,400,000 are designated as Class C Redeemable Preferred Units and 94,550,000 are designated as Class D Redeemable Preferred Units. The remaining 192,100,000 authorized units are designated as Common Units, of which 128,508,093 are designated as Class A-1 Common Units, 5,199,202 are designated as Class B-1 Common Units, 250,000 are designated as Class B-2 Common Units, 250,000 are designated as Class B-3 Common Units, and 4,500,000 are designated as Class B-4 Common Units. The remainder of the Common Units (53,392,705) may be further designated as separate classes and series of common units by the NextNav board of directors (“the Board”) at its discretion.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

8. Common Units and Convertible Preferred Units (cont.)

Upon a liquidation event, in the absence of a conversion of the preferred units into common units, distributions are to be made in the following order of priority: the cumulative preferred return on the Class D Redeemable Preferred Units; the Class D Units and Class B-4 Common Preference Amount; the cumulative preferred return on the Class C Redeemable Preferred Units; the Class C Units Preference Amount; and, finally, proportionately to the holders of the Common Units (both Class A and B). Holders of the Class B Units will receive distributions only if the per-unit value exceeds the stated distribution hurdle for the Class B Units. If the preferred units have converted to common units, distributions will be made proportionately to the holders of common units with the exception that, for the Class B Units, the per-unit price must exceed the stated distribution hurdle. The Senior Secured Debt Warrant Holder and AT&T are entitled to participate on a pari passu and on an as-exercised basis with respect to the distributions made to any of the holders of the Preferred Units and Common Units irrespective of any preference.

Below is summary information of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (collectively, Preferred Units) rights.

Cumulative Preferred Return — Class C Redeemable Preferred Units and Class D Redeemable Preferred Units are entitled to cumulative preferred return whether or not declared at an annual rate of 8% and 10%, respectively. As of December 31, 2020 and 2019, the Class C Preferred Units had cumulative undeclared preferred returns of $6.0 million and $5.5 million, respectively. As of December 31, 2020 and 2019, the Class D Redeemable Preferred Units had cumulative undeclared preferred returns of $146.2 million and $113.6 million, respectively.

Conversion — Preferred Units are convertible to Class A Common Units at any time at the option of the holder based on a stated conversion ratio. The initial conversion ratio is one Preferred Unit for one Class A Common Unit. The conversion ratio is subject to certain adjustments as defined in NextNav’s Operating Agreement. Preferred Units will automatically convert into Class A Common Units upon (i) in the case of the Class D Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class D Redeemable Preferred Units or (ii) in the case of the Class C Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class C Redeemable Preferred Units or (iii) a Public Offering (as defined in the Operating Agreement) where gross proceeds are at least $75 million.

Voting — The holders of Preferred Units are entitled to the number of votes equal to the number of common units into which the shares of Preferred Units held by each holder are then convertible. In addition, certain actions require the affirmative approval of 66 2/3% of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (each voting as a separate class), including liquidation or dissolution of NextNav, creation of a senior class of units, payment of preferred return, increasing the authorized number of Common or Preferred Units, or amendment of NextNav’s operating agreement.

Redemption — The Class C Redeemable Preferred Units are redeemable by NextNav, at the request of the majority of the then-outstanding Class C Redeemable Preferred Unit holders, over a three-year period commencing on or after the date upon which no Class D Redeemable Preferred Units are outstanding, at a per unit price of $0.44, plus any accrued and unpaid preferred return, whether or not declared. The Class D Redeemable Preferred Units are redeemable by NextNav, at the request of the holders of 66 2/3% of the then-outstanding Class D Redeemable Preferred Unit holders, over a three-year period commencing on or after the later of September 1, 2021 and the date that is 91 days after the earlier of December 27, 2026 and the date upon which the Company’ obligations under the Fortress Financing Agreement are satisfied in full, provided that in either case neither a qualified offering or a capital transaction has occurred prior to such request, at a per unit price of $2.13 for units issued in 2012, $2.56 for units issued in 2014, $2.89 for units issued in September 2016, and $5.78 and $11.56 for units issued in December 2019, plus any accrued and unpaid preferred return, whether or not declared.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

8. Common Units and Convertible Preferred Units (cont.)

NextNav classifies preferred units that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within NextNav’s control, as temporary equity. Given the redemption rights contained within the Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units, NextNav accounts for the outstanding preferred units as temporary equity in the Consolidated Balance Sheets. Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units are initially recorded at fair value, net of transaction costs, at issuance. At each reporting period, the carrying amount is adjusted to equal what the redemption amount would be as if redemption were to occur at the reporting date. The recorded redemption values ($11.9 million and $11.4 million at December 31, 2020 and December 31, 2019, respectively for Class C Redeemable Preferred Units and $357.7 million and $325.2 million at December 31, 2020 and December 31, 2019, respectively for Class D Redeemable Preferred Units) include accrued but undeclared dividends.

9. Equity-Based Compensation

NextNav Equity-Based Compensation Plans

NextNav adopted the 2011 Unit Option and Profit Interest Plan, amended in 2020 (“Incentive Plan”) for the purpose of granting options, profit interests and common equity units with 21.4 million common units currently authorized for issuance.

Unit Awards

NextNav issues three types of equity instruments under the plan:

•        Unit Options — These Unit Awards are granted with strike prices set at fair value on the date of grant, vesting periods of various lengths, but generally over four years, and contractual lives of 10 years.

•        Profit Interests Units (“Profit Interests”) — These Unit Awards are granted with profit hurdles set at fair value on the date of grant with vesting periods of various lengths, but generally over four years.

•        Series B-4 Units Restricted Units (“B-4s”) — These Unit Awards are granted at fair value on the date of grant, the majority of which are fully vested on the grant date.

On October 21, 2020 (“Modification Date”), NextNav modified the terms for Unit Options and Profit Interests outstanding for current employees and service providers. The modifications to the terms of the Unit Options consisted of reducing the exercise price for Unit Options with remaining contractual lives of at least 7 years. Unit Options with remaining contractual lives of less than 7 years were cancelled and re-granted with 10 year contractual lives and the exercise price was lowered. Further, the modifications to the Profit Interests consisted of lowering the hurdle. No other terms were changed. The modifications resulted in the options to 31 grantees being cancelled and re-granted with a reduced exercise price. Profit hurdles were reduced for 19 Profit Interest holders. The incremental compensation cost resulting from the modifications was $1.5 million.

Unit Options

The fair value of each employee award is estimated on the measurement date using the Black-Scholes option pricing model. NextNav records forfeitures at the time of occurrence.

The Black-Scholes option pricing model requires NextNav to make certain assumptions, including the fair value of the underlying units, the expected term, the expected volatility, the risk-free interest rate, and the dividend yield. The expected term of option awards is calculated as the midpoint between the vesting date and the end of the contractual term. Historical data is not sufficient to reasonably estimate the expected term of new grants. The expected dividend rate of zero is based on the fact that NextNav has not historically paid and does not expect to pay a dividend on its Class A Common Units. The risk-free interest rate was based on U.S. Treasury yields for securities with similar terms. Volatility was calculated based on the trading prices for a group of comparable public companies.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

Assumptions used in determining the fair value of Unit Options issued each year are as follows:

	Year Ended December 31
	2020	2019
Expected volatility	59.50%	55.00%
Expected term (years)	6.25	6.25
Expected dividends	None	None
Risk-free rate	0.65%	1.3%–3.1%

Activity under the plan is as follows:

	Options to Acquire Units	Weighted Average Exercise Price per Unit	Aggregate Intrinsic Value
	(in thousands, except per unit data)
Options outstanding at December 31, 2019	2,578	$1.32	$—
Granted	5,478	0.10
Cancelled	(2,422)	1.27
Exercised	(12)	0.28

Options outstanding at December 31, 2020	5,622	$0.15	$6,481

Options exercisable at December 31, 2020	1,990	$0.23	$2,205

The weighted average remaining life of Unit Options exercisable and expected to vest as of December 31, 2020, was 9.66 years. The weighted average remaining life of Unit Options exercisable as of December 31, 2020, was 9.47 years.

The weighted average grant date fair value of Unit Options granted during the years ended December 31, 2020 and 2019 was $1.19 and $0, respectively. The intrinsic value of Unit Options exercised during the years ended December 31, 2020 and 2019, was $12 thousand and $0, respectively. The total fair value of options vested during the years ended December 31, 2020 and 2019, was $2.2 million and $97 thousand, respectively.

Weighted average grant date fair value under the plan is as follows:

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Options nonvested at January 1, 2019	431	0.38
Options granted in 2019	34	—
Options vested in 2019	174	0.53
Options nonvested at December 31, 2019	247	0.21
Options granted in 2020	5,478	1.19
Options vested in 2020	1,878	1.17
Options nonvested at December 31, 2020	3,644	1.19

As of December 31, 2020, the total compensation cost related to nonvested awards not yet recognized was $4.1 million and the weighted-average period over which it is expected to be recognized was 3.64 years.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

Equity-based compensation expense of $974 thousand and $70 thousand related to the NextNav Unit Option equity awards was recognized during the years ended December 31, 2020 and 2019, respectively.

Profits Interest

NextNav has granted certain key employees and members of the Board Profits Interest. The Profits Interest entitle the holder to the economic rights available to Class B Common Units (“Profits Interest Unit”) under the Operating Agreement, subject to the following limitations: prior to the sale or liquidation of NextNav, such Profits Interest Units will participate in distributions by NextNav only to the extent that such distributions represent distributions of profit from operations as determined by the Board. In addition, upon any sale, liquidation, or other distribution of substantially all of the assets of NextNav, each Profits Interest Unit shall participate in proceeds from such transaction only to the extent the aggregate residual proceeds payable in connection with such transaction, liquidation, or distribution on Units of the same class and series exceed a dollar threshold per unit specified by the Board in the applicable grant notice (such threshold being referred to in the grant notice as the Distribution Hurdle).

The following table summarizes Profits Interest Unit activity during the year ended December 31, 2020:

	Profit Interest Units	Weighted Average Distribution Hurdle per Unit	Aggregate Intrinsic Value
	(in thousands, except per unit data)
Units outstanding at January 1, 2020	5,675	1.75	—
Granted	4,844	0.10
Cancelled	(4,856)	1.83

Units outstanding at December 31, 2020	5,663	0.26	5,923

Units vested at December 31, 2020	5,157	0.27	5,565

Weighted average grant date fair value under the plan is as follows:

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Units nonvested at January 1, 2019	810	$—
Units granted in 2019	—	—
Units vested in 2019	229	—
Units nonvested at December 31, 2019	482	—
Units granted in 2020	4,844	1.27
Units vested in 2020	5,011	1.27
Units nonvested at December 31, 2020	303	1.27

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

The table below reflects distribution hurdles per unit for Profits Interest Units outstanding:

	Distribution Hurdle	December 31,
		2020	2019
		(in thousands)
Class B-1 Common Units	0.10	4,345	—
Class B-1 Common Units	1.00	605	2,905
Class B-1 Common Units	2.00	164	1,561
Class B-1 Common Units	2.50	49	701
Class B-2 Common Units	0.10	250	—
Class B-3 Common Units	0.10	250	—
Class B-2 Common Units	3.38	—	250
Class B-3 Common Units	5.07	—	250
Total profit interests outstanding		5,663	5,667

Certain Profits Interest Unit grants were fully vested at the date of grant and others vest over a three or four year period, in each case subject to the continued employment or board service of the recipient.

The weighted average grant date fair value of Profits Interest Units granted during the years ended December 31, 2020 and 2019, was $1.27 and $0, respectively. The total fair value of units vested during the years ended December 31, 2020 and 2019, was $6.4 million and $0, respectively.

As of December 31, 2020, and 2019 the total compensation cost related to nonvested Profits Interest Units not yet recognized was $97 thousand and $0 respectively, and the weighted-average period over which it is expected to be recognized was 1.81 and 0 years, respectively.

Equity-based compensation expense of $859 thousand and $0 related to the NextNav Profit Interests awards was recognized during the years ended December 31, 2020 and 2019, respectively.

B-4 Restricted Common Units

The following table summarizes B-4 Restricted Common Units (“B-4s”) activity during the year ended December 31, 2020

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Units granted in 2020	4,484	1.28
Units vested in 2020	4,315	1.28
Units nonvested at December 31, 2020	169	1.28

The grant date fair value of B-4s granted during the year ended December 31, 2020 was $5.7 million. The total fair value of units vested upon grant and vested during the year ended December 31, 2020 was $5.5 million.

As of December 31, 2020, the total compensation cost related to B-4s not yet recognized was $211 thousand and the weighted-average period over which it is expected to be recognized was 1.81 years.

Equity-based compensation expense of $5.5 million related to the B-4s was recognized during the year ended December 31, 2020.

To determine the fair value of the Profits Interests and B-4s issued in 2020, the Company used a third-party valuation firm to calculate the Company’s equity value of $525 million as determined by discounted cash flow and

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

guideline public company valuation methodologies. A weighted average cost of capital of 38.0% was used in the discounted cash flow analysis. A multiple of 17.2x 2026 earnings before interest taxes depreciation and amortization (“EBITDA”) was utilized in the guideline public company analysis.

The Company used a related Black-Scholes Option Pricing Model, utilizing certain assumptions, such as the risk-free interest rate, term, dividends and volatility. The Company used a risk-free interest rate of 0.17% based on a 3-year term. The Company used a volatility of 59.5% based on comparable companies publicly traded common stock prices and the capital structure of the Company. The Company assumed no dividends as the Company has not historically paid dividends.

Total equity-based compensation expense by category:

	Year Ended December 31,
	2020	2019
	(in thousands)
Operations	$893	$16
Research and development	1,994	41
General and administrative	4,476	13
Total equity-based compensation	$7,363	$70

10. Commitments and Contingencies

Leases

NextNav leases office space under a non-cancellable lease as well as site leases for towers and shelters under operating leases related to its network under construction. Site leases are entered into throughout the United States under which NextNav receives the rights to install equipment used to transmit its services over its licensed spectrum. The site leases include options to extend or terminate the lease. NextNav establishes the number of renewal option periods used in determining the operating lease term based upon its assessment at the inception of the operating lease of the number of option periods for which failure to renew the lease imposes a penalty in such amount that renewal appears to be reasonably certain. The option to renew may be automatic, at the option of NextNav or mutually agreed to between the landlord and NextNav. Rent expense is recognized on a straight line basis over the over the operating lease term.

Monthly rent expense includes any site related utility payments or other fees such as administrative or up-front fees contained in the lease agreements that are determinable upon execution of the lease agreement.

The future minimum payments under these operating lease agreements are as follows (in thousands):

For the Twelve Months Ended December 31,	(in thousands)
2021	5,004
2022	2,881
2023	1,958
2024	1,016
Thereafter	1,430

During the years ended December 31, 2020 and 2019, rent expense was $3.8 million and $3.4 million, respectively.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

10. Commitments and Contingencies (cont.)

In the general course of business, The Company is involved in litigation and legal matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. The Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows. The Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows.

11. Income Taxes

The provision for income taxes of $38 thousand and $19 thousand for the years ended December 31, 2020 and 2019, respectively, relates to Commlabs India.

NextNav’s consolidated temporary differences comprised of net deferred tax assets, resulting from net operating loss (“NOL”) carryforwards from the operations of Commlabs prior to the formation of NextNav, are as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$1,861	$1,861
Less valuation allowance	(1,861)	(1,861)
Total	$—	$—

As of December 31, 2020, Commlabs had unused U.S. NOL carryforwards of approximately $7.3 million, which begin to expire in 2027.

12. Retirement Plan

NextNav sponsors a defined contribution benefit plan to provide retirement benefits for its employees. Participants may make voluntary contributions not to exceed maximum allowable contribution amounts. NextNav made discretionary contributions and matching contributions, totaling $0.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

13. Subsequent Events

The Company has completed an evaluation of all subsequent events through June 25, 2021, the date the financial statements were available to be issued to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. Except as disclosed below, the Company has concluded that no subsequent event has occurred that require disclosure.

In June of 2021, NextNav entered into an amendment to the Fortress Financing Agreement. Under the terms of the amendment, the amount available to fund operations of the NextNav was increased from $65 million to $80 million with the remainder available to fund costs incurred pursuant to the agreement, including legal and advisor costs and cash interest. The total amount committed under the agreement is unchanged at $105.3 million.

13,320,133 Shares of Common Stock issuable upon exercise of Warrants

95,816,105 Shares of Common Stock held by certain Selling Securityholders

9,000,000 Warrants to Purchase Common Stock

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Prospectus

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November 22, 2021